Exhibit 10.1

EXECUTION VERSION

CREDIT AGREEMENT

dated as of

January 2, 2008

among

RADIANT SYSTEMS, INC.,

The Lenders Party Hereto,

JPMORGAN CHASE BANK, N.A.,

as Administrative Agent

and

SUNTRUST BANK,

as Syndication Agent

J.P. MORGAN SECURITIES INC.,

as Sole Bookrunner and Sole Lead Arranger

i

ANNEXES

Annex A-1 – Revolving Credit Commitments
Annex A-2 – Term Commitments

SCHEDULES

Schedule 1.01A – Existing Letters of Credit
Schedule 1.01B – Guarantors
Schedule 3.05 – Real Property
Schedule 3.15 – Subsidiaries
Schedule 5.14 – Post-Closing Items
Schedule 6.01 – Existing Indebtedness
Schedule 6.02 – Existing Liens
Schedule 6.04 – Existing Investments
Schedule 6.09 – Existing Restrictions

EXHIBITS

Exhibit A – Form of Assignment and Assumption
Exhibit B – Form of Borrowing Request
Exhibit C – Form of Interest Election Request
Exhibit D-1 – Form of Revolving Credit Note
Exhibit D-2 – Form of Term Note
Exhibit D-3 – Form of Swingline Note
Exhibit E – Form of Notice of Revolving Credit Commitment Increase
Exhibit F – Form of Opinion of DLA Piper US LLP

Exhibit G – Form of Solvency Certificate
Exhibit H – Form of Perfection Certificate
Exhibit I – Form of Compliance Certificate

CREDIT AGREEMENT dated as of January 2, 2008 (as it may be amended or modified from time to time, this “Agreement”), among RADIANT SYSTEMS, INC., a Georgia corporation (the “Borrower”), the LENDERS party hereto, and JPMORGAN CHASE BANK, N.A., as Administrative Agent.

The parties hereto agree as follows:

ARTICLE I

Definitions

SECTION 1.01. Defined Terms. As used in this Agreement, the following terms have the meanings specified below:

“ABR”, when used in reference to any Loan or Borrowing, refers to whether such Loan, or the Loans comprising such Borrowing, are bearing interest at a rate determined by reference to the Alternate Base Rate.

“Acquisition” means any acquisition or series of related acquisitions by any Person of (a) all or substantially all of the capital stock or other Equity Interests in another Person, including by way of merger or consolidation, (b) all or substantially all of the business, assets or operations of another Person or (c) a portion of the business, assets or operations of another Person constituting one or more divisions, business units or business lines of such other Person.

“Adjusted LIBO Rate” means, with respect to any Eurodollar Borrowing for any Interest Period, an interest rate per annum (rounded upwards, if necessary, to the next 1/16 of 1%) equal to (a) the LIBO Rate for such Interest Period multiplied by (b) the Statutory Reserve Rate.

“Administrative Agent” means JPMorgan Chase Bank, N.A., in its capacity as administrative agent for the Lenders hereunder.

“Administrative Questionnaire” means an Administrative Questionnaire in a form supplied by the Administrative Agent.

“Affiliate” means, with respect to a specified Person, another Person that directly, or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with the Person specified.

“Alternate Base Rate” means, for any day, a rate per annum equal to the greater of (a) the Prime Rate in effect on such day and (b) the Federal Funds Effective Rate in effect on such day plus  1/2 of 1%. Any change in the Alternate Base Rate due to a change in the Prime Rate or the Federal Funds Effective Rate shall be effective from and including the effective date of such change in the Prime Rate or the Federal Funds Effective Rate, respectively.

“Applicable Percentage” means, with respect to any Lender at any time, (a) with respect to Revolving Credit Loans, LC Exposure or Swingline Exposure, a percentage equal to a fraction, the numerator of which is such Lender’s Revolving Credit Commitment at such time and the denominator of which is the Total Revolving Credit Commitment at such time (provided that if the Revolving Credit Commitments have terminated or expired, the Applicable Percentages shall be determined based upon such Lender’s share of the Total Revolving Credit Exposure at such time) and (b) with respect to the Term Loans, a percentage equal to a fraction, the numerator of which is the outstanding principal amount of the Term Loans of such Lender at such time and the denominator of which is the aggregate outstanding amount of the Term Loans of all Term Lenders at such time.

“Applicable Rate” means, for any day, with respect to Eurodollar Loans, Letter of Credit Fees, ABR Loans or Swingline Loans, or with respect to commitment fees payable hereunder, as the case may be, the applicable rate per annum set forth in the table below under the caption “Eurodollar Loans / Letter of Credit Fees”, “ABR Loans / Swingline Loans” or “Commitment Fees”, as the case may be, based upon the Consolidated Leverage Ratio as of the most recent date of determination:

Pricing Level	Consolidated Leverage Ratio	Eurodollar Loans / Letter of Credit Fees	ABR Loans / Swingline Loans	Commitment Fees
I	Greater than or equal to 2.50 to 1.0	2.00%	1.00%	0.30%
II	Greater than or equal to 2.00 to 1.0, but less than 2.50 to 1.0	1.75%	0.75%	0.25%
III	Greater than or equal to 1.50 to 1.0, but less than 2.00 to 1.0	1.50%	0.50%	0.25%
IV	Less than 1.50 to 1.0	1.25%	0.25%	0.20%

For purposes of the foregoing, (i) the Consolidated Leverage Ratio shall be determined as of the end of each Fiscal Quarter and set forth in the Compliance Certificate delivered to the Administrative Agent pursuant to Section 5.01(c) and (ii) any increase or decrease in the Applicable Rate resulting from a change in the Consolidated Leverage Ratio shall become effective as of the first Business Day immediately following the date a Compliance Certificate is delivered pursuant to Section 5.01(c); provided that (A) if a Compliance Certificate is not delivered when due in accordance with Section 5.01(c), then Pricing Level I shall apply as of the first Business Day after the date on which such Compliance Certificate was required to have been delivered until such time as such Compliance Certificate is delivered, whereupon the Applicable Rate shall be determined as if such Compliance Certificate had been timely delivered, and shall be effective as of the first Business Day immediately following the date such Compliance Certificate is delivered, and (B) prior to the initial delivery of a Compliance Certificate pursuant to Section 5.01(c), the Applicable Rate shall be determined by reference to Pricing Level III.

“Approved Fund” has the meaning assigned to such term in Section 9.04.

“Arranger” means J.P. Morgan Securities Inc.

“Audited Financial Statements” means the consolidated balance sheet and statements of income, stockholders equity and cash flows of the Borrower as of and for the Fiscal Year ended December 31, 2006, reported on by Deloitte & Touche LLP, independent public accountants.

“Assignment and Assumption” means an assignment and assumption entered into by a Lender and an assignee (with the consent of any party whose consent is required by Section 9.04), and accepted by the Administrative Agent, in the form of Exhibit A or any other form approved by the Administrative Agent.

“Board” means the Board of Governors of the Federal Reserve System of the United States of America.

“Borrower” has the meaning specified in the preamble hereto.

“Borrowing” means (a) Revolving Credit Loans of the same Type made, converted or continued on the same date and, in the case of Eurodollar Loans, as to which a single Interest Period is in effect, (b) Term Loans of the same Type made, converted or continued on the same date and, in the case of Eurodollar Loans, as to which a single Interest Period is in effect or (c) a Swingline Loan.

“Borrowing Request” means a telephonic or written request by the Borrower for a Borrowing in accordance with Section 2.03 and, with respect to written requests, in the form of Exhibit B and signed by the Borrower.

“Business Day” means any day that is not a Saturday, Sunday or other day on which commercial banks in New York City are authorized or required by law to remain closed; provided that, when used in connection with a Eurodollar Loan, the term “Business Day” shall also exclude any day on which banks are not open for dealings in Dollar deposits in the London interbank market.

“Capital Expenditures” means, for any period, (a) the additions to property, plant and equipment and other capital expenditures of the Borrower and its Subsidiaries that are (or should be) set forth in a consolidated statement of cash flows of the Borrower for such period prepared in accordance with GAAP, (b) all software development costs of the Borrower and its Subsidiaries that are (or should be) set forth in a consolidated statement of cash flows of the Borrower for such period prepared in accordance with GAAP and (c) Capital Lease Obligations incurred by the Borrower and its Subsidiaries during such period.

“Capital Lease Obligations” of any Person means the obligations of such Person to pay rent or other amounts under any lease of (or other arrangement conveying the right to use) real or personal property, or a combination thereof, which obligations are required to be classified and accounted for as capital leases on a balance sheet of such Person under GAAP, and the amount of such obligations shall be the capitalized amount thereof determined in accordance with GAAP.

“Cash Management Agreement” means any agreement to provide cash management services, including treasury, depository, overdraft, credit or debit card, electronic funds transfer and other cash management arrangements.

“Cash Management Bank” means any Person that, at the time it enters into a Cash Management Agreement, is a Lender or an Affiliate of a Lender, in its capacity as a party to such Cash Management Agreement.

“Change in Control” means (a) the acquisition of ownership, directly or indirectly, beneficially or of record, by any Person or group (within the meaning of the Securities Exchange Act of 1934 and the rules of the SEC thereunder as in effect on the date hereof), of Equity Interests representing more than 25% of the aggregate ordinary voting power represented by the issued and outstanding Equity Interests of the Borrower; (b) during any period of 24 consecutive months, a majority of the members of the board of directors of the Borrower ceases to be composed of individuals (i) who were members of such board on the first day of such period, (ii) whose election or nomination to such board was approved by individuals referred to in clause (i) above constituting at the time of such election or nomination at least a majority of that board or equivalent governing body or (iii) whose election or nomination to such board was approved by individuals referred to in clauses (i) and (ii) above constituting at the time of such election or nomination at least a majority of that board or equivalent governing body; or (c) the acquisition of direct or indirect Control of the Borrower by any Person or group.

“Change in Law” means (a) the adoption of any law, rule or regulation after the Closing Date, (b) any change in any law, rule or regulation or in the interpretation or application thereof by any Governmental Authority after the Closing Date or (c) compliance by any Lender or any Issuing Bank (or, for purposes of Section 2.14(b), by any lending office of such Lender or by such Lender’s or such Issuing Bank’s holding company, if any) with any request, guideline or directive (whether or not having the force of law) of any Governmental Authority made or issued after the Closing Date.

“Chase” means JPMorgan Chase Bank, N.A., a national banking association, in its individual capacity, and its successors.

“Class”, when used in reference to any Loan or Borrowing, refers to whether such Loan, or the Loans comprising such Borrowing, are Revolving Credit Loans, Term Loans or Swingline Loans.

“Closing Date” means the date on which the conditions specified in Section 4.01 are satisfied (or waived in accordance with Section 9.02).

“Code” means the Internal Revenue Code of 1986, as amended from time to time.

“Collateral” means any and all property of any Loan Party, now existing or hereafter acquired, that may at any time be or become subject to a security interest or Lien in favor of the Administrative Agent, on behalf of the Secured Parties, to secure any Secured Obligations.

“Collateral Documents” means, collectively, the Security Agreement, the Pledge Agreement and any other documents granting a Lien upon any Collateral as security for payment of the Secured Obligations.

“Commitment” means a Revolving Credit Commitment or a Term Commitment.

“Compliance Certificate” means a certificate substantially in the form of Exhibit I.

“Consolidated EBITDA” means, for any period, Consolidated Net Income for such period plus (a) without duplication and to the extent deducted in determining Consolidated Net Income for such period, the sum of (i) Consolidated Interest Expense for such period, (ii) income tax expense for such period (net of tax refunds), (iii) all amounts attributable to depreciation and amortization expense for such period, (iv) any non-cash stock-based compensation expense for such period, (v) any extraordinary non-cash charges for such period, (vi) any other non-cash charges for such period (but excluding any non-cash charge in respect of an item that was included in Consolidated Net Income in a prior period and any non-cash charge that relates to the write-down or write-off of inventory) and (vii) the sum of (A) transaction fees paid during such period in connection with the credit facilities provided for herein, (B) termination fees paid during such period in connection with the termination of the Existing Credit Agreement and (C) to the extent such period includes one or more Fiscal Quarters occurring during the 2007 Fiscal Year (each, a “2007 Fiscal Quarter”), one-time cash charges for such 2007 Fiscal Quarter(s) relating to transactions that were not consummated by the Borrower and its Subsidiaries and certain legal settlements of the Borrower and its Subsidiaries (provided that the aggregate amount of the items described in subclauses (A), (B) and (C) of this clause (vii) shall not exceed $3,500,000 for such period), minus (b) without duplication and to the extent included in Consolidated Net Income, (i) any cash payments made during such period in respect of non-cash charges described in clause (a)(v) taken in a prior period and (ii) any extraordinary gains and any non-cash items of income for such period, all calculated for the Borrower and the Subsidiaries on a consolidated basis in accordance with GAAP.

“Consolidated Fixed Charge Coverage Ratio” means, as of any date of determination, the ratio of (a) (i) Consolidated EBITDA for the period of four consecutive Fiscal Quarters ended on such date, determined on a Pro Forma Basis, less (ii) the aggregate amount of all Capital Expenditures made by the Borrower and its Subsidiaries during such period, to (b) the sum of (i) the aggregate principal amount of all regularly scheduled principal payments or redemptions or similar acquisitions for value of outstanding debt for borrowed money of the Borrower and its Subsidiaries during such period, plus (ii) Consolidated Interest Expense for such period to the extent payable or paid in cash plus (iii) the aggregate amount of Federal, state, local and foreign income taxes of the Borrower and its Subsidiaries with respect to such period to the extent payable or paid in cash in accordance with GAAP plus (iv) the aggregate amount of all cash Restricted Payments made by the Borrower during such period.

“Consolidated Indebtedness” means all Indebtedness of the Borrower and its Subsidiaries, determined on a consolidated basis in accordance with GAAP.

“Consolidated Interest Expense” means, for any period, total interest expense (including that attributable to Capital Lease Obligations) of the Borrower and its Subsidiaries for such period with respect to all outstanding Indebtedness of the Borrower and its Subsidiaries (including all commissions, discounts and other fees and charges owed with respect to letters of credit and bankers’ acceptance financing and net costs under Swap Agreements in respect of interest rates to the extent such net costs are allocable to such period in accordance with GAAP), calculated on a consolidated basis for the Borrower and its Subsidiaries for such period in accordance with GAAP.

“Consolidated Leverage Ratio” means, as of any date of determination, the ratio of (a) Consolidated Indebtedness as of such date to (b) Consolidated EBITDA, determined on a Pro Forma Basis for the period of four consecutive Fiscal Quarters ended on such date (or, if such date is not the last day of a Fiscal Quarter, ended on the last day of the Fiscal Quarter most recently ended prior to such date).

“Consolidated Net Income” means, for any period, the net income (or loss) of the Borrower and its Subsidiaries, determined on a consolidated basis in accordance with GAAP; provided that there shall be excluded (a) the income (or deficit) of any Person accrued prior to the date it becomes a Subsidiary or is merged into or consolidated with the Borrower or any of the Subsidiaries, (b) the income (or deficit) of any Person (other than a Subsidiary) in which the Borrower or any of its Subsidiaries has an ownership interest, except to the extent that any such income is actually received by the Borrower or such Subsidiary in the form of dividends or similar distributions and (c) the undistributed earnings of any Subsidiary to the extent that the declaration or payment of dividends or similar distributions by such Subsidiary is not at the time permitted by the terms of any contractual obligation or any Requirement of Law applicable to such Subsidiary or such Subsidiary’s Organization Documents.

“Consolidated Total Assets” means, as of any date of determination, the total assets of the Borrower and its Subsidiaries as of such date which would be shown as assets on a consolidated balance sheet of the Borrower and its Subsidiaries prepared in accordance with GAAP.

“Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise. “Controlling” and “Controlled” have meanings correlative thereto.

“Default” means any event or condition which constitutes an Event of Default or which upon notice, lapse of time or both would, unless cured or waived, become an Event of Default.

“Disposition” or “Dispose” means the sale, transfer, license, lease or other disposition (including any sale and leaseback transaction) of any property by any Person (or the granting of any option or other right to do any of the foregoing), including any sale, assignment, transfer or other disposal, with or without recourse, of any notes or accounts receivable or any rights and claims associated therewith.

“Dollars” or “$” refers to lawful money of the United States of America.

“Domestic Subsidiary” means any Subsidiary organized under the laws of the United States of America, any State thereof or the District of Columbia.

“Environmental Laws” means all laws, rules, regulations, codes, ordinances, orders, decrees, judgments, injunctions, notices or binding agreements issued, promulgated or entered into by any Governmental Authority, relating in any way to the environment, preservation or reclamation of natural resources, the management, release or threatened release of any Hazardous Material or to health and safety matters.

“Environmental Liability” means any liability, contingent or otherwise (including any liability for damages, costs of environmental remediation, fines, penalties or indemnities), of the Borrower or any of its Subsidiaries directly or indirectly resulting from or based upon (a) violation of any Environmental Law, (b) the generation, use, handling, transportation, storage, treatment or disposal of any Hazardous Materials, (c) exposure to any Hazardous Materials, (d) the release or threatened release of any Hazardous Materials into the environment or (e) any contract, agreement or other consensual arrangement pursuant to which liability is assumed or imposed with respect to any of the foregoing.

“Equity Interests” means shares of capital stock, partnership interests, membership interests in a limited liability company, beneficial interests in a trust or other equity ownership interests in a Person, and any warrants, options or other rights entitling the holder thereof to purchase or acquire any such equity interest.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time.

“ERISA Affiliate” means any trade or business (whether or not incorporated) that, together with the Borrower, is treated as a single employer under Section 414(b) or (c) of the Code or, solely for purposes of Section 302 of ERISA and Section 412 of the Code, is treated as a single employer under Section 414 of the Code.

“ERISA Event” means (a) any “reportable event”, as defined in Section 4043 of ERISA or the regulations issued thereunder with respect to a Plan (other than an event for which the 30-day notice period is waived); (b) the existence with respect to any Plan of an “accumulated funding deficiency” (as defined in Section 412 of the Code or Section 302 of ERISA), whether or not waived; (c) the filing pursuant to Section 412(d) of the Code or Section 303(d) of ERISA of an application for a waiver of the minimum funding standard with respect to any Plan; (d) the incurrence by the Borrower or any of its ERISA Affiliates of any liability under Title IV of ERISA with respect to the termination of any Plan; (e) the receipt by the Borrower or any ERISA Affiliate from the PBGC or a plan administrator of any notice relating to an intention to terminate any Plan or Plans or to appoint a trustee to administer any Plan; (f) the incurrence by the Borrower or any of its ERISA Affiliates of any liability with respect to the withdrawal or partial withdrawal from any Plan or Multiemployer Plan; or (g) the receipt by the Borrower or any ERISA Affiliate of any notice, or the receipt by any Multiemployer Plan from the Borrower or any ERISA Affiliate of any notice, concerning the imposition of Withdrawal Liability or a determination that a Multiemployer Plan is, or is expected to be, insolvent or in reorganization, within the meaning of Title IV of ERISA.

“Eurodollar”, when used in reference to any Loan or Borrowing, refers to whether such Loan, or the Loans comprising such Borrowing, are bearing interest at a rate determined by reference to the Adjusted LIBO Rate.

“Event of Default” has the meaning assigned to such term in Section 7.01.

“Excess Cash Flow” means, for any Fiscal Year, an amount (not less than zero) equal to (a) Consolidated EBITDA for such Fiscal Year minus (b) the aggregate amount of Capital Expenditures of the Borrower and its Subsidiaries during such Fiscal Year minus (c) the aggregate amount of Federal, state, local and foreign income taxes of the Borrower and its Subsidiaries actually paid in cash during such Fiscal Year minus (d) the aggregate amount of payments of principal and interest and related fees in respect of Indebtedness of the Borrower and its Subsidiaries (other than Indebtedness of the type described in Section 6.01(d)) actually made during such Fiscal Year and permitted to be made under this Agreement minus (e) the aggregate purchase price for all Permitted Acquisitions actually paid in cash during such Fiscal Year minus (f) the aggregate amount of Restricted Payments in cash actually made by the Borrower during such Fiscal Year and permitted to be made under this Agreement.

“Excluded Taxes” means, with respect to the Administrative Agent, any Lender, any Issuing Bank or any other recipient of any payment to be made by or on account of any obligation of the Borrower hereunder, (a) income or franchise taxes imposed on (or measured by) its net income by the United States of America, or by the jurisdiction under the laws of which such recipient is organized or in which its principal office is located or, in the case of any Lender, in which its applicable lending office is located, (b) any branch profits taxes imposed by the United States of America or any similar tax imposed by any other jurisdiction in which the Borrower is located and (c) in the case of a Foreign Lender (other than an assignee pursuant to a request by the Borrower under Section 2.18(b)), any withholding tax that is imposed on amounts payable to such Foreign Lender at the time such Foreign Lender becomes a party to this Agreement (or designates a new lending office) or is attributable to such Foreign Lender’s failure to comply with Section 2.16(e), except to the extent that such Foreign Lender (or its assignor, if any) was entitled, at the time of designation of a new lending office (or assignment), to receive additional amounts from the Borrower with respect to such withholding tax pursuant to Section 2.16(a).

“Existing Credit Agreement” means that certain Credit Agreement dated as of March 31, 2005 by and among the Borrower, each of the subsidiaries of the Borrower party thereto, the lenders party thereto and Wells Fargo Foothill, Inc., as administrative agent, as amended prior to the date hereof.

“Existing Letter of Credit Cash Collateral” has the meaning set forth in Section 4.01(k).

“Existing Letters of Credit” means all letters of credit issued by Wells Fargo Foothill, Inc. pursuant to the Existing Credit Agreement, outstanding immediately prior to the Closing Date and listed on Schedule 1.01A, in each case as in effect on the Closing Date.

“Extraordinary Receipt” means any cash received by or paid to or for the account of any Person not in the ordinary course of business, including tax refunds, pension plan reversions, proceeds of insurance (other than proceeds of business interruption insurance to the extent such proceeds constitute compensation for lost earnings), condemnation awards (and payments in lieu thereof), indemnity payments and any purchase price adjustments.

“Federal Funds Effective Rate” means, for any day, the weighted average (rounded upwards, if necessary, to the next 1/100 of 1%) of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers, as published on the next succeeding Business Day by the Federal Reserve Bank of New York, or, if such rate is not so published for any day that is a Business Day, the average (rounded upwards, if necessary, to the next 1/100 of 1%) of the quotations for such day for such transactions received by the Administrative Agent from three Federal funds brokers of recognized standing selected by it.

“Financial Officer” means, with respect to any Person, the chief financial officer, principal accounting officer, treasurer or controller of such Person. Unless otherwise specified, all references herein to a Financial Officer mean a Financial Officer of the Borrower.

“First-Tier Foreign Subsidiary” means any Foreign Subsidiary the Equity Interests in which are owned directly by (a) the Borrower, (b) a Domestic Subsidiary that is not a direct or indirect Subsidiary of a Foreign Subsidiary or (c) any combination of the foregoing.

“Fiscal Quarter” means any fiscal quarter of the Borrower.

“Fiscal Year” means any fiscal year of the Borrower.

“Foreign Lender” means any Lender that is organized under the laws of a jurisdiction other than that in which the Borrower is located. For purposes of this definition, the United States of America, each State thereof and the District of Columbia shall be deemed to constitute a single jurisdiction.

“Foreign Subsidiary” means any Subsidiary that is not a Domestic Subsidiary.

“GAAP” means generally accepted accounting principles in the United States of America.

“Governmental Authority” means the government of the United States of America, any other nation or any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government.

“Guarantee” of or by any Person (the “guarantor”) means any obligation, contingent or otherwise, of the guarantor guaranteeing or having the economic effect of guaranteeing any Indebtedness or other obligation of any other Person (the “primary obligor”) in any manner, whether directly or indirectly, and including any obligation of the guarantor, direct or indirect, (a) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness or other obligation or to purchase (or to advance or supply funds for the purchase of) any security for the payment thereof, (b) to purchase or lease property, securities or services for the purpose of assuring the owner of such Indebtedness or other obligation of the payment thereof, (c) to maintain working capital, equity capital or any other financial statement condition or liquidity of the primary obligor so as to enable the primary obligor to pay such Indebtedness or other obligation or (d) as an account party in respect of any letter of credit or letter of guaranty issued to support such Indebtedness or obligation; provided that the term Guarantee shall not include endorsements for collection or deposit in the ordinary course of business.

“Guaranty Agreement” means that certain Guaranty Agreement dated as of the date hereof executed by the Guarantors for the benefit of the Lenders.

“Guarantors” means, collectively, the Domestic Subsidiaries of the Borrower listed on Schedule 1.01B and each other Domestic Subsidiary of the Borrower that is required to execute a supplement to the Guaranty Agreement pursuant to Section 5.10(a).

“Hazardous Materials” means all explosive or radioactive substances or wastes and all hazardous or toxic substances, wastes or other pollutants, including petroleum or petroleum distillates, asbestos or asbestos containing materials, polychlorinated biphenyls, radon gas, infectious or medical wastes and all other substances or wastes of any nature regulated pursuant to any Environmental Law.

“Ibertech Debt” has the meaning set forth in Section 6.01(h).

“Indebtedness” of any Person means, without duplication, (a) all obligations of such Person for borrowed money or with respect to deposits or advances of any kind, (b) all obligations of such Person evidenced by bonds, debentures, notes or similar instruments, (c) all obligations of such Person upon which interest charges are customarily paid, (d) all obligations of such Person under conditional sale or other title retention agreements relating to property acquired by such Person, (e) all obligations of such Person in respect of the deferred purchase price of property or services (excluding current accounts payable incurred in the ordinary course of business), (f) all Indebtedness of others secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) any Lien on property owned or acquired by such Person, whether or not the Indebtedness secured thereby has been assumed, (g) all Guarantees by such Person of Indebtedness of others, (h) all Capital Lease Obligations of such Person, (i) all obligations, contingent or otherwise, of such Person as an account party in respect of letters of credit and letters of guaranty and (j) all obligations, contingent or otherwise, of such Person in respect of bankers’ acceptances. The Indebtedness of any Person shall include the Indebtedness of any other entity (including any partnership in which such Person is a general partner) to the extent such Person is liable therefor as a result of such Person’s ownership interest in or other relationship with such entity, except to the extent the terms of such Indebtedness provide that such Person is not liable therefor.

“Indemnified Taxes” means Taxes other than Excluded Taxes.

“Interest Election Request” means a telephonic or written request by the Borrower to convert or continue a Borrowing in accordance with Section 2.07 and, with respect to written requests, in the form of Exhibit C and signed by the Borrower.

“Interest Payment Date” means (a) with respect to any ABR Loan (other than a Swingline Loan), the last day of each Fiscal Quarter and the Maturity Date, (b) with respect to any Eurodollar Loan, the last day of the Interest Period applicable to the Borrowing of which such Loan is a part and, in the case of a Eurodollar Borrowing with an Interest Period of more than three months’ duration, each day prior to the last day of such Interest Period that occurs at intervals of three months’ duration after the first day of such Interest Period, and the Maturity Date, and (c) with respect to any Swingline Loan, the day that such Loan is required to be repaid.

“Interest Period” means, (a) with respect to any Eurodollar Borrowing, the period commencing on the date of such Borrowing and ending on the numerically corresponding day in the calendar month that is one, two, three or six months thereafter, as the Borrower may elect; provided that (i) if any Interest Period would end on a day other than a Business Day, such Interest Period shall be extended to the next succeeding Business Day unless such next succeeding Business Day would fall in the next calendar month, in which case such Interest Period shall end on the next preceding Business Day and (ii) any Interest Period that commences on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the last calendar month of such Interest Period) shall end on the last Business Day of the last calendar month of such Interest Period. For purposes hereof, the date of a Borrowing initially shall be the date on which such Borrowing is made and thereafter shall be the effective date of the most recent conversion or continuation of such Borrowing.

“Issuing Bank” means each of Chase, Bank of America, N.A., Guaranty Bank and SunTrust Bank, in such Person’s capacity as the issuer of Letters of Credit hereunder, and its successors in such capacity as provided in Section 2.05(i). Any Issuing Bank may, in its discretion, arrange for one or more Letters of Credit to be issued by Affiliates of such Issuing Bank, in which case the term “Issuing Bank” shall include any such Affiliate with respect to Letters of Credit issued by such Affiliate.

“LC Collateral Account” has the meaning set forth in Section 2.05(j).

“LC Disbursement” means a payment made by an Issuing Bank pursuant to a Letter of Credit issued by such Issuing Bank.

“LC Exposure” means, with respect to any Revolving Credit Lender at any time, such Revolving Credit Lender’s Applicable Percentage of the Total LC Exposure at such time.

“Lenders” means the Persons listed on Annexes A-1 and A-2 and any other Person that shall have become a party hereto pursuant to an Assignment and Assumption, other than any such Person that ceases to be a party hereto pursuant to an Assignment and Assumption. Unless the context otherwise requires, the term “Lenders” includes the Swingline Lender.

“Letter of Credit” means any letter of credit issued pursuant to this Agreement.

“Letter of Credit Fee” has the meaning set forth in Section 2.11(b).

“LIBO Rate” means, with respect to any Eurodollar Borrowing for any Interest Period, the rate appearing on Page 3750 of the Dow Jones Market Service (or on any successor or substitute page of such Service, or any successor to or substitute for such Service, providing rate quotations comparable to those currently provided on such page of such Service, as determined by the Administrative Agent from time to time for purposes of providing quotations of interest rates applicable to Dollar deposits in the London interbank market) at approximately 11:00 a.m., London time, two Business Days prior to the commencement of such Interest Period, as the rate for Dollar deposits with a maturity comparable to such Interest Period. In the event that such rate is not available at such time for any reason, then the “LIBO Rate” with respect to such Eurodollar Borrowing for such Interest Period shall be the rate at which Dollar deposits of $5,000,000 and for a maturity comparable to such Interest Period are offered by the principal London office of the Administrative Agent in immediately available funds in the London interbank market at approximately 11:00 a.m., London time, two Business Days prior to the commencement of such Interest Period.

“Lien” means, with respect to any asset, (a) any mortgage, deed of trust, lien, pledge, hypothecation, encumbrance, charge or security interest in, on or of such asset, (b) the interest of a vendor or a lessor under any conditional sale agreement, capital lease or title retention agreement (or any financing lease having substantially the same economic effect as any of the foregoing) relating to such asset and (c) in the case of securities, any purchase option, call or similar right of a third party with respect to such securities.

“Loan Documents” means this Agreement, any promissory notes issued pursuant to this Agreement, the Letters of Credit, any Letter of Credit applications, the Collateral Documents, the Guaranty Agreement and all other agreements, instruments, documents and certificates executed and delivered in connection herewith.

“Loan” means an extension of credit by a Lender to the Borrower under Article II in the form of a Revolving Credit Loan, a Term Loan or a Swingline Loan.

“Loan Parties” means, collectively, the Borrower and the Guarantors.

“Material Adverse Effect” means a material adverse effect on (a) the business, assets, operations, prospects or condition, financial or otherwise, of the Borrower and its Subsidiaries, taken as a whole, (b) the ability of any Loan Party to perform any of its obligations under the Loan Documents to which it is a party, (c) the Collateral, or the Administrative Agent’s Liens on the Collateral or the priority of such Liens, or (d) the rights of or benefits available to the Administrative Agent, the Issuing Banks or the Lenders under this Agreement or any other Loan Document.

“Material Indebtedness” means Indebtedness (other than the Loans and Letters of Credit), or obligations in respect of one or more Swap Agreements, of the Borrower or any of its Subsidiaries in an aggregate principal amount (including undrawn committed or available amounts and including amounts owing to all creditors under any combined or syndicated credit arrangement) exceeding the Materiality Threshold. For purposes of determining Material Indebtedness, the “principal amount” of the obligations of the Borrower or any Subsidiary in respect of any Swap Agreement at any time shall be the maximum aggregate amount (giving effect to any netting agreements) that the Borrower or such Subsidiary would be required to pay if such Swap Agreement were terminated at such time.

“Material Subsidiary” means any Subsidiary of the Borrower (a) the consolidated assets of which equal 2% or more of the consolidated assets of the Borrower and its Subsidiaries as of the last day of the most recent Fiscal Quarter for which financial statements have been delivered pursuant to Section 5.01(a) or 5.01(b) (or, prior to the delivery of any such financial statements, as of September 30, 2007), or (b) the consolidated revenues of which equal 2% or more of the consolidated revenues of the Borrower and its Subsidiaries for the most recent period of four Fiscal Quarters for which financial statements have been delivered pursuant to Section 5.01(a) or 5.01(b) (or, prior to the delivery of any such financial statements, for the period of four consecutive Fiscal Quarters ended September 30, 2007); provided that if (i) at the end of any Fiscal Quarter, the consolidated assets of all Subsidiaries that under clause (a) above would not constitute Material Subsidiaries shall have exceeded 5% of the consolidated assets of the Borrower and its Subsidiaries or (ii) for any period of four consecutive Fiscal Quarters, the consolidated revenues of all Subsidiaries that under clause (b) above would not constitute Material Subsidiaries shall have exceeded 5% of the consolidated revenues of the Borrower and its Subsidiaries, then one or more of such excluded Subsidiaries shall for all purposes of this Agreement automatically be deemed to be Material Subsidiaries, in descending order based on the amounts of such Subsidiaries’ consolidated assets until such excess shall have been eliminated. Upon consummation of any Permitted Acquisition, the Borrower shall determine whether any Subsidiaries of the Borrower formed or acquired in connection with such Permitted Acquisition would qualify as a Material Subsidiary pursuant to the criteria set forth above, based upon (x) a calculation of the consolidated assets of the Borrower and its Subsidiaries as of the last day of the most recent Fiscal Quarter for which financial statements have been delivered pursuant to Section 5.01(a) or 5.01(b) (or, prior to the delivery of any such financial statements, as of September 30, 2007) and (y) a calculation of the consolidated revenues of the Borrower and its Subsidiaries for the most recent period of four Fiscal Quarters for which financial statements have been delivered pursuant to Section 5.01(a) or 5.01(b) (or, prior to the delivery of any such financial statements, for the period of four consecutive Fiscal Quarters ended September 30, 2007), in each case calculated on a Pro Forma Basis after giving effect to such Permitted Acquisition as though such Permitted Acquisition had been consummated on the first day of such Fiscal Quarter or period of four Fiscal Quarters, as the case may be. If any of such Subsidiaries so qualifies as a Material Subsidiary, it shall be deemed to be a Material Subsidiary as of the date of consummation of such Permitted Acquisition.

“Materiality Threshold” means, at any date, an amount equal to $5,000,000.

“Maturity Date” means January 2, 2013.

“Moody’s” means Moody’s Investors Service, Inc.

“Multiemployer Plan” means a multiemployer plan as defined in Section 4001(a)(3) of ERISA.

“Net Cash Proceeds” means the remainder of (a) the gross proceeds received by the Borrower or any Subsidiary from a Disposition, less (b) investment banking fees, legal, accounting and other professional fees and expenses, Taxes, and other usual and customary transaction costs, in each case only to the extent paid or payable by the Borrower or any Subsidiary in cash and related to such Disposition.

“New Funds Amount” has the meaning set forth in Section 2.19(d).

“Note” means a Revolving Credit Note, a Term Note or a Swingline Note, as the context may require.

“Notice of Revolving Credit Commitment Increase” has the meaning set forth in Section 2.19(b).

“Obligations” means all unpaid principal of and accrued and unpaid interest on the Loans, all LC Exposure, all accrued and unpaid fees and all expenses, reimbursements, indemnities and other obligations of the Loan Parties to the Lenders or to any Lender, the Administrative Agent, the Swingline Lender, any Issuing Bank or any indemnified party arising under the Loan Documents.

“Off-Balance Sheet Liability” of a Person means (i) any repurchase obligation or liability of such Person with respect to accounts or notes receivable sold by such Person, (ii) any liability under any Sale and Leaseback Transaction which is not a Capital Lease Obligation, (iii) any liability under any so-called “synthetic lease” transaction entered into by such Person or (iv) any obligation arising with respect to any other transaction which is the functional equivalent of or takes the place of borrowing but which does not constitute a liability on the balance sheets of such Person.

“Organization Documents” means, (a) with respect to any corporation, the certificate or articles of incorporation and the bylaws (or equivalent or comparable constitutive documents with respect to any non-U.S. jurisdiction); (b) with respect to any limited liability company, the certificate or articles of formation or organization and operating agreement; and (c) with respect to any partnership, joint venture, trust or other form of business entity, the partnership, joint venture or other applicable agreement of formation or organization and any agreement, instrument, filing or notice with respect thereto filed in connection with its formation or organization with the applicable Governmental Authority in the jurisdiction of its formation or organization and, if applicable, any certificate or articles of formation or organization of such entity.

“Other Taxes” means any and all present or future stamp or documentary taxes or any other excise or property taxes, charges or similar levies arising from any payment made hereunder or from the execution, delivery or enforcement of, or otherwise with respect to, this Agreement.

“Owned Real Property” means that certain 16.667 acre of real property owned by the Borrower which is located in Fulton County, Georgia.

“Participant” has the meaning set forth in Section 9.04.

“PBGC” means the Pension Benefit Guaranty Corporation referred to and defined in ERISA and any successor entity performing similar functions.

“Permitted Acquisition” means any Acquisition by the Borrower or any of its Subsidiaries; provided that:

(a) immediately prior to such Acquisition, the Consolidated Leverage Ratio shall not be greater than 2.50 to 1.0;

(b) immediately prior to and after giving effect to such Acquisition, no Default or Event of Default shall have occurred and be continuing;

(c) all representations and warranties contained in the Loan Documents shall be true and correct in all material respects as if made immediately following the consummation of such Acquisition, except to the extent that such representations and warranties specifically refer to an earlier date, in which case they shall be true and correct as of such earlier date;

(d) all transactions in connection with such Acquisition shall be consummated, in all material respects, in accordance with all applicable laws and in conformity with all applicable governmental authorizations;

(e) in the case of an Acquisition involving the acquisition of Equity Interests of another Person that will become a Subsidiary of the Borrower after such acquisition, such Person and the direct owners of the Equity Interests in such Person shall comply with the requirements of Section 5.10;

(f) any Person or assets or division acquired shall be in same business or lines of business in which Borrower and/or its Subsidiaries are engaged as of the Closing Date;

(g) such Acquisition shall have been approved or recommended by the board of directors or similar governing body of the Person acquired or the Person from whom such assets or division is acquired;

(h) the Borrower shall be in compliance with the financial covenants set forth in Section 6.11 as of the last day of the Fiscal Quarter most recently ended for which financial statements have been delivered pursuant to Section 5.01(a) or 5.01(b) (or, prior to the delivery of any such financial statements, as of September 30, 2007), calculated on a Pro Forma Basis after giving effect to such Acquisition (and any Indebtedness to be incurred in connection therewith) as though such Acquisition had been consummated as of the first day of the fiscal period covered thereby; and

(i) the Borrower shall have delivered to the Administrative Agent at least five Business Days prior to such proposed Acquisition (or, solely with respect to the Quest Acquisition, on or prior to the Closing Date) a certificate evidencing compliance with clauses (a) and (h) of this definition, together with all relevant financial information with respect to the acquired assets, including, without limitation, the aggregate consideration for such Acquisition and any other information reasonably requested by the Administrative Agent to demonstrate such compliance.

“Permitted Investments” means:

(a) direct obligations of, or obligations the principal of and interest on which are unconditionally guaranteed by, the United States of America (or by any agency thereof to the extent such obligations are backed by the full faith and credit of the United States of America), in each case maturing within one year from the date of acquisition thereof;

(b) investments in commercial paper maturing within 270 days from the date of acquisition thereof and having, at such date of acquisition, the highest credit rating obtainable from S&P or from Moody’s;

(c) investments in certificates of deposit, banker’s acceptances and time deposits maturing within 180 days from the date of acquisition thereof issued or guaranteed by or placed with, and money market deposit accounts issued or offered by, any domestic office of any commercial bank organized under the laws of the United States of America or any State thereof which has a combined capital and surplus and undivided profits of not less than $500,000,000;

(d) fully collateralized repurchase agreements with a term of not more than 30 days for securities described in clause (a) above and entered into with a financial institution satisfying the criteria described in clause (c) above;

(e) money market funds that (i) comply with the criteria set forth in Securities and Exchange Commission Rule 2a-7 under the Investment Company Act of 1940, (ii) are rated AAA by S&P and Aaa by Moody’s and (iii) have portfolio assets of at least $5,000,000,000; and

(f) in the case of investments by a Foreign Subsidiary made in a country other than the United States of America, investments denominated in any currencies that are substantially similar to the investments described in clauses (a) through (e) of this definition in the country where such Foreign Subsidiary is located or in which such investment is made.

“Permitted Liens” means:

(a) Liens imposed by law for taxes, assessments and governmental charges or levies that are either (i) not yet overdue or (ii) are being contested in compliance with Section 5.04;

(b) Liens imposed by law, such as carriers’, warehousemen’s, mechanics’, materialmen’s, and repairmen’s Liens, arising in the ordinary course of business and securing obligations that are not overdue by more than 30 days or are being contested in good faith by appropriate proceedings as to which the Borrower or any Subsidiary, as the case may be, has set aside on its books adequate reserves with respect thereto in accordance with GAAP;

(c) Liens incurred and pledges and deposits made in the ordinary course of business in compliance with workers’ compensation, unemployment insurance and other social security laws or regulations;

(d) Liens incurred and deposits made to secure the performance of bids, trade contracts, leases, statutory obligations, surety and appeal bonds, performance bonds and other obligations of a like nature, in each case in the ordinary course of business;

(e) judgment liens in respect of judgments that do not constitute an Event of Default under Section 7.01(k);

(f) easements, zoning restrictions, rights-of-way, minor irregularities in title and similar encumbrances on real property imposed by law or arising in the ordinary course of business that do not secure any monetary obligations and do not materially detract from the value of the affected property or interfere with the ordinary conduct of business of the Borrower or any Subsidiary;

(g) any interest or title of a lessor or sublessor under any lease of real estate;

(h) Liens in favor of customs and revenue authorities arising as a matter of law to secure payment of customs duties in connection with the importation of goods;

(i) leases, licenses, subleases or sublicenses granted to others not interfering in any material respect with the business of the Borrower or any of its Subsidiaries;

(j) purported Liens evidenced by the filing of precautionary Uniform Commercial Code financing statements or similar filings relating solely to operating leases of personal property entered into by the Borrower or any of its Subsidiaries in the ordinary course of business; and

(k) Liens solely on any cash earnest money deposits made by the Borrower or any of its Subsidiaries in connection with any letter of intent or purchase agreement relating to a Permitted Acquisition;

provided that the term “Permitted Liens” shall not include any Lien securing Indebtedness.

“Person” means any natural person, corporation, limited liability company, trust, joint venture, association, company, partnership, Governmental Authority or other entity.

“Plan” means any employee pension benefit plan (other than a Multiemployer Plan) subject to the provisions of Title IV of ERISA or Section 412 of the Code or Section 302 of ERISA, and in respect of which the Borrower or any ERISA Affiliate is (or, if such plan were terminated, would under Section 4069 of ERISA be deemed to be) an “employer” as defined in Section 3(5) of ERISA.

“Pledge Agreement” means that certain Pledge Agreement dated as of the date hereof, made by the Loan Parties in favor of the Administrative Agent for the benefit of the Secured Parties.

“Prime Rate” means the rate of interest per annum publicly announced from time to time by Chase as its prime rate in effect at its principal office in New York City; each change in the Prime Rate shall be effective from and including the date such change is publicly announced as being effective.

“Principal Issuing Bank” means, at any time, any Issuing Bank that has issued Letters of Credit outstanding at such time representing at least 25% of the aggregate amount of all Letters of Credit outstanding at such time.

“Pro Forma Basis” means, with respect to any calculation for any period, a determination of such calculation on a pro forma basis after giving effect to all Permitted Acquisitions and all Dispositions of the type specified in clauses (i) and (l) of Section 6.05 made by the Borrower and its Subsidiaries during such period, as if such Permitted Acquisitions and such Dispositions had occurred at the beginning of such period (such pro forma effect to be determined (i) in good faith by a Financial Officer of the Borrower and (ii) without giving effect to any anticipated or proposed change in operations, revenues, expenses or other items included in the computation of Consolidated EBITDA, except with the consent of the Administrative Agent).

“Pro Forma Financial Statements” means the consolidated pro forma balance sheet of the Borrower and its Subsidiaries as at September 30, 2007, and the related consolidated pro forma statements of income and cash flows of the Borrower and its Subsidiaries for the period of four quarters then ended, in each case prepared on a pro forma basis after giving effect to the Quest Acquisition as though the Quest Acquisition had been consummated as of the first day of such period.

“Quest” means Quest Retail Technology Pty Ltd, an Australian proprietary company.

“Quest Acquisition” means the acquisition by the Borrower (through one or more of its Subsidiaries) of all the issued share capital of Quest pursuant to the terms and conditions of the Quest Acquisition Agreement.

“Quest Acquisition Agreement” means the Share Purchase Agreement dated as of December 11, 2007 by and among the Borrower, Quest and David Brown, a resident of the State of Victoria, Australia.

“RCCI Lender” has the meaning set forth in Section 2.19(a).

“Reducing Percentage Revolving Credit Lender” has the meaning set forth in Section 2.19(d).

“Reduction Amount” has the meaning set forth in Section 2.19(d).

“Register” has the meaning set forth in Section 9.04.

“Related Parties” means, with respect to any Person, such Person’s Affiliates and the respective directors, officers, employees, agents and advisors of such Person and such Person’s Affiliates.

“Required Lenders” means, at any time, Lenders holding more than 50% of the sum of (i) the Total Revolving Credit Exposure and unused Revolving Credit Commitments at such time (with each Revolving Credit Lender’s LC Exposure and Swingline Exposure being deemed “held” by such Revolving Credit Lender for purposes of this definition) plus (ii) the aggregate outstanding principal amount of the Term Loans (or, if the Term Loans shall not yet have been made, the Total Term Commitment) at such time.

“Required Revolving Credit Lenders” means, at any time, Revolving Credit Lenders holding more than 50% of the Total Revolving Credit Exposure and unused Revolving Credit Commitments at such time (with each Revolving Credit Lender’s LC Exposure and Swingline Exposure being deemed “held” by such Revolving Credit Lender for purposes of this definition).

“Required Term Lenders” means, at any time, Term Lenders holding more than 50% of the aggregate outstanding principal amount of the Term Loans (or, if the Term Loans shall not yet have been made, the Total Term Commitment) at such time.

“Requirement of Law” means, as to any Person, any law, treaty, rule or regulation or determination of an arbitrator or a court or other Governmental Authority, in each case applicable to or binding upon such Person or any of its property or to which such Person or any of its property is subject.

“Responsible Officer” means, with respect to any Person, the chief executive officer, the president, any senior vice president or any Financial Officer of such Person. Unless otherwise specified, all references to a Responsible Officer herein shall mean a Responsible Officer of the Borrower.

“Restricted Payment” means any dividend or other distribution (whether in cash, securities or other property) with respect to any Equity Interests in any Person or any of such Person’s Subsidiaries, or any payment (whether in cash, securities or other property), including any sinking fund or similar deposit, on account of the purchase, redemption, retirement, acquisition, cancellation or termination of any such Equity Interests or any option, warrant or other right to acquire any such Equity Interests.

“Revolving Credit Availability Period” means the period from and including the Closing Date to but excluding the Maturity Date.

“Revolving Credit Commitment” means, with respect to each Revolving Credit Lender, the commitment of such Revolving Credit Lender to make Revolving Credit Loans and to acquire participations in Letters of Credit and Swingline Loans hereunder, in an aggregate amount at any one time outstanding not to exceed the amount set forth opposite such Revolving Credit Lender’s name on Annex A-1 under the caption “Revolving Credit Commitment”, or in the Assignment and Assumption pursuant to which such Revolving Credit Lender shall have assumed its Revolving Credit Commitment, as applicable, as such commitment may be adjusted from time to time in accordance with this Agreement.

“Revolving Credit Commitment Increase” has the meaning set forth in Section 2.19(a).

“Revolving Credit Commitment Increase Effective Date” has the meaning set forth in Section 2.19(b).

“Revolving Credit Exposure” means, with respect to any Revolving Credit Lender at any time, the sum of the outstanding principal amount of such Revolving Credit Lender’s Revolving Credit Loans and its LC Exposure and Swingline Exposure at such time.

“Revolving Credit Lender” means, at any time, any Lender that has a Revolving Credit Commitment at such time or, if the Revolving Credit Commitments have terminated or expired, a Lender with Revolving Credit Exposure.

“Revolving Credit Loan” has the meaning set forth in Section 2.01(a).

“Revolving Credit Note” means a promissory note made by the Borrower in favor of a Revolving Credit Lender evidencing the Revolving Credit Loans made by such Lender, substantially in the form of Exhibit D-1.

“Sale and Leaseback Transaction” means any sale or other transfer of any property by any Person with the intent to lease such property as lessee.

“S&P” means Standard & Poor’s Ratings Services, a division of The McGraw Hill Companies, Inc.

“SEC” means the Securities and Exchange Commission, or any Governmental Authority succeeding to any or all of the functions of said Commission.

“Secured Cash Management Agreement” means any Cash Management Agreement in existence on the date hereof or entered into on or after the date hereof by and between the Borrower or any Subsidiary and any Cash Management Bank.

“Secured Cash Management Obligations” means all amounts owing under Secured Cash Management Agreements.

“Secured Obligations” means the Obligations, the Secured Swap Obligations and the Secured Cash Management Obligations.

“Secured Parties” means the holders from time to time of the Secured Obligations.

“Secured Swap Agreement” means any Swap Agreement in existence on the date hereof or entered into on or after the date hereof by and between the Borrower or any Subsidiary and any Swap Bank.

“Secured Swap Obligations” means all Swap Obligations of the Borrower and its Subsidiaries under each Secured Swap Agreement.

“Security Agreement” means that certain Security Agreement dated as of the date hereof, among the Loan Parties and the Administrative Agent for the benefit of the Secured Parties.

“Solvent” and “Solvency” mean, with respect to any Person on any date of determination, that on such date (a) the fair value of the property of such Person is greater than the total amount of liabilities, including contingent liabilities, of such Person, (b) the present fair salable value of the assets of such Person is not less than the amount that will be required to pay the probable liability of such Person on its debts as they become absolute and matured, (c) such Person does not intend to, and does not believe that it will, incur debts or liabilities beyond such Person’s ability to pay such debts and liabilities as they mature, (d) such Person is not engaged in business or a transaction, and is not about to engage in business or a transaction, for which such Person’s property would constitute an unreasonably small capital, and (e) such Person is able to pay its debts and liabilities, contingent obligations and other commitments as they mature in the ordinary course of business. The amount of contingent liabilities at any time shall be computed as the amount that, in the light of all the facts and circumstances existing at such time, represents the amount that can reasonably be expected to become an actual or matured liability.

“Statutory Reserve Rate” means a fraction (expressed as a decimal), the numerator of which is the number one and the denominator of which is the number one minus the aggregate of the maximum reserve (including any marginal, special, emergency or supplemental reserves) expressed as a decimal established by the Board to which the Administrative Agent is subject, with respect to the Adjusted LIBO Rate, for eurocurrency funding (currently referred to as “Eurocurrency Liabilities” in Regulation D of the Board). Such reserve percentages shall include those imposed pursuant to such Regulation D. Eurodollar Loans shall be deemed to constitute eurocurrency funding and to be subject to such reserve requirements without benefit of or credit for proration, exemptions or offsets that may be available from time to time to any Lender under such Regulation D or any other comparable regulation. The Statutory Reserve Rate shall be adjusted automatically on and as of the effective date of any change in any reserve percentage.

“Subsidiary” means, with respect to any Person (the “parent”) at any date, any corporation, limited liability company, partnership, association or other entity the accounts of which would be consolidated with those of the parent in the parent’s consolidated financial statements if such financial statements were prepared in accordance with GAAP as of such date, as well as any other corporation, limited liability company, partnership, association or other entity (a) of which securities or other ownership interests representing more than 50% of the equity or more than 50% of the ordinary voting power or, in the case of a partnership, more than 50% of the general partnership interests are, as of such date, owned, controlled or held by the parent or one or more subsidiaries of the parent or by the parent and one or more subsidiaries of the parent, or (b) that is, as of such date, otherwise Controlled by the parent or one or more subsidiaries of the parent or by the parent and one or more subsidiaries of the parent. Unless otherwise specified, all references herein to a “Subsidiary” or to “Subsidiaries” shall refer to a Subsidiary or Subsidiaries of the Borrower.

“Swap Agreement” means any agreement with respect to any swap, forward, future or derivative transaction or option or similar agreement involving, or settled by reference to, one or more rates, currencies, commodities, equity or debt instruments or securities, or economic, financial or pricing indices or measures of economic, financial or pricing risk or value or any similar transaction or any combination of these transactions; provided that no phantom stock or similar plan providing for payments only on account of services provided by current or former directors, officers, employees or consultants of the Borrower or its Subsidiaries shall be a Swap Agreement.

“Swap Bank” means any Person that, at the time it enters into a Secured Swap Agreement, is a Lender or an Affiliate of a Lender.

“Swap Obligations” of a Person means any and all obligations of such Person, whether absolute or contingent and howsoever and whensoever created, arising, evidenced or acquired (including all renewals, extensions and modifications thereof and substitutions therefor), under (a) any and all Swap Agreements, and (b) any and all cancellations, buy backs, reversals, terminations or assignments of any Swap Agreement transaction.

“Swingline Exposure” means, at any time, the aggregate principal amount of all Swingline Loans outstanding at such time. The Swingline Exposure of any Revolving Credit Lender at any time shall be its Applicable Percentage of the total Swingline Exposure at such time.

“Swingline Lender” means Chase, in its capacity as lender of Swingline Loans hereunder.

“Swingline Loan” means a Loan made pursuant to Section 2.04.

“Swingline Note” means a promissory note made by the Borrower in favor of the Swingline Lender evidencing the Swingline Loans made by the Swingline Lender, substantially in the form of Exhibit D-3.

“Taxes” means any and all present or future taxes, levies, imposts, duties, deductions, charges or withholdings imposed by any Governmental Authority.

“Term Commitment” means, with respect to each Term Lender, the commitment of such Lender to make a single Term Loan on the Closing Date pursuant to Section 2.01(b) in an amount not to exceed the amount set forth opposite such Term Lender’s name on Annex A-2 under the caption “Term Commitment”.

“Term Lender” means, at any time, any Lender that has a Term Commitment or an outstanding Term Loan at such time.

“Term Loan” has the meaning set forth in Section 2.01(b).

“Term Note” means a promissory note made by the Borrower in favor of a Term Lender evidencing the Term Loans made by such Lender, substantially in the form of Exhibit D-2.

“Total LC Exposure” means, at any time, the sum of (a) the aggregate undrawn amount of all outstanding Letters of Credit at such time plus (b) the aggregate amount of all LC Disbursements that have not yet been reimbursed by or on behalf of the Borrower at such time.

“Total Revolving Credit Commitment” means, at any time, the sum of the Revolving Credit Commitments of all Revolving Credit Lenders at such time. The Total Revolving Credit Commitment shall be $60,000,000 on the Closing Date.

“Total Revolving Credit Exposure” means, at any time, the sum of the Revolving Credit Exposures of all Revolving Credit Lenders at such time.

“Total Term Commitment” means, at any time, the sum of the Term Commitments of all Term Lenders at such time. The Total Term Commitment shall be $30,000,000 on the Closing Date.

“Transactions” means the execution, delivery and performance by the Loan Parties of the Loan Documents to which they are party and the borrowing of Loans, the use of the proceeds thereof and the issuance of Letters of Credit hereunder.

“Type”, when used in reference to any Loan or Borrowing, refers to whether the rate of interest on such Loan, or on the Loans comprising such Borrowing, is determined by reference to the Adjusted LIBO Rate or the Alternate Base Rate.

“UCC” means the Uniform Commercial Code as in effect from time to time in the State of New York or any other state the laws of which are required to be applied in connection with the issue of perfection of security interests.

“Unliquidated Obligations” means, at any time, any Secured Obligations (or portion thereof) that are contingent in nature or unliquidated at such time, including any Secured Obligation that is: (i) an obligation to reimburse a bank for drawings not yet made under a letter of credit issued by it; (ii) any other obligation (including any guarantee) that is contingent in nature at such time; or (iii) an obligation to provide collateral to secure any of the foregoing types of obligations.

“Withdrawal Liability” means liability to a Multiemployer Plan as a result of a complete or partial withdrawal from such Multiemployer Plan, as such terms are defined in Part I of Subtitle E of Title IV of ERISA.

SECTION 1.02. Classification of Loans and Borrowings. For purposes of this Agreement, Loans may be classified and referred to by Class (e.g., a “Revolving Credit Loan” or a “Term Loan”) or by Class and Type (e.g., an “ABR Revolving Credit Loan” or an “Eurodollar Term Loan”). Borrowings also may be classified and referred to by Class (e.g., a “Revolving Credit Borrowing” or a “Term Borrowing”) or by Class and Type (e.g., an “ABR Revolving Credit Borrowing” or a “Eurodollar Term Borrowing”).

SECTION 1.03. Terms Generally. The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words

“include”, “includes” and “including” shall be deemed to be followed by the phrase “without limitation”. The word “will” shall be construed to have the same meaning and effect as the word “shall”. Unless the context requires otherwise, (a) any definition of or reference to any agreement, instrument or other document herein shall be construed as referring to such agreement, instrument or other document as from time to time amended, supplemented or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth herein), (b) any reference herein to any Person shall be construed to include such Person’s successors and assigns, (c) the words “herein”, “hereof” and “hereunder”, and words of similar import, shall be construed to refer to this Agreement in its entirety and not to any particular provision hereof, (d) all references herein to Articles, Sections, Exhibits and Schedules shall be construed to refer to Articles and Sections of, and Exhibits and Schedules to, this Agreement and (e) the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts and contract rights.

SECTION 1.04. Accounting Terms; GAAP. Except as otherwise expressly provided herein, all terms of an accounting or financial nature shall be construed in accordance with GAAP, as in effect from time to time; provided that, (i) all terms of an accounting or financial nature relating to a Permitted Acquisition, for all Fiscal Years and Fiscal Quarters ending prior to the date of such Permitted Acquisition, shall be construed in accordance with the accounting standards used by the target company of such Permitted Acquisition immediately before the acquisition, with quarterly data for such periods estimated in good faith by a Financial Officer of the Borrower in a manner reasonably satisfactory to Administrative Agent, and (ii) if the Borrower notifies the Administrative Agent that the Borrower requests an amendment to any provision hereof to eliminate the effect of any change occurring after the date hereof in GAAP or in the application thereof on the operation of such provision (or if the Administrative Agent notifies the Borrower that the Required Lenders request an amendment to any provision hereof for such purpose), regardless of whether any such notice is given before or after such change in GAAP or in the application thereof, then such provision shall be interpreted on the basis of GAAP as in effect and applied immediately before such change shall have become effective until such notice shall have been withdrawn or such provision amended in accordance herewith.

ARTICLE II

The Credits

SECTION 2.01. Commitments.

(a) Subject to the terms and conditions set forth herein, each Revolving Credit Lender agrees to make loans to the Borrower (each such loan, a “Revolving Credit Loan”) from time to time during the Revolving Credit Availability Period in an aggregate principal amount that will not result in (i) such Revolving Credit Lender’s Revolving Credit Exposure exceeding such Revolving Credit Lender’s Revolving Credit Commitment or (ii) the Total Revolving Credit Exposure exceeding the Total Revolving Credit Commitment. Within the foregoing limits and subject to the terms and conditions set forth herein, the Borrower may borrow, prepay and reborrow Revolving Credit Loans.

(b) Subject to the terms and conditions set forth herein, each Term Lender agrees to make a single loan to the Borrower (each such loan, a “Term Loan”) on the Closing Date in the principal amount of such Term Lender’s Term Commitment. Once repaid or prepaid, Term Loans may not be reborrowed.

SECTION 2.02. Loans and Borrowings. (a) Each Revolving Credit Loan shall be made as part of a Borrowing consisting of Revolving Credit Loans made by the Revolving Credit Lenders ratably in accordance with their respective Revolving Credit Commitments. Each Term Loan shall be made as part of a Borrowing consisting of Term Loans made by the Term Lenders ratably in accordance with their respective Term Commitments. The failure of any Lender to make any Loan required to be made by it shall not relieve any other Lender of its obligations hereunder; provided that the Commitments are several and no Lender shall be responsible for any other Lender’s failure to make Loans as required. The Term Loans shall amortize as set forth in Section 2.09(b).

(b) Subject to Section 2.13, each Borrowing shall be comprised entirely of ABR Loans or Eurodollar Loans as the Borrower may request in accordance herewith. Each Swingline Loan shall be an ABR Loan. Each Lender at its option may make any Eurodollar Loan by causing any domestic or foreign branch or Affiliate of such Lender to make such Loan; provided that any exercise of such option shall not affect the obligation of the Borrower to repay such Loan in accordance with the terms of this Agreement.

(c) At the commencement of each Interest Period for any Eurodollar Borrowing, such Borrowing shall be in an aggregate amount that is an integral multiple of $100,000 and not less than $1,000,000. At the time that each ABR Borrowing is made, such Borrowing shall be in an aggregate amount that is an integral multiple of $100,000 and not less than $1,000,000; provided that an ABR Revolving Credit Borrowing may be in an aggregate amount that is equal to the entire unused balance of the Total Revolving Credit Commitment or that is required to finance the reimbursement of an LC Disbursement as contemplated by Section 2.05(e). Each Swingline Loan shall be in an amount that is an integral multiple of $1 and not less than $25,000. Borrowings of more than one Type may be outstanding at the same time; provided that there shall not at any time be more than a total of six (6) Eurodollar Borrowings outstanding.

(d) Notwithstanding any other provision of this Agreement, the Borrower shall not be entitled to request, or to elect to convert or continue, any Borrowing if the Interest Period requested with respect thereto would end after the Maturity Date.

SECTION 2.03. Requests for Borrowings. To request a Borrowing, the Borrower shall notify the Administrative Agent of such request by telephone (a) in the case of a Eurodollar Borrowing, not later than 11:00 a.m., New York City time, three Business Days before the date of the proposed Borrowing or (b) in the case of an ABR Borrowing, not later than 11:00 a.m., New York City time, on the date of the proposed Borrowing; provided that any such notice of an ABR Revolving Credit Borrowing to finance the reimbursement of an LC Disbursement as contemplated by Section 2.05(e) may be given not later than 10:00 a.m., New York City time, on the date of the proposed Revolving Credit Borrowing. Each such telephonic Borrowing Request shall be irrevocable and shall be confirmed promptly by hand delivery or facsimile to the Administrative Agent of a written Borrowing Request. Each such telephonic and written Borrowing Request shall specify the following information in compliance with Section 2.02:

(i) the aggregate amount of the requested Borrowing;

(ii) the date of such Borrowing, which shall be a Business Day;

(iii) whether such Borrowing is to be an ABR Borrowing or a Eurodollar Borrowing;

(iv) in the case of a Eurodollar Borrowing, the initial Interest Period to be applicable thereto, which shall be a period contemplated by the definition of the term “Interest Period”; and

(v) the location and number of the Borrower’s account to which funds are to be disbursed, which shall comply with the requirements of Section 2.06.

If no election as to the Type of Borrowing is specified, then the requested Borrowing shall be an ABR Borrowing. If no Interest Period is specified with respect to any requested Eurodollar Borrowing, then the Borrower shall be deemed to have selected an Interest Period of one month’s duration. Promptly following receipt of a Borrowing Request in accordance with this Section, the Administrative Agent shall advise each Revolving Credit Lender or Term Lender, as applicable, of the details thereof and of the amount of such Lender’s Loan to be made as part of the requested Borrowing.

SECTION 2.04 Swingline Loans. (a) Subject to the terms and conditions set forth herein, the Swingline Lender agrees to make Swingline Loans to the Borrower from time to time during the Revolving Credit Availability Period, in an aggregate principal amount at any time outstanding that will not result in (i) the aggregate principal amount of outstanding Swingline Loans exceeding $5,000,000 or (ii) the Total Revolving Credit Exposure exceeding the Total Revolving Credit Commitment; provided that the Swingline Lender shall not be required to make a Swingline Loan to refinance an outstanding Swingline Loan. Within the foregoing limits and subject to the terms and conditions set forth herein, the Borrower may borrow, prepay and reborrow Swingline Loans.

(b) To request a Swingline Loan, the Borrower shall notify the Administrative Agent of such request by telephone (confirmed by facsimile), not later than 12:00 noon, New York City time, on the day of a proposed Swingline Loan. Each such notice shall be irrevocable and shall specify the requested date (which shall be a Business Day) and amount of the requested Swingline Loan. The Administrative Agent will promptly advise the Swingline Lender of any such notice received from the Borrower. The Swingline Lender shall make each Swingline Loan available to the Borrower by means of a credit to the general deposit account of the Borrower with the Swingline Lender (or, in the case of a Swingline Loan made to finance the reimbursement of an LC Disbursement as provided in Section 2.06(e), by remittance to the applicable Issuing Bank) by 3:00 p.m., New York City time, on the requested date of such Swingline Loan.

(c) The Swingline Lender may by written notice given to the Administrative Agent not later than 10:00 a.m., New York City time, on any Business Day require the Revolving Credit Lenders to acquire participations on such Business Day in all or a portion of the Swingline Loans outstanding. Such notice shall specify the aggregate amount of Swingline Loans in which Revolving Credit Lenders will participate. Promptly upon receipt of such notice, the Administrative Agent will give notice thereof to each Revolving Credit Lender, specifying in such notice such Revolving Credit Lender’s Applicable Percentage of such Swingline Loan or Loans. Each Revolving Credit Lender hereby absolutely and unconditionally agrees, upon receipt of notice as provided above, to pay to the Administrative Agent, for the account of the Swingline Lender, such Revolving Credit Lender’s Applicable Percentage of such Swingline Loan or Loans. Each Revolving Credit Lender acknowledges and agrees that its obligation to acquire participations in Swingline Loans pursuant to this paragraph is absolute and unconditional and shall not be affected by any circumstance whatsoever, including the occurrence and continuance of a Default or reduction or termination of the Revolving Credit Commitments, and that each such payment shall be made without any offset, abatement, withholding or reduction whatsoever. Each Revolving Credit Lender shall comply with its obligation under this paragraph by wire transfer of immediately available funds, in the same manner as provided in Section 2.07 with respect to Loans made by such Revolving Credit Lender (and Section 2.07 shall apply, mutatis mutandis, to the payment obligations of the Revolving Credit Lenders), and the Administrative Agent shall promptly pay to the Swingline Lender the amounts so received by it from the Revolving Credit Lenders. The Administrative Agent shall notify the Borrower of any participations in any Swingline Loan acquired pursuant to this paragraph, and thereafter payments in respect of such Swingline Loan shall be made to the Administrative Agent and not to the Swingline Lender. Any amounts received by the Swingline Lender from the Borrower (or other party on behalf of the Borrower) in respect of a Swingline Loan after receipt by the Swingline Lender of the proceeds of a sale of participations therein shall be promptly remitted to the Administrative Agent; any such amounts received by the Administrative Agent shall be promptly remitted by the Administrative Agent to the Revolving Credit Lenders that shall have made their payments pursuant to this paragraph and to the Swingline Lender, as their interests may appear; provided that any such payment so remitted shall be repaid to the Swingline Lender or to the Administrative Agent, as applicable, if and to the extent such payment is required to be refunded to the Borrower for any reason. The purchase of participations in a Swingline Loan pursuant to this paragraph shall not relieve the Borrower of any default in the payment thereof.

SECTION 2.05 Letters of Credit. (a) General. Subject to the terms and conditions set forth herein, the Borrower may request that any Issuing Bank issue Letters of Credit for the Borrower’s own account, in a form reasonably acceptable to the Administrative Agent and such Issuing Bank, at any time and from time to time during the Revolving Credit Availability Period, in support of obligations of the Borrower or any of its Subsidiaries. In the event of any inconsistency between the terms and conditions of this Agreement and the terms and conditions of any form of letter of credit application or other agreement submitted by the Borrower to, or entered into by the Borrower with, any Issuing Bank relating to any Letter of Credit issued by such Issuing Bank, the terms and conditions of this Agreement shall control.

(b) Notice of Issuance, Amendment, Renewal, Extension; Certain Conditions. To request that any Issuing Bank issue a Letter of Credit (or the amendment, renewal or extension of an outstanding Letter of Credit issued by such Issuing Bank), the Borrower shall hand deliver or facsimile (or transmit by electronic communication, if arrangements for doing so have been approved by such Issuing Bank) to such Issuing Bank and the Administrative Agent (prior to 11:00 a.m., New York City time, at least three Business Days prior to the requested date of issuance, amendment, renewal or extension) a notice requesting the issuance of a Letter of Credit, or identifying the Letter of Credit to be amended, renewed or extended, and specifying the date of issuance, amendment, renewal or extension (which shall be a Business Day), the date on which such Letter of Credit is to expire (which shall comply with paragraph (c) of this Section), the amount of such Letter of Credit, the name and address of the beneficiary thereof and such other information as shall be necessary to prepare, amend, renew or extend such Letter of Credit. If requested by the Issuing Bank issuing a Letter of Credit, the Borrower also shall submit a letter of credit application on such Issuing Bank’s standard form in connection with any request for a Letter of Credit. A Letter of Credit shall be issued, amended, renewed or extended only if (and upon issuance, amendment, renewal or extension of each Letter of Credit the Borrower shall be deemed to represent and warrant that), after giving effect to such issuance, amendment, renewal or extension, (i) the Total LC Exposure shall not exceed $10,000,000 and (ii) the Total Revolving Credit Exposure shall not exceed the Total Revolving Credit Commitment.

(c) Expiration Date. Each Letter of Credit shall expire at or prior to the close of business on the earlier of (i) the date that is one year after the date of the issuance of such Letter of Credit (or, in the case of any renewal or extension thereof, no later than the date that is one year after such renewal or extension) and (ii) the date that is five Business Days prior to the Maturity Date.

(d) Participations. By the issuance of a Letter of Credit by any Issuing Bank (or an amendment to a Letter of Credit increasing the amount thereof) and without any further action on the part of such Issuing Bank or the Revolving Credit Lenders, such Issuing Bank hereby grants to each Revolving Credit Lender, and each Revolving Credit Lender hereby acquires from such Issuing Bank, a participation in such Letter of Credit equal to such Revolving Credit Lender’s Applicable Percentage of the aggregate amount available to be drawn under such

Letter of Credit. In consideration and in furtherance of the foregoing, each Revolving Credit Lender hereby absolutely and unconditionally agrees to pay to the Administrative Agent, for the account of the Issuing Bank issuing any Letter of Credit, such Revolving Credit Lender’s Applicable Percentage of each LC Disbursement made by such Issuing Bank and not reimbursed by the Borrower on the date due as provided in paragraph (e) of this Section, or of any reimbursement payment required to be refunded to the Borrower for any reason. Each Revolving Credit Lender acknowledges and agrees that its obligation to acquire participations pursuant to this paragraph in respect of Letters of Credit is absolute and unconditional and shall not be affected by any circumstance whatsoever, including any amendment, renewal or extension of any Letter of Credit or the occurrence and continuance of a Default or reduction or termination of the Revolving Credit Commitments, and that each such payment shall be made without any offset, abatement, withholding or reduction whatsoever.

(e) Reimbursement. If an Issuing Bank shall make any LC Disbursement in respect of a Letter of Credit, the Borrower shall reimburse such LC Disbursement by paying to the Administrative Agent an amount equal to such LC Disbursement not later than 12:00 noon, New York City time, on the date that such LC Disbursement is made, if the Borrower shall have received notice of such LC Disbursement prior to 10:00 a.m., New York City time, on such date, or, if such notice has not been received by the Borrower prior to such time on such date, then not later than 12:00 noon, New York City time, on (i) the Business Day that the Borrower receives such notice, if such notice is received prior to 10:00 a.m., New York City time, on the day of receipt, or (ii) the Business Day immediately following the day that the Borrower receives such notice, if such notice is not received prior to such time on the day of receipt; provided that the Borrower may, subject to the conditions to borrowing set forth herein, request in accordance with Section 2.03 or 2.04 that such payment be financed with an ABR Revolving Credit Borrowing or Swingline Loan in an equivalent amount and, to the extent so financed, the Borrower’s obligation to make such payment shall be discharged and replaced by the resulting ABR Revolving Credit Borrowing or Swingline Loan. If the Borrower fails to make such payment when due, the Administrative Agent shall notify each Revolving Credit Lender of the applicable LC Disbursement, the payment then due from the Borrower in respect thereof and such Revolving Credit Lender’s Applicable Percentage thereof. Promptly following receipt of such notice, each Revolving Credit Lender shall pay to the Administrative Agent its Applicable Percentage of the payment then due from the Borrower, in the same manner as provided in Section 2.06 with respect to Revolving Credit Loans made by such Revolving Credit Lender (and Section 2.06 shall apply, mutatis mutandis, to the payment obligations of the Revolving Credit Lenders), and the Administrative Agent shall promptly pay to the applicable Issuing Bank the amounts so received by it from the Revolving Credit Lenders. Promptly following receipt by the Administrative Agent of any payment from the Borrower pursuant to this paragraph, the Administrative Agent shall distribute such payment to the applicable Issuing Bank or, to the extent that Revolving Credit Lenders have made payments pursuant to this paragraph to reimburse such Issuing Bank, then to such Revolving Credit Lenders and such Issuing Bank as their interests may appear. Any payment made by a Revolving Credit Lender pursuant to this paragraph to reimburse any Issuing Bank for any LC Disbursement (other than the funding of ABR Revolving Credit Loans or a Swingline Loan as contemplated above) shall not constitute a Loan and shall not relieve the Borrower of its obligation to reimburse such LC Disbursement.

(f) Obligations Absolute. The Borrower’s obligation to reimburse LC Disbursements as provided in paragraph (e) of this Section shall be absolute, unconditional and irrevocable, and shall be performed strictly in accordance with the terms of this Agreement under any and all circumstances whatsoever and irrespective of (i) any lack of validity or enforceability of any Letter of Credit or this Agreement, or any term or provision therein, (ii) any draft or other document presented under a Letter of Credit proving to be forged, fraudulent or invalid in any respect or any statement therein being untrue or inaccurate in any respect, (iii) payment by any Issuing Bank under a Letter of Credit against presentation of a draft or other document that does not comply with the terms of such Letter of Credit, or (iv) any other event or circumstance whatsoever, whether or not similar to any of the foregoing, that might, but for the provisions of this Section, constitute a legal or equitable discharge of, or provide a right of setoff against, the Borrower’s obligations hereunder. Neither the Administrative Agent, the Lenders nor the Issuing Banks, nor any of their Related Parties, shall have any liability or responsibility by reason of or in connection with the issuance or transfer of any Letter of Credit or any payment or failure to make any payment thereunder (irrespective of any of the circumstances referred to in the preceding sentence), or any error, omission, interruption, loss or delay in transmission or delivery of any draft, notice or other communication under or relating to any Letter of Credit (including any document required to make a drawing thereunder), any error in interpretation of technical terms or any consequence arising from causes beyond the control of any Issuing Bank; provided that the foregoing shall not be construed to excuse an Issuing Bank from liability to the Borrower to the extent of any direct damages (as opposed to consequential damages, claims in respect of which are hereby waived by the Borrower to the extent permitted by applicable law) suffered by the Borrower that are caused by such Issuing Bank’s failure to exercise care when determining whether drafts and other documents presented under a Letter of Credit comply with the terms thereof. The parties hereto expressly agree that, in the absence of gross negligence or willful misconduct on the part of an Issuing Bank (as finally determined by a court of competent jurisdiction), such Issuing Bank shall be deemed to have exercised care in each such determination. In furtherance of the foregoing and without limiting the generality thereof, the parties agree that, with respect to documents presented which appear on their face to be in substantial compliance with the terms of a Letter of Credit, any Issuing Bank may, in its reasonable discretion, either accept and make payment upon such documents without responsibility for further investigation, regardless of any notice or information to the contrary, or refuse to accept and make payment upon such documents if such documents are not in strict compliance with the terms of such Letter of Credit.

(g) Disbursement Procedures. Each Issuing Bank shall, promptly following its receipt thereof, examine all documents purporting to represent a demand for payment under a Letter of Credit issued by such Issuing Bank. Such Issuing Bank shall promptly notify the Administrative Agent and the Borrower by telephone (confirmed by facsimile) of such demand for payment and whether such Issuing Bank has made or will make an LC Disbursement thereunder; provided that any failure to give or delay in giving such notice shall not relieve the Borrower of its obligation to reimburse such Issuing Bank and the Revolving Credit Lenders with respect to any such LC Disbursement.

(h) Interim Interest. If an Issuing Bank shall make any LC Disbursement, then, unless the Borrower shall reimburse such LC Disbursement in full on the date such LC Disbursement is made, the unpaid amount thereof shall bear interest, for each day from and including the date such LC Disbursement is made to but excluding the date that the Borrower reimburses such LC Disbursement, at the rate per annum then applicable to ABR Revolving Credit Loans; provided that, if the Borrower fails to reimburse such LC Disbursement when due pursuant to paragraph (e) of this Section, then Section 2.12(c) shall apply. Interest accrued pursuant to this paragraph shall be for the account of the applicable Issuing Bank, except that interest accrued on and after the date of payment by any Revolving Credit Lender pursuant to paragraph (e) of this Section to reimburse such Issuing Bank shall be for the account of such Revolving Credit Lender to the extent of such payment.

(i) Replacement of the Issuing Bank. Any Issuing Bank may be replaced at any time by written agreement among the Borrower, the Administrative Agent, the replaced Issuing Bank and the successor Issuing Bank. The Administrative Agent shall notify the Revolving Credit Lenders of any such replacement of such Issuing Bank. At the time any such replacement shall become effective, the Borrower shall pay all unpaid fees accrued for the account of the replaced Issuing Bank pursuant to Section 2.11(b). From and after the effective date of any such replacement, (i) the successor Issuing Bank shall have all the rights and obligations of the replaced Issuing Bank under this Agreement with respect to Letters of Credit to be issued thereafter and (ii) references herein to the term “Issuing Bank” shall be deemed to refer to such successor or to any previous Issuing Bank, or to such successor and all previous Issuing Banks, as the context shall require. After the replacement of an Issuing Bank hereunder, the replaced Issuing Bank shall remain a party hereto and shall continue to have all the rights and obligations of an Issuing Bank under this Agreement with respect to Letters of Credit issued by it prior to such replacement, but shall not be required to issue additional Letters of Credit.

(j) Cash Collateralization. If any Event of Default shall occur and be continuing, on the Business Day that the Borrower receives notice from the Administrative Agent or the Required Revolving Credit Lenders (or, if the maturity of the Revolving Credit Loans has been accelerated, Revolving Credit Lenders with LC Exposures representing greater than 50% of the Total LC Exposure) demanding the deposit of cash collateral pursuant to this paragraph, the Borrower shall deposit in an account with the Administrative Agent, in the name of the Administrative Agent and for the benefit of the Secured Parties (the “LC Collateral Account”), an amount in cash equal to the Total LC Exposure as of such date plus any accrued and unpaid interest thereon; provided that the obligation to deposit such cash collateral shall become effective immediately, and such deposit shall become immediately due and payable, without demand or other notice of any kind, upon the occurrence of any Event of Default with respect to the Borrower described in Section 7.01(h) or 7.01(i). Such deposit shall be held by the Administrative Agent as collateral for the payment and performance of the Secured Obligations. The Administrative Agent shall have exclusive dominion and control, including the exclusive right of withdrawal, over the LC Collateral Account, and the Borrower hereby grants the Administrative Agent a security interest in the LC Collateral Account. Other than any interest earned on the investment of such deposits, which investments shall be made at the option and sole discretion of the Administrative Agent and at the Borrower’s risk and expense, such deposits shall not bear interest. Interest or profits, if any, on such investments shall accumulate in such account. Moneys in such account shall be applied by the Administrative Agent to reimburse any Issuing Bank for LC Disbursements for which it has not been reimbursed and, to the extent not so applied, shall be held for the satisfaction of the reimbursement obligations of the Borrower for the Total LC Exposure at such time or, if the maturity of the Revolving Credit

Loans has been accelerated (but subject to the consent of Revolving Credit Lenders with LC Exposures representing greater than 50% of the Total LC Exposure), be applied to satisfy other Secured Obligations. If the Borrower is required to provide an amount of cash collateral hereunder as a result of the occurrence of an Event of Default, such amount (to the extent not applied as aforesaid) shall be returned to the Borrower within three Business Days after all Events of Default have been cured or waived.

SECTION 2.06. Funding of Borrowings. (a) Each Lender shall make each Loan to be made by it hereunder on the proposed date thereof by wire transfer of immediately available funds by 12:00 noon, New York City time, to the account of the Administrative Agent most recently designated by it for such purpose by notice to the Lenders; provided that Swingline Loans shall be made as provided in Section 2.04. The Administrative Agent will make such Loans available to the Borrower by promptly crediting the amounts so received, in like funds, to an account of the Borrower designated by the Borrower in the applicable Borrowing Request; provided that ABR Revolving Credit Loans made to finance the reimbursement of an LC Disbursement as provided in Section 2.05(e) shall be remitted by the Administrative Agent to the applicable Issuing Bank.

(b) Unless the Administrative Agent shall have received notice from a Lender prior to the proposed date of any Borrowing that such Lender will not make available to the Administrative Agent such Lender’s share of such Borrowing, the Administrative Agent may assume that such Lender has made such share available on such date in accordance with paragraph (a) of this Section and may, in reliance upon such assumption, make available to the Borrower a corresponding amount. In such event, if a Lender has not in fact made its share of the applicable Borrowing available to the Administrative Agent, then the applicable Lender and the Borrower severally agree to pay to the Administrative Agent forthwith on demand such corresponding amount with interest thereon, for each day from and including the date such amount is made available to the Borrower to but excluding the date of payment to the Administrative Agent, at (i) in the case of such Lender, the greater of the Federal Funds Effective Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation or (ii) in the case of the Borrower, the interest rate applicable to ABR Revolving Credit Loans. If such Lender pays such amount to the Administrative Agent, then such amount shall constitute such Lender’s Loan included in such Borrowing.

SECTION 2.07. Interest Elections. (a) Each Borrowing initially shall be of the Type specified in the applicable Borrowing Request and, in the case of a Eurodollar Borrowing, shall have an initial Interest Period as specified in the applicable Borrowing Request. Thereafter, the Borrower may elect to convert such Borrowing to a different Type or to continue such Borrowing and, in the case of a Eurodollar Borrowing, may elect Interest Periods therefor, all as provided in this Section. The Borrower may elect different options with respect to different portions of the affected Borrowing, in which case each such portion shall be allocated ratably among the Lenders holding the Loans comprising such Borrowing, and the Loans comprising each such portion shall be considered a separate Borrowing. This Section shall not apply to Swingline Borrowings, which may not be converted or continued.

(b) To make an election pursuant to this Section, the Borrower shall notify the Administrative Agent of such election by telephone by the time that a Borrowing Request would be required under Section 2.03 if the Borrower were requesting a Borrowing of the Type resulting from such election to be made on the effective date of such election. Each such telephonic Interest Election Request shall be irrevocable and shall be confirmed promptly by hand delivery or facsimile to the Administrative Agent of a written Interest Election Request in a form approved by the Administrative Agent and signed by the Borrower.

(c) Each telephonic and written Interest Election Request shall specify the following information in compliance with Section 2.02:

(i) the Borrowing to which such Interest Election Request applies and, if different options are being elected with respect to different portions thereof, the portions thereof to be allocated to each resulting Borrowing (in which case the information to be specified pursuant to clauses (iii) and (iv) below shall be specified for each resulting Borrowing);

(ii) the effective date of the election made pursuant to such Interest Election Request, which shall be a Business Day;

(iii) whether the resulting Borrowing is to be an ABR Borrowing or a Eurodollar Borrowing; and

(iv) if the resulting Borrowing is a Eurodollar Borrowing, the Interest Period to be applicable thereto after giving effect to such election, which shall be a period contemplated by the definition of the term “Interest Period”.

If any such Interest Election Request requests a Eurodollar Borrowing but does not specify an Interest Period, then the Borrower shall be deemed to have selected an Interest Period of one month’s duration.

(d) Promptly following receipt of an Interest Election Request, the Administrative Agent shall advise each Revolving Credit Lender or Term Lender, as the case may be, of the details thereof and of such Lender’s portion of each resulting Borrowing.

(e) If the Borrower fails to deliver a timely Interest Election Request with respect to a Eurodollar Borrowing prior to the end of the Interest Period applicable thereto, then, unless such Borrowing is repaid as provided herein, at the end of such Interest Period such Borrowing shall be converted to an ABR Borrowing. Notwithstanding any contrary provision hereof, if an Event of Default has occurred and is continuing and the Administrative Agent, at the request of the Required Lenders, so notifies the Borrower, then, so long as an Event of Default is continuing, (i) no outstanding Borrowing may be converted to or continued as a Eurodollar Borrowing and (ii) unless repaid, each Eurodollar Borrowing shall at the end of the Interest Period applicable thereto be converted to an ABR Borrowing.

SECTION 2.08. Termination and Reduction of Commitments. (a) Unless previously terminated, (i) the Revolving Credit Commitments shall terminate on the Maturity Date and (ii) the Term Commitments shall terminate on the Closing Date immediately after the funding of the Term Loans.

(b) The Borrower may at any time terminate, or from time to time reduce, the Revolving Credit Commitments; provided that (i) each reduction of the Revolving Credit Commitments shall be in an amount that is an integral multiple of $1,000,000 and not less than $5,000,000 and (ii) the Borrower shall not terminate or reduce the Revolving Credit Commitments if, after giving effect to any concurrent prepayment of the Revolving Credit Loans in accordance with Section 2.10, the Total Revolving Credit Exposure would exceed the Total Revolving Credit Commitment.

(c) The Borrower shall notify the Administrative Agent of any election to terminate or reduce the Revolving Credit Commitments under paragraph (b) of this Section at least three Business Days prior to the effective date of such termination or reduction, specifying such election and the effective date thereof. Promptly following receipt of any notice, the Administrative Agent shall advise the Revolving Credit Lenders of the contents thereof. Each notice delivered by the Borrower pursuant to this Section shall be irrevocable; provided that a notice of termination of the Revolving Credit Commitments delivered by the Borrower may state that such notice is conditioned upon the effectiveness of other credit facilities, in which case such notice may be revoked by the Borrower (by notice to the Administrative Agent on or prior to the specified effective date) if such condition is not satisfied. Any termination or reduction of the Revolving Credit Commitments shall be permanent. Each reduction of the Revolving Credit Commitments shall be made ratably among the Revolving Credit Lenders in accordance with their respective Revolving Credit Commitments.

SECTION 2.09. Repayment of Loans; Evidence of Debt. (a) The Borrower shall repay to the Administrative Agent for the account of each Revolving Credit Lender on the Maturity Date the then unpaid principal amount of each Revolving Credit Loan made to the Borrower.

(b) The Borrower shall repay to the Administrative Agent for the account of each Term Lender the aggregate outstanding principal amount of the Term Loans on the last Business Day of each Fiscal Quarter occurring during the following periods in the amounts indicated (which amounts shall be reduced as a result of the application of prepayments of the Term Loans in accordance with Section 2.10):

Period	Amount
From the Closing Date through December 31, 2008	$1,000,000
From January 1, 2009 through December 31, 2011	$1,500,000
From January 1, 2012 through September 30, 2012	$2,000,000

provided that the final principal installment shall be repaid on the Maturity Date and in any event shall be in an amount equal to the aggregate principal amount of the Term Loans outstanding on such date.

(c) The Borrower shall repay to the Swingline Lender the then unpaid principal amount of each Swingline Loan on the earlier of the Maturity Date and the first date after such Swingline Loan is made that is the 15th or last day of a calendar month and is at least two Business Days after such Swingline Loan is made; provided that on each date that a Revolving Credit Borrowing is made, the Borrower shall repay all Swingline Loans then outstanding.

(d) Each Lender shall maintain in accordance with its usual practice an account or accounts evidencing the indebtedness of the Borrower to such Lender resulting from each Loan made by such Lender, including the amounts of principal and interest payable and paid to such Lender from time to time hereunder.

(e) The Administrative Agent shall maintain accounts in which it shall record (i) the amount of each Loan made hereunder, the Class and Type thereof and the Interest Period applicable thereto, (ii) the amount of any principal or interest due and payable or to become due and payable from the Borrower to each Lender hereunder and (iii) the amount of any sum received by the Administrative Agent hereunder for the account of the Lenders and each Lender’s share thereof.

(f) The entries made in the accounts maintained pursuant to paragraph (d) or (e) of this Section shall be prima facie evidence of the existence and amounts of the obligations recorded therein; provided that the failure of any Lender or the Administrative Agent to maintain such accounts or any error therein shall not in any manner affect the obligation of the Borrower to repay the Loans in accordance with the terms of this Agreement.

(g) Any Lender may request that Loans made by it be evidenced by a Note. In such event, the Borrower shall prepare, execute and deliver to such Lender a Revolving Credit Note, Term Note or Swingline Note, as applicable, payable to the order of such Lender (or, if requested by such Lender, to such Lender and its registered assigns). Thereafter, the Loans evidenced by such Note and interest thereon shall at all times (including after assignment pursuant to Section 9.04) be represented by one or more promissory notes in such form payable to the order of the payee named therein (or, if such Note is a registered note, to such payee and its registered assigns).

SECTION 2.10. Prepayment of Loans.

(a) The Borrower shall have the right at any time and from time to time to prepay any Borrowing, in whole or in part, subject to prior notice in accordance with paragraph (d) of this Section.

(b) If at any time the Total Revolving Credit Exposure exceeds the Total Revolving Credit Commitment, the Borrower shall immediately apply an amount equal to such excess to prepay the Revolving Credit Loans or cash collateralize the Total LC Exposure (by depositing an amount equal to such excess in a cash collateral account maintained with the Administrative Agent), or a combination of the foregoing, until the Total Revolving Credit Exposure, net of the amount deposited in such cash collateral account, does not exceed the Total Revolving Credit Commitment.

(c) If the Consolidated Leverage Ratio as of the last day of any Fiscal Year is greater than 2.5 to 1.0, the Borrower shall apply an amount equal to 50% of Excess Cash Flow for such Fiscal Year as a mandatory prepayment of the Term Loans within five Business Days after the earlier of (i) the date on which financial statements in respect of such Fiscal Year have been delivered pursuant to Section 5.01(a) and the related Compliance Certificate has been delivered pursuant to Section 5.01(c) and (ii) the date by which such financial statements and Compliance Certificate are required to be delivered pursuant to Sections 5.01(a) and 5.01(c), respectively.

(d) If the Borrower or any of its Subsidiaries Disposes of any assets permitted by Section 6.05(j) which results in the realization by such Person of Net Cash Proceeds (determined as of the date of such Disposition, whether or not such Net Cash Proceeds are then received by such Person) in excess of $2,500,000, the Borrower shall apply an amount equal to 100% of such Net Cash Proceeds as a mandatory prepayment of the Term Loans immediately upon receipt thereof by such Person; provided, however, that, with respect to any Net Cash Proceeds realized under a Disposition described in this Section 2.05(d), at the election of the Borrower (as notified by the Borrower to the Administrative Agent on or prior to the date of such Disposition), and so long as no Default shall have occurred and be continuing, the Borrower or such Subsidiary may reinvest all or any portion of such Net Cash Proceeds in operating assets, or enter into a definitive agreement with respect to such reinvestment, so long as within 180 days after the receipt of such Net Cash Proceeds, such purchase shall have been consummated (as certified by the Borrower in writing to the Administrative Agent); and provided further, however, that any Net Cash Proceeds not subject to such definitive agreement or so reinvested shall be immediately applied to the prepayment of the Term Loans as set forth in this Section 2.05(d).

(e) Upon any Extraordinary Receipt received by or paid to or for the account of the Borrower or any of its Subsidiaries, and not otherwise included in clause (d) of this Section 2.10 which results in the realization by such Person of Net Cash Proceeds in excess of $1,000,000, the Borrower shall prepay an aggregate principal amount of the Term Loans equal to 100% of all Net Cash Proceeds received therefrom immediately upon receipt thereof by the Borrower or such Subsidiary; provided, however, that with respect to any proceeds of insurance, condemnation awards (or payments in lieu thereof) or indemnity payments, at the election of the Borrower (as notified by the Borrower to the Administrative Agent on or prior to the date of receipt of such insurance proceeds, condemnation awards or indemnity payments), and so long as no Default shall have occurred and be continuing, the Borrower or such Subsidiary may apply within 180 days after the receipt of such cash proceeds to replace or repair the equipment, fixed assets or real property in respect of which such cash proceeds were received; and provided, further, however, that any cash proceeds not so applied shall be immediately applied to the prepayment of the Term Loans as set forth in this Section 2.10(e).

(f) The Borrower shall notify the Administrative Agent (and, in the case of prepayment of a Swingline Loan, the Swingline Lender) by telephone (confirmed by facsimile) of any prepayment hereunder (i) in the case of prepayment of a Eurodollar Borrowing, not later than 11:00 a.m., New York City time, three Business Days before the date of prepayment, (ii) in the case of prepayment of an ABR Borrowing, not later than 11:00 a.m., New York City time, one Business Day before the date of prepayment or (iii) in the case of a prepayment of a

Swingline Loan, not later than 11:00 a.m., New York City time, on the date of prepayment. Each such notice shall be irrevocable and shall specify the prepayment date and the principal amount of each Borrowing or portion thereof to be prepaid; provided that, if a notice of prepayment is given in connection with a conditional notice of termination of the Revolving Credit Commitments as contemplated by Section 2.08, then such notice of prepayment may be revoked if such notice of termination is revoked in accordance with Section 2.08. Promptly following receipt of any such notice relating to a Borrowing, the Administrative Agent shall advise the applicable Lenders of the contents thereof. Each partial prepayment of any Borrowing shall be in an amount that would be permitted in the case of an advance of a Revolving Credit Borrowing or Term Borrowing of the same Type as provided in Section 2.02. Each prepayment of a Borrowing shall be applied ratably to the Loans included in the prepaid Borrowing. Prepayments shall be accompanied by accrued interest to the extent required by Section 2.12. Optional prepayments of the Term Loans pursuant to Section 2.10(a) shall be applied on a pro rata basis to the regular installments of principal due under the Term Loans, including the payment due on the Maturity Date. Mandatory prepayments of the Term Loans pursuant to Sections 2.10(c), (d) and (e) shall be applied in inverse order of maturity to the remaining installments of principal, including the payment due on the Maturity Date. All prepayments under this Section 2.10 shall be subject to Section 2.15.

SECTION 2.11. Fees. (a) The Borrower agrees to pay to the Administrative Agent for the account of each Revolving Credit Lender a commitment fee, which shall accrue at the Applicable Rate on the daily amount of the unused Revolving Credit Commitment of such Revolving Credit Lender during the period from and including the Closing Date to but excluding the date on which such Revolving Credit Commitment terminates; provided that, if such Revolving Credit Lender continues to have any Revolving Credit Exposure after its Revolving Credit Commitment terminates, then such commitment fee shall continue to accrue on the daily amount of such Revolving Credit Lender’s Revolving Credit Exposure from and including the date on which its Revolving Credit Commitment terminates to but excluding the date on which such Revolving Credit Lender ceases to have any Revolving Credit Exposure. Accrued commitment fees shall be payable in arrears on the last day of March, June, September and December of each year and on the date on which the Revolving Credit Commitments terminate, commencing on the first such date to occur after the date hereof; provided that any commitment fees accruing after the date on which the Revolving Credit Commitments terminate shall be payable on demand. All commitment fees shall be computed on the basis of a year of 360 days and shall be payable for the actual number of days elapsed (including the first day but excluding the last day).

(b) The Borrower agrees to pay (i) to the Administrative Agent for the account of each Revolving Credit Lender a participation fee with respect to its participations in Letters of Credit (the “Letter of Credit Fee”), which shall accrue at the Applicable Rate on the average daily amount of such Revolving Credit Lender’s LC Exposure (excluding any portion thereof attributable to unreimbursed LC Disbursements) during the period from and including the Closing Date to but excluding the later of the date on which such Revolving Credit Lender’s Revolving Credit Commitment terminates and the date on which such Revolving Credit Lender ceases to have any LC Exposure, and (ii) to each Issuing Bank a fronting fee, which shall accrue at the rate of 0.125% per annum on the average daily amount of the portion of the Total LC Exposure (excluding any portion thereof attributable to unreimbursed LC Disbursements)

attributable to Letters of Credit issued by such Issuing Bank during the period from and including the Closing Date to but excluding the later of the date on which the Revolving Credit Commitments terminate and the date on which there ceases to be any LC Exposure, as well as such Issuing Bank’s standard fees with respect to the issuance, amendment, renewal or extension of any Letter of Credit or processing of drawings thereunder. Letter of Credit Fees and fronting fees accrued through and including the last day of March, June, September and December of each year shall be payable on the third Business Day following such last day, commencing on the first such date to occur after the Closing Date; provided that all such fees shall be payable on the date on which the Revolving Credit Commitments terminate and any such fees accruing after the date on which the Revolving Credit Commitments terminate shall be payable on demand. Any other fees payable to any of the Issuing Banks pursuant to this paragraph shall be payable within 10 days after demand. All Letter of Credit Fees and fronting fees shall be computed on the basis of a year of 360 days and shall be payable for the actual number of days elapsed (including the first day but excluding the last day).

(c) The Borrower agrees to pay to the Administrative Agent, for its own account, fees payable in the amounts and at the times separately agreed upon between the Borrower and the Administrative Agent.

(d) All fees payable hereunder shall be paid on the dates due, in immediately available funds, to the Administrative Agent (or to an Issuing Bank, in the case of fees payable to it) for distribution, in the case of commitment fees and Letter of Credit Fees, to the Revolving Credit Lenders. Fees paid shall not be refundable under any circumstances.

SECTION 2.12. Interest.

(a) The Loans comprising each ABR Borrowing (including each Swingline Loan) shall bear interest at the Alternate Base Rate plus the Applicable Rate.

(b) The Loans comprising each Eurodollar Borrowing shall bear interest at the Adjusted LIBO Rate for the Interest Period in effect for such Borrowing plus the Applicable Rate.

(c) Notwithstanding the foregoing, if any principal of or interest on any Loan or any fee or other amount payable by the Borrower hereunder is not paid when due, whether at stated maturity, upon acceleration or otherwise, such overdue amount shall bear interest, after as well as before judgment, at a rate per annum equal to (i) in the case of overdue principal of any Loan, 2% plus the rate otherwise applicable to such Loan as provided in the preceding paragraphs of this Section or (ii) in the case of any other amount, 2% plus the rate applicable to ABR Loans as provided in paragraph (a) of this Section.

(d) Accrued interest on each Loan shall be payable in arrears on each Interest Payment Date for such Loan and, in the case of Revolving Credit Loans, upon termination of the Revolving Credit Commitments; provided that (i) interest accrued pursuant to paragraph (c) of this Section shall be payable on demand, (ii) in the event of any repayment or prepayment of any Loan (other than a prepayment of an ABR Loan prior to the Maturity Date), accrued interest on the principal amount repaid or prepaid shall be payable on the date of such repayment or prepayment and (iii) in the event of any conversion of any Eurodollar Loan prior to the end of the current Interest Period therefor, accrued interest on such Loan shall be payable on the effective date of such conversion.

(e) All interest hereunder shall be computed on the basis of a year of 360 days, except that interest computed by reference to the Alternate Base Rate at times when the Alternate Base Rate is based on the Prime Rate shall be computed on the basis of a year of 365 days (or 366 days in a leap year), and in each case shall be payable for the actual number of days elapsed (including the first day but excluding the last day). The applicable Alternate Base Rate, Adjusted LIBO Rate or LIBO Rate shall be determined by the Administrative Agent, and such determination shall be conclusive absent manifest error.

SECTION 2.13. Alternate Rate of Interest. If prior to the commencement of any Interest Period for a Eurodollar Borrowing of any Class:

(a) the Administrative Agent determines (which determination shall be conclusive absent manifest error) that adequate and reasonable means do not exist for ascertaining the Adjusted LIBO Rate or the LIBO Rate, as applicable, for such Interest Period; or

(b) the Administrative Agent is advised by the Required Revolving Credit Lenders or the Required Term Lenders, as applicable, that the Adjusted LIBO Rate or the LIBO Rate, as applicable, for such Interest Period will not adequately and fairly reflect the cost to such Lenders of making or maintaining their Loans included in such Borrowing for such Interest Period;

then the Administrative Agent shall give notice thereof to the Borrower and the Revolving Credit Lenders or Term Lenders, as applicable, by telephone or facsimile as promptly as practicable thereafter and, until the Administrative Agent notifies the Borrower and such Lenders that the circumstances giving rise to such notice no longer exist, any Interest Election Request that requests the conversion of any ABR Borrowing of such Class to, or continuation of any Eurodollar Borrowing of such Class as, a Eurodollar Borrowing shall be ineffective, and each Eurodollar Borrowing of such Class shall on the last day of the Interest Period applicable thereto be converted to or continued as an ABR Borrowing.

SECTION 2.14. Increased Costs. (a) If any Change in Law shall:

(i) impose, modify or deem applicable any reserve, special deposit or similar requirement against assets of, deposits with or for the account of, or credit extended by, any Lender (except any such reserve requirement reflected in the Adjusted LIBO Rate) or any Issuing Bank; or

(ii) impose on any Lender or any Issuing Bank or the London interbank market any other condition affecting this Agreement or Eurodollar Loans made by such Lender or any Letter of Credit issued by such Issuing Bank or participation therein;

and the result of any of the foregoing shall be to increase the cost to such Lender of making or maintaining any Eurodollar Loan (or of maintaining its obligation to make any such Loan) or to increase the cost to such Lender or such Issuing Bank of participating in, issuing or maintaining any Letter of Credit or to reduce the amount of any sum received or receivable by such Lender or such Issuing Bank hereunder (whether of principal, interest or otherwise), then the Borrower will pay to such Lender or such Issuing Bank, as the case may be, such additional amount or amounts as will compensate such Lender or such Issuing Bank, as the case may be, for such additional costs incurred or reduction suffered.

(b) If any Lender or any Issuing Bank determines that any Change in Law regarding capital requirements has or would have the effect of reducing the rate of return on such Lender’s or such Issuing Bank’s capital or on the capital of such Lender’s or such Issuing Bank’s holding company, if any, as a consequence of this Agreement or the Loans made by, or participations in Letters of Credit held by, such Lender, or the Letters of Credit issued by such Issuing Bank, to a level below that which such Lender or such Issuing Bank or such Lender’s or such Issuing Bank’s holding company could have achieved but for such Change in Law (taking into consideration such Lender’s or such Issuing Bank’s policies and the policies of such Lender’s or such Issuing Bank’s holding company with respect to capital adequacy), then from time to time the Borrower will pay to such Lender or such Issuing Bank, as the case may be, such additional amount or amounts as will compensate such Lender or such Issuing Bank or such Lender’s or such Issuing Bank’s holding company for any such reduction suffered.

(c) A certificate of a Lender or an Issuing Bank setting forth the amount or amounts necessary to compensate such Lender or such Issuing Bank or its holding company, as the case may be, as specified in paragraph (a) or (b) of this Section shall be delivered to the Borrower and shall be conclusive absent manifest error. The Borrower shall pay such Lender or such Issuing Bank, as the case may be, the amount shown as due on any such certificate within 10 days after receipt thereof.

(d) Failure or delay on the part of any Lender or any Issuing Bank to demand compensation pursuant to this Section shall not constitute a waiver of such Lender’s or such Issuing Bank’s right to demand such compensation; provided that the Borrower shall not be required to compensate a Lender or an Issuing Bank pursuant to this Section for any increased costs or reductions incurred more than 270 days prior to the date that such Lender or such Issuing Bank, as the case may be, notifies the Borrower of the Change in Law giving rise to such increased costs or reductions and of such Lender’s or such Issuing Bank’s intention to claim compensation therefor; provided further that, if the Change in Law giving rise to such increased costs or reductions is retroactive, then the 270-day period referred to above shall be extended to include the period of retroactive effect thereof.

SECTION 2.15. Break Funding Payments. In the event of (a) the payment of any principal of any Eurodollar Loan other than on the last day of an Interest Period applicable thereto (including as a result of an Event of Default), (b) the conversion of any Eurodollar Loan other than on the last day of the Interest Period applicable thereto, (c) the failure to borrow, convert, continue or prepay any Eurodollar Loan on the date specified in any notice delivered pursuant hereto (regardless of whether such notice may be revoked under Section 2.10(f) and is revoked in accordance therewith) or (d) the assignment of any Eurodollar Loan other than on the last day of the Interest Period applicable thereto as a result of a request by the Borrower pursuant to Section 2.18, then, in any such event, the Borrower shall compensate each Revolving Credit

Lender or each Term Lender, as the case may be, for the loss, cost and expense attributable to such event. Such loss, cost or expense to any Lender shall be deemed to include an amount determined by such Lender to be the excess, if any, of (i) the amount of interest which would have accrued on the principal amount of such Loan had such event not occurred, at the Adjusted LIBO Rate that would have been applicable to such Loan, for the period from the date of such event to the last day of the then current Interest Period therefor (or, in the case of a failure to borrow, convert or continue, for the period that would have been the Interest Period for such Loan), over (ii) the amount of interest which would accrue on such principal amount for such period at the interest rate which such Lender would bid were it to bid, at the commencement of such period, for Dollar deposits of a comparable amount and period from other banks in the eurodollar market. A certificate of any Lender setting forth any amount or amounts that such Lender is entitled to receive pursuant to this Section shall be delivered to the Borrower and shall be conclusive absent manifest error. The Borrower shall pay such Lender the amount shown as due on any such certificate within 10 days after receipt thereof.

SECTION 2.16. Taxes. (a) Any and all payments by or on account of any obligation of the Borrower hereunder shall be made free and clear of and without deduction for any Indemnified Taxes or Other Taxes; provided that if the Borrower shall be required to deduct any Indemnified Taxes or Other Taxes from such payments, then (i) the sum payable shall be increased as necessary so that after making all required deductions (including deductions applicable to additional sums payable under this Section) the Administrative Agent, Lender or Issuing Bank (as the case may be) receives an amount equal to the sum it would have received had no such deductions been made, (ii) the Borrower shall make such deductions and (iii) the Borrower shall pay the full amount deducted to the relevant Governmental Authority in accordance with applicable law.

(b) In addition, the Borrower shall pay any Other Taxes to the relevant Governmental Authority in accordance with applicable law.

(c) The Borrower shall indemnify the Administrative Agent, each Lender and each Issuing Bank, within 10 days after written demand therefor, for the full amount of any Indemnified Taxes or Other Taxes paid by the Administrative Agent, such Lender or such Issuing Bank, as the case may be, on or with respect to any payment by or on account of any of the Obligations (including Indemnified Taxes or Other Taxes imposed or asserted on or attributable to amounts payable under this Section) and any penalties, interest and reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes or Other Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to the Borrower by a Lender or an Issuing Bank, or by the Administrative Agent on its own behalf or on behalf of a Lender or an Issuing Bank, shall be conclusive absent manifest error.

(d) As soon as practicable after any payment of Indemnified Taxes or Other Taxes by the Borrower to a Governmental Authority, the Borrower shall deliver to the Administrative Agent the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to the Administrative Agent.

(e) Any Foreign Lender that is entitled to an exemption from or reduction of withholding tax under the law of the jurisdiction in which the Borrower is located, or any treaty to which such jurisdiction is a party, with respect to payments under this Agreement shall deliver to the Borrower (with a copy to the Administrative Agent), at the time or times prescribed by applicable law, such properly completed and executed documentation prescribed by applicable law or reasonably requested by the Borrower as will permit such payments to be made without withholding or at a reduced rate.

(f) If the Administrative Agent or a Lender determines, in its sole discretion, that it has received a refund of any Taxes or Other Taxes as to which it has been indemnified by the Borrower or with respect to which the Borrower has paid additional amounts pursuant to this Section 2.16, it shall pay over such refund to the Borrower (but only to the extent of indemnity payments made, or additional amounts paid, by the Borrower under this Section 2.16 with respect to the Taxes or Other Taxes giving rise to such refund), net of all out-of-pocket expenses of the Administrative Agent or such Lender and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund); provided that the Borrower, upon the request of the Administrative Agent or such Lender, agrees to repay the amount paid over to the Borrower (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) to the Administrative Agent or such Lender in the event the Administrative Agent or such Lender is required to repay such refund to such Governmental Authority. This Section shall not be construed to require the Administrative Agent or any Lender to make available its tax returns (or any other information relating to its taxes which it deems confidential) to the Borrower or any other Person.

SECTION 2.17. Payments Generally; Pro Rata Treatment; Sharing of Set-offs. (a) The Borrower shall make each payment required to be made by it hereunder (whether of principal, interest, fees or reimbursement of LC Disbursements, or of amounts payable under Section 2.14, 2.15 or 2.16, or otherwise) prior to 12:00 noon, New York City time, on the date when due, in immediately available funds, without set-off or counterclaim. Any amounts received after such time on any date may, in the discretion of the Administrative Agent, be deemed to have been received on the next succeeding Business Day for purposes of calculating interest thereon. All such payments shall be made to the Administrative Agent at its offices at JPMorgan Chase Bank, N.A., 10 South Dearborn Street, Floor 7, Chicago, Illinois 60603-2003; provided that (i) payments to be made directly to an Issuing Bank or the Swingline Lender as expressly provided herein shall be made directly to such Issuing Bank or the Swingline Lender, as applicable, and (ii) payments pursuant to Sections 2.14, 2.15, 2.16 and 9.03 shall be made directly to the Persons entitled thereto. The Administrative Agent shall distribute any such payments received by it for the account of any other Person to the appropriate recipient promptly following receipt thereof. If any payment hereunder shall be due on a day that is not a Business Day, the date for payment shall be extended to the next succeeding Business Day, and, in the case of any payment accruing interest, interest thereon shall be payable for the period of such extension. All payments hereunder shall be made in Dollars.

(b) If at any time insufficient funds are received by and available to the Administrative Agent to pay fully all amounts of principal, unreimbursed LC Disbursements, interest and fees then due hereunder, such funds shall be applied (i) first, towards payment of interest and fees then due hereunder, ratably among the parties entitled thereto in accordance with the amounts of interest and fees then due to such parties, and (ii) second, towards payment of principal and unreimbursed LC Disbursements then due hereunder, ratably among the parties entitled thereto in accordance with the amounts of principal and unreimbursed LC Disbursements then due to such parties.

(c) If any Lender shall, by exercising any right of set-off or counterclaim or otherwise, obtain payment in respect of any principal of or interest on any of its Loans or participations in LC Disbursements or Swingline Loans resulting in such Lender receiving payment of a greater proportion of the aggregate amount of its Loans and participations in LC Disbursements and Swingline Loans and accrued interest thereon than the proportion received by any other Lender of the same Class, then the Lender receiving such greater proportion shall purchase (for cash at face value) participations in the Loans and participations in LC Disbursements and Swingline Loans of other Lenders of the same Class to the extent necessary so that the benefit of all such payments shall be shared by the Lenders of the same Class ratably in accordance with the aggregate amount of principal of and accrued interest on their respective Loans and participations in LC Disbursements and Swingline Loans; provided that (i) if any such participations are purchased and all or any portion of the payment giving rise thereto is recovered, such participations shall be rescinded and the purchase price restored to the extent of such recovery, without interest, and (ii) the provisions of this paragraph shall not be construed to apply to any payment made by the Borrower pursuant to and in accordance with the express terms of this Agreement or any payment obtained by a Lender as consideration for the assignment of or sale of a participation in any of its Loans or participations in LC Disbursements or Swingline Loans to any assignee or participant, other than to the Borrower or any Subsidiary or Affiliate thereof (as to which the provisions of this paragraph shall apply). The Borrower consents to the foregoing and agrees, to the extent it may effectively do so under applicable law, that any Lender acquiring a participation pursuant to the foregoing arrangements may exercise against the Borrower rights of set-off and counterclaim with respect to such participation as fully as if such Lender were a direct creditor of the Borrower in the amount of such participation.

(d) Unless the Administrative Agent shall have received notice from the Borrower prior to the date on which any payment is due to the Administrative Agent for the account of any or all of the Lenders or any or all of the Issuing Banks hereunder that the Borrower will not make such payment, the Administrative Agent may assume that the Borrower has made such payment on such date in accordance herewith and may, in reliance upon such assumption, distribute to the applicable Lenders or the applicable Issuing Banks, as the case may be, the amount due. In such event, if the Borrower has not in fact made such payment, then each of the applicable Lenders or the applicable Issuing Banks, as the case may be, severally agrees to repay to the Administrative Agent forthwith on demand the amount so distributed to such Lenders or such Issuing Banks with interest thereon, for each day from and including the date such amount is distributed to it to but excluding the date of payment to the Administrative Agent, at the greater of the Federal Funds Effective Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation.

(e) If any Lender shall fail to make any payment required to be made by it pursuant to Section 2.04(c), 2.05(d) or (e), 2.06(b), 2.17(d) or 9.03(c), then the Administrative Agent may, in its discretion (notwithstanding any contrary provision hereof), apply any amounts thereafter received by the Administrative Agent for the account of such Lender to satisfy such Lender’s obligations under such Sections until all such unsatisfied obligations are fully paid.

SECTION 2.18. Mitigation Obligations; Replacement of Lenders. (a) If any Lender requests compensation under Section 2.14, or if the Borrower is required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 2.16, then such Lender shall use reasonable efforts to designate a different lending office for funding or booking its Loans hereunder or to assign its rights and obligations hereunder to another of its offices, branches or affiliates, if, in the judgment of such Lender, such designation or assignment (i) would eliminate or reduce amounts payable pursuant to Section 2.14 or 2.16, as the case may be, in the future and (ii) would not subject such Lender to any unreimbursed cost or expense and would not otherwise be disadvantageous to such Lender. The Borrower hereby agrees to pay all reasonable costs and expenses incurred by any Lender in connection with any such designation or assignment.

(b) If any Lender requests compensation under Section 2.14, or if the Borrower is required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 2.16, or if any Lender defaults in its obligation to fund Loans hereunder, then the Borrower may, at its sole expense and effort, upon notice to such Lender and the Administrative Agent, require such Lender to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in Section 9.04), all its interests, rights and obligations under this Agreement to an assignee that shall assume such obligations (which assignee may be another Lender, if a Lender accepts such assignment); provided that (i) the Borrower shall have received the prior written consent of the Administrative Agent (and if a Revolving Credit Commitment is being assigned, the Principal Issuing Banks), which consent shall not unreasonably be withheld, (ii) such Lender shall have received payment of an amount equal to the outstanding principal of its Loans and participations in LC Disbursements and Swingline Loans, accrued interest thereon, accrued fees and all other amounts payable to it hereunder, from the assignee (to the extent of such outstanding principal and accrued interest and fees) or the Borrower (in the case of all other amounts) and (iii) in the case of any such assignment resulting from a claim for compensation under Section 2.14 or payments required to be made pursuant to Section 2.16, such assignment will result in a reduction in such compensation or payments. A Lender shall not be required to make any such assignment and delegation if, prior thereto, as a result of a waiver by such Lender or otherwise, the circumstances entitling the Borrower to require such assignment and delegation cease to apply.

SECTION 2.19. Increase in Revolving Credit Commitments. (a) Subject to the terms and conditions set forth herein, the Borrower shall have the right, without the consent of the Lenders but with the prior approval of the Administrative Agent and the Principal Issuing Banks (not to be unreasonably withheld), to cause from time to time an increase in the aggregate Revolving Credit Commitments (a “Revolving Credit Commitment Increase”) by adding to this Agreement one or more additional financial institutions that are not already Revolving Credit Lenders hereunder and that are reasonably satisfactory to the Administrative Agent and the Principal Issuing Banks (each, a “RCCI Lender”) or by allowing one or more existing Revolving Credit Lenders to increase their respective Revolving Credit Commitments; provided that (i) no Event of Default shall have occurred and be continuing on the effective date of such Revolving

Credit Commitment Increase, (ii) each such Revolving Credit Commitment Increase shall be in an amount that is an integral multiple of $5,000,000 and not less than $5,000,000, (iii) no such Revolving Credit Commitment Increase shall cause the Total Revolving Credit Commitment to exceed $80,000,000, (iv) no Lender’s Revolving Credit Commitment shall be increased without such Lender’s prior written consent (which consent may be given or withheld in such Lender’s sole and absolute discretion) and (v) if, on the effective date of such Revolving Credit Commitment Increase, any Revolving Credit Loans have been funded, then the Borrower shall be obligated to pay any breakage fees or costs or other amounts owing hereunder in connection with the breakage or reallocation of such outstanding Revolving Credit Loans.

(b) Any Revolving Credit Commitment Increase must be requested by written notice from the Borrower to the Administrative Agent (a “Notice of Revolving Credit Commitment Increase”) in the form of Exhibit E attached hereto and shall be subject to the approval of the Administrative Agent and the Principal Issuing Banks, such approval not to be unreasonably withheld. Each such Notice of Revolving Credit Commitment Increase shall specify (i) the proposed effective date of such Revolving Credit Commitment Increase, which date shall be no earlier than five (5) Business Days after receipt by the Administrative Agent of such Notice of Revolving Credit Commitment Increase, (ii) the amount of the requested Revolving Credit Commitment Increase (which amount shall conform to the requirements of Section 2.19(a)), (iii) the identity of each RCCI Lender and/or each Lender that has agreed in writing to increase its Revolving Credit Commitment hereunder, and (iv) the amount of the respective Revolving Credit Commitments of the then existing Revolving Credit Lenders and the RCCI Lenders from and after the Revolving Credit Commitment Increase Effective Date. The Administrative Agent and the Principal Issuing Banks shall review each Notice of Revolving Credit Commitment Increase and shall notify the Borrower whether or not the Administrative Agent and the Principal Issuing Banks approve the proposed Revolving Credit Commitment Increase, such approval not to be unreasonably withheld. If the Administrative Agent and the Principal Issuing Banks approve such Revolving Credit Commitment Increase, the Administrative Agent and the Principal Issuing Banks shall execute a counterpart to the Notice of Revolving Credit Commitment Increase and such Revolving Credit Commitment Increase shall be effective on the proposed effective date set forth in such notice (if the Administrative Agent and the Principal Issuing Banks consent to such Revolving Credit Commitment Increase prior to such proposed date) or on another date as determined by the Borrower and agreed to by the Administrative Agent and the Principal Issuing Banks (such date of effectiveness referred to herein as the “Revolving Credit Commitment Increase Effective Date”).

(c) On each Revolving Credit Commitment Increase Effective Date, to the extent that there are Revolving Credit Loans outstanding as of such date, (i) each RCCI Lender shall, by wire transfer of immediately available funds, deliver to the Administrative Agent such RCCI Lender’s New Funds Amount, which amount shall constitute Revolving Credit Loans made by such RCCI Lender to the Borrower pursuant to this Agreement on such Revolving Credit Commitment Increase Effective Date, (ii) the Administrative Agent shall, by wire transfer of immediately available funds, pay to each Reducing Percentage Revolving Credit Lender its Reduction Amount, which amount, for each such Reducing Percentage Revolving Credit Lender, shall constitute a prepayment by the Borrower pursuant to Section 2.10(a), ratably in accordance with the respective principal amounts thereof, of the principal amounts of all then outstanding Revolving Credit Loans of such Reducing Percentage Revolving Credit Lender, and (iii) the Borrower shall pay to each Revolving Credit Lender any breakage fees or costs or other amounts owing hereunder in connection with the breakage or reallocation of any outstanding Revolving Credit Loans.

(d) For purposes of this Section 2.19 and each Notice of Revolving Credit Commitment Increase, the following defined terms shall have the following meanings: (i) “New Funds Amount” means, for any Revolving Credit Lender or RCCI Lender, the amount equal to the product of such Revolving Credit Lender’s increased Revolving Credit Commitment or such RCCI Lender’s Revolving Credit Commitment (as applicable) represented as a percentage of the aggregate Revolving Credit Commitments after giving effect to the applicable Revolving Credit Commitment Increase, multiplied by the aggregate principal amount of the outstanding Revolving Credit Loans immediately prior to giving effect to such Revolving Credit Commitment Increase, if any, as of the applicable Revolving Credit Commitment Increase Effective Date (without regard to any increase in the aggregate principal amount of Revolving Credit Loans as a result of borrowings made after giving effect to the Revolving Credit Commitment Increase on such Revolving Credit Commitment Increase Effective Date); (ii) “Reducing Percentage Revolving Credit Lender” means each existing Revolving Credit Lender immediately prior to giving effect to any Revolving Credit Commitment Increase that does not increase its Revolving Credit Commitment in connection with such Revolving Credit Commitment Increase and whose relative percentage of the aggregate Revolving Credit Commitments shall be reduced after giving effect to such Revolving Credit Commitment Increase; and (iii) “Reduction Amount” means, for any Reducing Percentage Revolving Credit Lender, the amount by which such Reducing Percentage Revolving Credit Lender’s outstanding Revolving Credit Loans decrease as of any Revolving Credit Commitment Increase Effective Date (without regard to the effect of any borrowings made on such Revolving Credit Commitment Increase Effective Date after giving effect to the applicable Revolving Credit Commitment Increase).

(e) Each Revolving Credit Commitment Increase shall become effective on the Revolving Credit Commitment Increase Effective Date with respect thereto, and upon such effectiveness (i) the Administrative Agent shall record in the register each RCCI Lender’s information as provided in the applicable Notice of Revolving Credit Commitment Increase and pursuant to an Administrative Questionnaire satisfactory to the Administrative Agent that shall be executed and delivered by each RCCI Lender to the Administrative Agent on or before such Revolving Credit Commitment Increase Effective Date, (ii) Annex A-1 hereto shall be automatically amended and restated to set forth (A) all Lenders (including any RCCI Lenders) that will be Revolving Credit Lenders after giving effect to such Revolving Credit Commitment Increase and (B) their respective Revolving Credit Commitments after giving effect to such Revolving Credit Commitment Increase, and the Administrative Agent shall distribute to each Revolving Credit Lender (including each RCCI Lender) a copy of such amended and restated Annex A-1, and (iii) each RCCI Lender identified on the Notice of Revolving Credit Commitment Increase for such Revolving Credit Commitment Increase shall be a “Revolving Credit Lender” and a “Lender” for all purposes under this Agreement and the other Loan Documents.

ARTICLE III

Representations and Warranties

The Borrower represents and warrants to the Lenders that:

SECTION 3.01. Organization; Powers. Each Loan Party and each of its Material Subsidiaries (a) is duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization, (b) has all requisite power and authority to carry on its business as now conducted and (c) is duly qualified to do business in, and is in good standing in, every jurisdiction where its ownership, lease or operation of properties or the conduct of its business requires such qualification, except, in the case of this clause (c), to the extent that the failure to do so would not reasonably be expected to have a Material Adverse Effect.

SECTION 3.02. Authorization; Enforceability. The Transactions are within each Loan Party’s corporate, partnership, limited liability or other powers and have been duly authorized by all necessary corporate, partnership, limited liability or other action and, if required, all necessary action by its equity holders. Each Loan Document to which each Loan Party is a party has been duly executed and delivered by such Loan Party and constitutes a legal, valid and binding obligation of such Loan Party, enforceable in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium or other laws affecting creditors’ rights generally and subject to general principles of equity, regardless of whether considered in a proceeding in equity or at law.

SECTION 3.03. Approvals; No Conflicts. The Transactions (a) do not require any consent or approval of, registration or filing with, or any other action by, any Governmental Authority or any other third Person (including members, partners, shareholders or any class of directors, whether interested or disinterested, of the Borrower or any other Person), except such as have been obtained or made and are in full force and effect and except for filings necessary to perfect the Liens created pursuant to the Loan Documents, (b) will not contravene the terms of the Organization Documents of the Borrower or any of its Subsidiaries, (c) will not violate any Requirement of Law applicable to the Borrower or any of its Subsidiaries, (d) will not violate or result in a default under any indenture, agreement or other instrument binding upon the Borrower or any of its Subsidiaries or its assets, or give rise to a right thereunder to require any payment to be made by the Borrower or any of its Subsidiaries, and (d) will not result in the creation or imposition of any Lien on any asset of the Borrower or any of its Subsidiaries (other than the Liens created by the Loan Documents).

SECTION 3.04. Financial Statements; No Material Adverse Effect. (a) The Borrower has heretofore furnished to the Lenders its consolidated balance sheet and statements of income, stockholders equity and cash flows (i) as of and for the Fiscal Year ended December 31, 2006, reported on by Deloitte & Touche LLP, independent public accountants, and (ii) as of and for each Fiscal Quarter (and the portion of the Fiscal Year) ended after December 31, 2006 and more than 45 days prior to the Closing Date, in each case certified by its chief financial officer. Such financial statements fairly present the financial position and results of operations and cash flows of the Borrower and its consolidated Subsidiaries as of such dates and for such periods in accordance with GAAP, subject to year-end audit adjustments and the absence of footnotes in the case of the statements referred to in clause (ii) above.

(b) The Pro Forma Financial Statements fairly present the consolidated pro forma financial condition of the Borrower and its Subsidiaries as at September 30, 2007, and the consolidated pro forma results of operations of the Borrower and its Subsidiaries for the period ended on September 30, 2007, in each case giving effect to the Quest Acquisition.

(c) The most recent financial statements furnished pursuant to Section 5.01(a) fairly present (i) the financial position of the Borrower and its consolidated Subsidiaries as of the date thereof and (ii) the results of operations and cash flows of the Borrower and its consolidated Subsidiaries for the period covered thereby, all in accordance with GAAP.

(d) The most recent financial statements furnished pursuant to Section 5.01(b) fairly present (i) the financial position of the Borrower and its consolidated Subsidiaries as of the date thereof and (ii) the results of operations and cash flows of the Borrower and its consolidated Subsidiaries for the period covered thereby, all in accordance with GAAP, subject to year-end audit adjustments and the absence of footnotes.

(e) Since December 31, 2006, no event, change or condition has occurred that has had, or could reasonably be expected to have, a Material Adverse Effect.

SECTION 3.05. Properties. (a) As of the Closing Date, Schedule 3.05 sets forth the address of each parcel of real property that is owned or leased by each Loan Party. Each of such leases and subleases is valid and enforceable in accordance with its terms and is in full force and effect, and no default by any party to any such lease or sublease exists, except for defaults that, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect. Each of the Borrower and its Subsidiaries has good and indefeasible title to, or valid leasehold interests in, all its real and personal property, free and clear of all Liens other than those permitted by Section 6.02.

(b) Each of the Borrower and its Subsidiaries owns, or is licensed to use, all trademarks, trade names, copyrights, patents and other intellectual property material to its business, and, to the best knowledge of the Borrower, the use thereof by the Borrower and its Subsidiaries does not infringe in any material respect upon the rights of any other Person.

SECTION 3.06 Litigation and Environmental Matters. (a) There are no actions, suits or proceedings by or before any arbitrator or Governmental Authority pending against or, to the knowledge of the Borrower, threatened against or affecting the Borrower or any of its Subsidiaries (i) as to which there is a reasonable possibility of an adverse determination and that, if adversely determined, could reasonably be expected, individually or in the aggregate, to result in a Material Adverse Effect or (ii) that involve any Loan Document or the Transactions.

(b) Except with respect to any matters that, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect, neither the Borrower nor any of its Subsidiaries (i) has received notice of any claim with respect to any Environmental Liability or knows of any basis for any Environmental Liability, (ii) has failed to comply with any Environmental Law or to obtain, maintain or comply with any permit, license or other approval required under any Environmental Law or (iii) has become subject to any Environmental Liability.

SECTION 3.07. Compliance with Laws; Governmental Authorizations; No Default. (a) Each of the Borrower and its Subsidiaries is in compliance with all laws, regulations and orders of any Governmental Authority applicable to it or its property, except where the failure to do so, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect.

(b) Each of the Borrower and its Subsidiaries possesses all licenses, permits, franchises, exemptions, approvals and other governmental authorizations necessary for the ownership of its property and the conduct of its business, except where the failure to do so, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect.

(c) No Default has occurred and is continuing.

SECTION 3.08 Margin Regulations; Investment Company Status. (a) Neither the Borrower nor any of its Subsidiaries is engaged principally, or as one of its important activities, in the business of extending credit for the purpose of purchasing or carrying any “margin stock” as defined in Regulation U of the Board. No part of the proceeds of the Loans made to the Borrower will be used to purchase or carry any such margin stock or to extend credit to others for the purpose of purchasing or carrying any such margin stock or for any purpose that violates, or is inconsistent with, the provisions of Regulation T, U or X of the Board.

(b) Neither the Borrower nor any of its Subsidiaries is an “investment company” as defined in, or subject to regulation under, the Investment Company Act of 1940.

SECTION 3.09. Taxes. Each of the Borrower and its Subsidiaries has timely filed or caused to be filed all Tax returns and reports required to have been filed and has paid or caused to be paid all Taxes required to have been paid by it, except (a) Taxes that are being contested in good faith by appropriate proceedings and for which the Borrower or such Subsidiary, as applicable, has set aside on its books adequate reserves in accordance with GAAP or (b) where the failure to do so would not reasonably be expected to result in a Material Adverse Effect. There is no proposed tax assessment against the Borrower or any of its Subsidiaries that would, if made, have a Material Adverse Effect.

SECTION 3.10. ERISA. (a) Each Plan is in compliance in all material respects with the applicable provisions of ERISA, the Code and other Federal or state laws. Each Plan that is intended to qualify under Section 401(a) of the Code has received a favorable determination letter from the Internal Revenue Service or an application for such a letter is currently being processed by the Internal Revenue Service with respect thereto and, to the best knowledge of the Borrower, nothing has occurred which would prevent, or cause the loss of, such qualification. The Borrower and each ERISA Affiliate have made all required contributions to each Plan subject to Section 412 of the Code, and no application for a funding waiver or an extension of any amortization period pursuant to Section 412 of the Code has been made with respect to any Plan.

(b) There are no pending or, to the best knowledge of the Borrower, threatened claims, actions or lawsuits, or action by any Governmental Authority, with respect to any Plan that could reasonably be expected to have a Material Adverse Effect. There has been no prohibited transaction or violation of the fiduciary responsibility rules with respect to any Plan that has resulted or could reasonably be expected to result in a Material Adverse Effect.

(c) No ERISA Event has occurred or is reasonably expected to occur.

(d) With respect to each scheme or arrangement mandated by a government other than the United States (a “Foreign Government Scheme or Arrangement”) and with respect to each employee benefit plan maintained or contributed to by any Loan Party or any Subsidiary of any Loan Party that is not subject to United States law (a “Foreign Plan”):

(i) any employer and employee contributions required by law or by the terms of any Foreign Government Scheme or Arrangement or any Foreign Plan have been made, or, if applicable, accrued, in accordance with normal accounting practices;

(ii) the fair market value of the assets of each funded Foreign Plan, the liability of each insurer for any Foreign Plan funded through insurance or the book reserve established for any Foreign Plan, together with any accrued contributions, is sufficient to procure or provide for the accrued benefit obligations, as of the date hereof, with respect to all current and former participants in such Foreign Plan according to the actuarial assumptions and valuations most recently used to account for such obligations in accordance with applicable generally accepted accounting principles; and

(iii) each Foreign Plan required to be registered has been registered and has been maintained in good standing with applicable regulatory authorities.

SETION 3.11 Disclosure. None of the reports, financial statements, certificates or other information furnished by or on behalf of the Borrower to the Administrative Agent or any Lender in connection with the negotiation of this Agreement or delivered hereunder (as modified or supplemented by other information so furnished) contains any material misstatement of fact or omits to state any material fact necessary to make the statements therein, taken as a whole and in the light of the circumstances under which they were made, not misleading; provided that, with respect to projected financial information, the Borrower represents only that such information was prepared in good faith based upon assumptions believed to be reasonable at the time delivered and, if such projected financial information was delivered prior to the Closing Date, as of the Closing Date. There are no facts known (or which should upon the reasonable exercise of diligence be known) to the Borrower (other than matters of a general economic nature) that, individually or in the aggregate, could reasonably be expected to result in a Material Adverse Effect and that have not been disclosed herein or in the other documents, certificates and statements furnished to the Administrative Agent or the Lenders for use in connection with the transactions contemplated hereby.

SECTION 3.12. Material Agreements. Neither any Loan Party nor any of its Subsidiaries is in default in the performance, observance or fulfillment of any of the obligations, covenants or conditions contained in any agreement to which it is a party that could, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

SECTION 3.13. Solvency. Each Loan Party is, and, after giving effect to any Borrowing or issuance, amendment, renewal or extension of any Letter of Credit hereunder, will be, Solvent.

SECTION 3.14. Insurance. The properties of the Borrower and its Subsidiaries are insured with financially sound and reputable insurance companies not Affiliates of the Borrower, in such amounts, with such deductibles and covering such risks as are customarily carried by companies engaged in similar businesses and owning similar properties in localities where the Borrower or the applicable Subsidiary operates.

SECTION 3.15. Capitalization and Subsidiaries. The Equity Interests in each of the Borrower and its Subsidiaries has been duly authorized and validly issued and is fully paid and non-assessable. Schedule 3.15 correctly sets forth (a) a complete list of all the Subsidiaries of the Borrower and (b) the ownership interest of each holder of the Equity Interests in each such Subsidiary, in each case as of the Closing Date (after giving effect to the Quest Acquisition).

SECTION 3.16. Collateral. The provisions of the Collateral Documents are effective to create in favor of the Administrative Agent for the benefit of the Secured Parties a legal, valid and enforceable first priority Lien (subject to Liens permitted by Section 6.02) on all right, title and interest of the respective Loan Parties in the Collateral described therein.

SECTION 3.17. Labor Matters. There are no collective bargaining agreements or Multiemployer Plans covering the employees of the Borrower or any of its Subsidiaries as of the Closing Date, and neither the Borrower nor any Subsidiary has suffered any strikes, walkouts, work stoppages or other material labor difficulty within the last five years.

ARTICLE IV

Conditions

SECTION 4.01. Closing Date. The obligations of the Lenders to make Loans and of the Issuing Banks to issue Letters of Credit hereunder shall not become effective until the date on which each of the following conditions is satisfied (or waived in accordance with Section 9.02):

(a) The Administrative Agent shall have received executed counterparts of (A) this Agreement from each party hereto; (B) the Guaranty Agreement from each party thereto; (C) the Security Agreement from each party thereto; and (D) the Pledge Agreement from each party thereto.

(b) The Administrative Agent shall have received a Note executed by the Borrower in favor of each Lender requesting a Note.

(c) The Administrative Agent shall have received for each of the Loan Parties:

(i) a copy of such Loan Party’s Organization Documents, as amended up to and including the Closing Date, (1) certified (to the extent such certification can be obtained) as of a recent date by the applicable Governmental Authority of such Loan Party’s jurisdiction of incorporation, organization or formation, and (2) certified as of the Closing Date by the secretary or assistant secretary of such Loan Party or a Responsible Officer of such Loan Party as being in full force and effect without further modification or amendment;

(ii) a good standing certificate or certificate of status from the applicable Governmental Authority of such Loan Party’s jurisdiction of incorporation, organization or formation and in each jurisdiction where its ownership, lease or operation of properties or the conduct of its business requires it to be qualified as a foreign corporation or other entity to do business, each dated a recent date prior to the Closing Date;

(iii) signature and incumbency certificates of the officers of such Loan Party executing the Loan Documents to which it is a party, dated as of the Closing Date; and

(iv) duly adopted resolutions of the board of directors or similar governing body of such Loan Party approving and authorizing the execution, delivery and performance of this Agreement and the other Loan Documents to which it is a party or by which it or its assets may be bound as of the Closing Date, certified as of the Closing Date by the secretary or assistant secretary of such Loan Party or a Responsible Officer of such Loan Party, as being in full force and effect without modification or amendment.

(d) The Administrative Agent shall have received the favorable written opinions (addressed to the Administrative Agent and the Lenders and dated the Closing Date) of DLA Piper US LLP, special counsel for the Loan Parties, substantially in the form of Exhibit F.

(e) The Administrative Agent shall have received the results of a recent lien search in each of the jurisdictions where the Loan Parties are located (within the meaning of the UCC) and each other jurisdiction that the Administrative Agent may reasonably request, and each such search shall reveal no liens on any assets of the Loan Parties except for liens permitted by Section 6.02 or discharged on or prior to the Closing Date pursuant to documentation reasonably satisfactory to the Administrative Agent.

(f) The Administrative Agent shall have received (A) to the extent the Equity Interests pledged pursuant to the Pledge Agreement are certificated, the certificates representing such Equity Interests, together with an undated stock power for each such certificate executed in blank by the pledgor thereof (or such other instrument of transfer required under local law), and (B) any instruments evidencing any Indebtedness owed to any Loan Party pledged pursuant to any Collateral Document, indorsed in blank (or accompanied by an executed transfer form in blank) by the pledgor thereof.

(g) All documents and instruments (including any Uniform Commercial Code financing statements) required to perfect the Administrative Agent’s security interest in the Collateral shall have been executed and delivered and, if applicable, be in proper form for filing; provided that, with respect to any Collateral the security interest in which may not be perfected by the filing of a Uniform Commercial Code financing statement or possession of such Collateral, if the perfection of the Administrative Agent’s security interest in such Collateral may not be accomplished on or prior to the Closing Date after the Borrower’s use of commercially reasonable efforts to do so, then delivery of documents and instruments for perfection of such security interest shall not constitute a condition precedent to the initial Borrowing or issuance of a Letter of Credit, but such requirement to create a perfected security interest in such Collateral shall be satisfied after the Closing Date in accordance with Section 5.14.

(h) The Administrative Agent shall have received a copy of the Quest Acquisition Agreement and all schedules related thereto, and all amendments or modifications thereto and waivers in respect thereof effected on or prior to the Closing Date, in each case certified by a Responsible Officer of the Borrower as being complete and correct versions thereof as of the Closing Date.

(i) The Administrative Agent shall have received a certificate, dated the Closing Date and signed by a Responsible Officer of the Borrower, certifying that:

(i) the representations and warranties of the Loan Parties set forth in the Loan Documents are true and correct on and as of the Closing Date; and

(ii) at the time of and immediately after giving effect to the Borrowings to be made and Letters of Credit to be issued on the Closing Date, no Default or Event of Default has occurred and is continuing.

(j) The Lenders shall have received:

(i) the financial statements of the Borrower described in Section 3.04(a);

(ii) the unaudited balance sheets and related statements of profit and loss of Quest as of and for its fiscal years ended June 30, 2007 and June 30, 2006, in each case certified by the chief financial officer of the Borrower;

(iii) the unaudited balance sheet of Quest as of September 30, 2007 and the related statement of profit and loss of Quest for the three-month period then ended, certified by the chief financial officer of the Borrower;

(iv) the Pro Forma Financial Statements, certified by the chief financial officer or treasurer of the Borrower and in form and substance satisfactory to the Lenders; and

(v) forecasts of the financial performance of the Borrower and its Subsidiaries on an annual basis through 2012, in form and substance satisfactory to the Lenders.

(k) The Administrative Agent shall have received evidence satisfactory to it that (i) the Existing Credit Agreement has been terminated, all commitments of the lenders thereunder have been terminated, and all amounts outstanding thereunder have been repaid in full (which termination and repayment may be contemporaneous with the satisfaction of the conditions under this Section and the application of proceeds of any Borrowings and the issuance of any Letters of Credit to occur on the Closing Date); provided, that each Existing Letter of Credit may remain outstanding on and after the Closing Date until its maturity date in effect on the Closing Date so long as (x) such Existing Letter of Credit shall have been cash collateralized in an amount not to exceed 110% of the face amount of such Existing Letter of Credit (the “Existing Letter of Credit Cash Collateral”) and (y) other than the Existing Letter of Credit Cash Collateral, no obligations in respect thereof shall be secured by any Collateral; and (ii) all collateral securing amounts outstanding under the Existing Credit Agreement and all guarantees thereunder have been discharged and released (which discharge and release may be contemporaneous with the satisfaction of the conditions under this Section and the application of proceeds of any Borrowings and the issuance of any Letters of Credit to occur on the Closing Date).

(l) The Administrative Agent shall have received a certificate from the chief financial officer of the Borrower, in substantially the form of Exhibit G, attesting to the Solvency of each Loan Party before and after giving effect to the Borrowings to be made and Letters of Credit to be issued on the Closing Date.

(m) The Administrative Agent shall have received a perfection certificate from the Borrower, executed by a Financial Officer of the Borrower, in substantially the form of Exhibit H.

(n) The Administrative Agent shall have received evidence that all insurance required to be maintained pursuant to the Loan Documents has been obtained and is in effect, together with certificates of insurance and endorsements, naming the Administrative Agent, on behalf of the Secured Parties, as an additional insured or loss payee, as the case may be, under all insurance policies maintained with respect to the assets and properties of the Loan Parties that constitute Collateral.

(o) The Administrative Agent shall have received (i) all fees required to be paid to the Administrative Agent, the Arranger and the Lenders on or prior to the Closing Date and (ii) all other amounts due and payable on or prior to the Closing Date, including, to the extent invoiced, reimbursement or payment of all out-of-pocket expenses required to be reimbursed or paid by the Borrower hereunder or under any other Loan Document.

(p) The Lenders shall have received, at least five Business Days prior to the Closing Date, to the extent requested, all documentation and other information with respect to the Borrower and its Subsidiaries required by regulatory authorities under applicable “know your customer” and anti-money laundering rules and regulations, including the USA PATRIOT Act.

(q) The Administrative Agent shall have received such other certificates, documents, instruments and agreements as the Administrative Agent or counsel to the Administrative Agent shall reasonably request.

The Administrative Agent shall notify the Borrower and the Lenders of the Closing Date, and such notice shall be conclusive and binding. Notwithstanding the foregoing, the obligations of the Lenders to make Loans and of the Issuing Banks to issue Letters of Credit hereunder shall not become effective unless each of the foregoing conditions is satisfied (or waived pursuant to Section 9.02) at or prior to 3:00 p.m., New York City time, on January 31, 2008 (and, in the event such conditions are not so satisfied or waived, the Commitments shall terminate at such time).

SECTION 4.02. Each Credit Event. The obligation of each Lender to make a Loan on the occasion of any Borrowing, and of any Issuing Bank to issue any Letter of Credit, amend, renew or extend any Letter of Credit issued by it, is subject to the satisfaction of the following conditions:

(a) The representations and warranties of the Loan Parties set forth in the Loan Documents shall be true and correct on and as of the date of such Borrowing or the date of issuance, amendment, renewal or extension of such Letter of Credit, as applicable, except to the extent that such representations and warranties specifically refer to an earlier date, in which case they shall be true and correct as of such earlier date.

(b) At the time of and immediately after giving effect to such Borrowing or the issuance, amendment, renewal or extension of such Letter of Credit, as applicable, no Default or Event of Default shall have occurred and be continuing.

(c) The Administrative Agent shall have received (i) in the case of a Revolving Credit Borrowing or a Term Borrowing, a duly executed Borrowing Request by the time and on the Business Day specified under Section 2.03, (ii) in the case of a Swingline Borrowing, a request therefor as required by Section 2.04(b) by the time and on the Business Day specified under Section 2.04(b) and (iii) in the case of an issuance, amendment, renewal or extension of any Letter of Credit, a notice thereof as required by Section 2.05(b) by the time and on the Business Day specified under Section 2.05(b).

Each Borrowing and each issuance, amendment, renewal or extension of a Letter of Credit shall be deemed to constitute a representation and warranty by the Borrower that the conditions specified in paragraphs (a) and (b) of this Section 4.02 have been satisfied on and as of the date thereof.

ARTICLE V

Affirmative Covenants

Until the Commitments have expired or been terminated and the principal of and interest on each Loan and all fees payable hereunder shall have been paid in full and all Letters of Credit shall have expired or terminated and all LC Disbursements shall have been reimbursed, the Borrower covenants and agrees with the Lenders that:

SECTION 5.01. Financial Statements and Other Information. The Borrower will furnish to the Administrative Agent and each Lender:

(a) within 90 days after the end of each Fiscal Year, commencing with the Fiscal Year ended December 31, 2007, its audited consolidated balance sheet and related statements of operations, stockholders’ equity and cash flows as of the end of and for such Fiscal Year, setting forth in each case in comparative form the figures for the previous Fiscal Year, all reported on by Deloitte & Touche LLP or other independent public accountants of recognized national standing (without a “going concern” or like qualification or exception and without any qualification or exception as to the scope of such audit) to the effect that such consolidated financial statements present fairly in all material respects the financial condition and results of operations of the Borrower and its consolidated Subsidiaries on a consolidated basis in accordance with GAAP consistently applied;

(b) within 45 days after the end of each of the first three Fiscal Quarters of each Fiscal Year, commencing with the Fiscal Quarter ending March 31, 2008, its consolidated balance sheet and related statements of operations, stockholders’ equity and cash flows as of the end of and for such Fiscal Quarter and the then elapsed portion of the then current Fiscal Year, setting forth in each case in comparative form the figures for the corresponding period or periods of (or, in the case of the balance sheet, as of the end of) the previous Fiscal Year, all certified by a Financial Officer of the Borrower as presenting fairly in all material respects the financial condition and results of operations of the Borrower and its consolidated Subsidiaries on a consolidated basis in accordance with GAAP consistently applied, subject to normal year-end audit adjustments and the absence of footnotes;

(c) concurrently with any delivery of financial statements under clause (a) or (b) above, a Compliance Certificate signed by a Financial Officer of the Borrower, (i) certifying as to whether a Default has occurred and, if a Default has occurred, specifying the details thereof and any action taken or proposed to be taken with respect thereto, (ii) setting forth reasonably detailed calculations demonstrating compliance with Sections 6.01, 6.02, 6.04, 6.05, 6.07 and 6.11 and (iii) stating whether any change in GAAP or in the application thereof has occurred since the date of the audited financial statements referred to in Section 3.04(a) and, if any such change has occurred, specifying the effect of such change on the financial statements accompanying such certificate;

(d) as soon as available, but in any event at least 15 Business Days prior to the end of each Fiscal Year, a copy of the forecast (including a projected consolidated balance sheet, income statement and funds flow statement) of the Borrower and its Subsidiaries for each Fiscal Quarter of the upcoming Fiscal Year, in form reasonably satisfactory to the Administrative Agent;

(e) promptly, but in any event within 10 Business Days after the same become publicly available, copies of all periodic and other reports, proxy statements and other materials filed by the Borrower or any of its Subsidiaries with the SEC, or with any national securities exchange, or distributed by the Borrower to its shareholders generally, as the case may be;

(f) promptly, but in any event within 10 Business Days after any request by the Administrative Agent or any Lender, copies of any detailed audit reports, management letters or recommendations submitted to the board of directors (or the audit committee of the board of directors) of the Borrower by independent accountants in connection with the accounts or books of the Borrower or any of its Subsidiaries, or any audit of any of them;

(g) promptly, but in any event within 10 Business Days after the occurrence thereof, notice of (i) the occurrence of any Disposition of property or assets for which the Borrower is required to make a mandatory prepayment pursuant to Section 2.10(d) and (ii) receipt of any Extraordinary Receipt for which the Borrower is required to make a mandatory prepayment pursuant to Section 2.10(e); and

(h) promptly following any request therefor, such other information regarding the operations, business affairs and financial condition of the Borrower or any of its Subsidiaries, or compliance with the terms of this Agreement or the other Loan Documents, as the Administrative Agent or any Lender may reasonably request.

Documents required to be delivered pursuant to Section 5.01(a), (b) or (f) (to the extent any such documents are included in materials otherwise filed with the SEC) may be delivered electronically and if so delivered, shall be deemed to have been delivered on the date (i) on which the Borrower posts such documents, or provides a link thereto on the Borrower’s website on the Internet at the website address (on the date of this Agreement located at www.radiantsystems.com); or (ii) on which such documents are posted on the Borrower’s behalf on an Internet or intranet website, if any, to which each Lender and the Administrative Agent have access (whether a commercial, third-party website or whether sponsored by the Administrative Agent); provided that: (A) the Borrower shall deliver paper copies of such documents to the Administrative Agent or any Lender that requests the Borrower to deliver such paper copies until a written request to cease delivering paper copies is given by the Administrative Agent or such Lender and (B) the Borrower shall notify the Administrative Agent and each Lender (by telecopier or electronic mail) of the posting of any such documents and provide to the Administrative Agent by electronic mail electronic versions (i.e., soft copies) of such documents. Notwithstanding anything contained herein, in every instance the Borrower shall be required to provide paper copies of the Compliance Certificates required by Section 5.01(c) to the Administrative Agent. Except for such Compliance Certificates, the Administrative Agent shall have no obligation to request the delivery or to maintain copies of the documents referred to above, and in any event shall have no responsibility to monitor compliance by the Borrower with any such request for delivery, and each Lender shall be solely responsible for requesting delivery to it or maintaining its copies of such documents.

SECTION 5.02. Notices of Material Events. The Borrower will furnish to the Administrative Agent and each Lender prompt written notice of the following:

(a) the occurrence of any Default;

(b) the filing or commencement of any action, suit or proceeding by or before any arbitrator or Governmental Authority against or affecting the Borrower or any Affiliate thereof that, if adversely determined, could reasonably be expected to result in a Material Adverse Effect;

(c) the occurrence of any ERISA Event; and

(d) any other development that results in, or could reasonably be expected to result in, a Material Adverse Effect.

Each notice delivered under this Section shall be accompanied by a statement of a Financial Officer or other executive officer of the Borrower setting forth the details of the event or development requiring such notice and any action taken or proposed to be taken with respect thereto.

SECTION 5.03. Preservation of Existence. The Borrower will, and will cause each of its Subsidiaries to, (a) do or cause to be done all things necessary to preserve, renew and keep in full force and effect its legal existence and the rights, qualifications, licenses, permits, privileges, franchises, governmental authorizations and intellectual property rights material to the conduct of its business, and maintain all requisite authority to conduct its business in each jurisdiction in which its business is conducted, provided that the foregoing shall not prohibit any merger, consolidation, liquidation or dissolution permitted under Section 6.03.

SECTION 5.04. Payment of Obligations. The Borrower will, and will cause each of its Subsidiaries to, pay and discharge as the same shall become due and payable, all its obligations and liabilities, including (a) all tax liabilities, assessments and governmental charges or levies upon it or its properties or assets, unless (i) the validity or amount thereof is being contested in good faith by appropriate proceedings, (ii) the Borrower or such Subsidiary has set aside on its books adequate reserves with respect thereto in accordance with GAAP and (iii) the failure to make payment pending such contest could not reasonably be expected to result in a Material Adverse Effect; (b) all lawful claims which, if unpaid, would by law become a Lien upon its property; and (c) all Indebtedness, as and when due and payable, but subject to any subordination provisions contained in any instrument or agreement evidencing such Indebtedness.

SECTION 5.05. Maintenance of Properties. The Borrower will, and will cause each of its Subsidiaries to, (a) keep and maintain all property material to the conduct of its business in good working order and condition, ordinary wear and tear excepted and (b) make all necessary repairs thereto and renewals and replacements thereof except where the failure to do so could not reasonably be expected to have a Material Adverse Effect.

SECTION 5.06. Books and Records; Inspection Rights. The Borrower will, and will cause each of its Subsidiaries to, (a) keep proper books of record and account in which full, true and correct entries are made of all dealings and transactions in relation to its business and activities and (b) permit any representatives designated by the Administrative Agent or any Lender (including employees of the Administrative Agent, any Lender or any consultants, accountants, lawyers and appraisers retained by the Administrative Agent), upon reasonable prior notice, to visit and inspect its properties, to examine and make extracts from its books and records, and to discuss its affairs, finances and condition with its officers and independent accountants, all at such reasonable times and as often as reasonably requested; provided that when an Event of Default exists, the Administrative Agent or any Lender (or any of their respective representatives) may do any of the foregoing at any time during normal business hours and without advance notice, all at the expense of the Borrower. The Borrower acknowledges that the Administrative Agent, after exercising its rights of inspection, may prepare and distribute to the Lenders certain reports pertaining to the Loan Parties’ assets for internal use by the Administrative Agent and the Lenders.

SECTION 5.07. Compliance with Laws. The Borrower will, and will cause each of its Subsidiaries to, comply with all laws, rules, regulations and orders of any Governmental Authority applicable to it or its property.

SECTION 5.08. Use of Proceeds and Letters of Credit. The proceeds of the Revolving Credit Loans will be used (a) to finance the working capital requirements of the Borrower and its Subsidiaries, (b) for general corporate purposes of the Borrower and its Subsidiaries, including stock buybacks under the Borrower’s repurchase plan, (c) to finance the Quest Acquisition and other Permitted Acquisitions, (d) to refinance existing Indebtedness of the Borrower and Quest and (e) to pay fees and expenses related to items (c) and (d). The proceeds of the Term Loans will be used (i) to finance the Quest Acquisition, (ii) to refinance existing Indebtedness of the Borrower and Quest and (iii) to pay fees and expenses related to items (i) and (ii). No part of the proceeds of any Loan will be used, whether directly or indirectly, for any purpose that entails a violation of any of the Regulations of the Board, including Regulations T, U and X. Letters of Credit will be issued only for general corporate purposes.

SECTION 5.09. Insurance. The Borrower will, and will cause each of its Subsidiaries to, maintain with financially sound and reputable insurance companies not Affiliates of the Borrower insurance in such amounts, with such deductibles and covering such risks as is customarily maintained by companies of established repute engaged in the same or similar businesses operating in the same or similar locations. The Borrower will furnish to the Lenders, upon request of the Administrative Agent, information in reasonable detail as to the insurance so maintained.

SECTION 5.10. Additional Collateral; Further Assurances. (a) Upon the formation or acquisition of any Domestic Subsidiary of the Borrower that is a Material Subsidiary (other than a Domestic Subsidiary that is a direct or indirect Subsidiary of a Foreign Subsidiary) at any time after the Closing Date, or upon any Domestic Subsidiary becoming a Material Subsidiary at any time after the Closing Date, the Borrower shall, within 15 days after such formation or acquisition, or within 15 days after such Domestic Subsidiary becomes a Material Subsidiary, as the case may be (or such later date as the Administrative Agent may agree in its sole discretion):

(i) cause such Domestic Subsidiary to become a Guarantor under the Guaranty Agreement by executing and delivering to the Administrative Agent a supplement to the Guaranty Agreement in the form specified therein, whereby such Domestic Subsidiary shall guarantee the obligations of the Loan Parties under the Loan Documents;

(ii) (A) cause such Domestic Subsidiary to become a Grantor under the Security Agreement by executing and delivering to the Administrative Agent a supplement to the Security Agreement in the form specified therein, whereby such Domestic Subsidiary shall grant a security interest to the Administrative Agent in all of its assets constituting Collateral under the Security Agreement to secure the Secured

Obligations, and (B) take whatever action (including delivering properly completed Uniform Commercial Code financing statements) that may be necessary or advisable in the opinion of the Administrative Agent to vest in the Administrative Agent, for the benefit of the Secured Parties, a first priority perfected security interest in the assets of such Domestic Subsidiary purported to be subject to the Security Agreement;

(iii) (A) cause all of the Equity Interests in such Domestic Subsidiary to be pledged to the Administrative Agent to secure the Secured Obligations by causing the direct owners of such Equity Interests to execute and deliver to the Administrative Agent a supplement to the Pledge Agreement in the form specified therein, (B) deliver or cause to be delivered to the Administrative Agent all certificates and undated stock powers duly executed in blank (to the extent the Equity Interests of such Domestic Subsidiary are certificated) and other documents required by the Pledge Agreement with respect to such Equity Interests and (C) take or cause to be taken such other actions as may be necessary to provide the Administrative Agent with a first priority perfected pledge of and security interest in such Equity Interests; and

(iv) deliver to the Administrative Agent documents of the types referred to in clause Section 4.01(c) with respect to such Domestic Subsidiary and, if requested by the Administrative Agent, favorable opinions of counsel (which shall cover, among other things, the legality, validity, binding effect and enforceability of the documentation referred to in clauses (i), (ii) and (iii) above), all in form, content and scope reasonably satisfactory to the Administrative Agent.

(b) Upon the formation or acquisition of any First-Tier Foreign Subsidiary of the Borrower that is a Material Subsidiary at any time after the Closing Date, or upon any First-Tier Foreign Subsidiary becoming a Material Subsidiary at any time after the Closing Date, the Borrower shall, within 30 days after such formation or acquisition, or within 30 days after such First-Tier Foreign Subsidiary becomes a Material Subsidiary, as the case may be (or such later date as the Administrative Agent may agree in its sole discretion):

(i) (A) cause 65% of the Equity Interests in such First-Tier Foreign Subsidiary to be pledged to the Administrative Agent to secure the Secured Obligations by causing the direct owners of such Equity Interests to execute and deliver to the Administrative Agent a pledge agreement or similar agreement in form and substance reasonably satisfactory to the Administrative Agent, (B) deliver or cause to be delivered to the Administrative Agent certificates representing such Equity Interests and corresponding stock powers (to the extent the Equity Interests of such First-Tier Foreign Subsidiary are certificated) and other documents required by such agreement with respect to such Equity Interests and (C) take or cause to be taken such other actions as may be necessary to provide the Administrative Agent with a first priority perfected pledge of and security interest in such Equity Interests; and

(ii) deliver to the Administrative Agent documents of the types referred to in clause Section 4.01(c) with respect to such First-Tier Foreign Subsidiary and, if requested by the Administrative Agent, favorable opinions of counsel (which shall cover, among other things, the legality, validity, binding effect and enforceability of the documentation referred to in clause (i) above), all in form, content and scope reasonably satisfactory to the Administrative Agent.

(c) Without limiting the foregoing, the Borrower will, and will cause each of its Subsidiaries to, execute and deliver, or cause to be executed and delivered, to the Administrative Agent such documents, agreements and instruments, and will take or cause to be taken such further actions (including the filing and recording of financing statements, fixture filings and other documents and such other actions or deliveries of the type required by Section 4.01, as applicable), which may be required by law or which the Administrative Agent may, from time to time, reasonably request to carry out the terms and conditions of this Agreement and the other Loan Documents and to ensure perfection and priority of the Liens created or intended to be created by the Collateral Documents, all at the expense of the Loan Parties.

SECTION 5.11. Ownership of Foreign Subsidiaries. The Borrower will cause each of its Foreign Subsidiaries to be wholly-owned Subsidiaries of the Borrower.

SECTION 5.12. Consummation of Quest Acquisition. Promptly, and in any case within two Business Days after the consummation of the Quest Acquisition, the Borrower will provide the Administrative Agent and each Lender (i) written notice of such consummation and (ii) copies of any amendments or modifications to, or waivers of, the Quest Acquisition Agreement effected after the Closing Date (any such amendments, modifications of waivers to be certified by a Responsible Officer of the Borrower as being complete and correct versions thereof).

SECTION 5.13. Access Agreement. At the request of Administrative Agent after the occurrence of an Event of Default, Borrower will use commercially reasonable efforts to provide to Administrative Agent, with respect to any location (other than a location that is owned by the Borrower or another Loan Party) where any Collateral with an aggregate fair market value in excess of $500,000 is maintained, an access and subordination agreement in form and substance reasonably satisfactory to Administrative Agent, executed by the owner of such location.

SECTION 5.14. Post Closing Obligations. The Borrower will (a) execute and deliver, or cause to be executed and delivered, the documents and (b) complete, or cause to be completed, the tasks set forth on Schedule 5.14, in each case within the time limits specified on such schedule.

ARTICLE VI

Negative Covenants

Until the Commitments have expired or terminated and the principal of and interest on each Loan and all fees, expenses and other amounts payable under any Loan Document have been paid in full and all Letters of Credit have expired or terminated and all LC Disbursements shall have been reimbursed, the Borrower covenants and agrees with the Lenders that:

SECTION 6.01. Indebtedness. The Borrower will not, and will not permit any of its Subsidiaries to, create, incur, assume or permit to exist any Indebtedness, except:

(a) the Secured Obligations;

(b) Indebtedness of the Borrower in respect of the Existing Letters of Credit until their respective expiry dates in effect on the Closing Date so long as no obligations in respect thereof shall be secured by any Collateral (other than the Existing Letter of Credit Cash Collateral);

(c) Indebtedness existing on the date hereof and set forth in Schedule 6.01 and any extensions, refinancings or renewals thereof; provided that (i) the principal amount of such Indebtedness is not increased, (ii) the interest rate of such Indebtedness is not increased by a material amount, (iii) any Liens securing such Indebtedness are not extended to any additional property of any Loan Party, (iv) no Loan Party that is not originally obligated with respect to repayment of such Indebtedness is required to become obligated with respect thereto, (v) such extension, refinancing or renewal does not result in a shortening of the average weighted maturity of the Indebtedness so extended, refinanced or renewed, (vi) the terms of any such extension, refinancing or renewal are not less favorable to the obligor thereunder than the original terms of such Indebtedness and (vii) if the Indebtedness that is extended, refinanced or renewed was subordinated in right of payment to the Obligations, then the terms and conditions of the extension, refinancing or renewal Indebtedness must include subordination terms and conditions that are at least as favorable to the Administrative Agent and the Lenders as those that were applicable to the extended, refinanced or renewed Indebtedness;

(d) Indebtedness of the Borrower or any Subsidiary of the Borrower owing to the Borrower or another Subsidiary of the Borrower; provided that (i) in the case of Indebtedness owing to a Loan Party, such Indebtedness shall be evidenced by one or more promissory notes that are pledged to the Administrative Agent for the benefit of the Secured Parties pursuant to the Pledge Agreement, (ii) in the case of any Indebtedness owing by a Loan Party to any Subsidiary of the Borrower that is not a Loan Party, such Indebtedness shall be on terms (including subordination terms) reasonably satisfactory to the Administrative Agent and (iii) such Indebtedness shall be otherwise permitted under the provisions of Section 6.04;

(e) Guarantees by the Borrower of Indebtedness of any Subsidiary and by any Subsidiary of Indebtedness of the Borrower or any other Subsidiary; provided that (i) the Indebtedness so Guaranteed is permitted by this Section 6.01, (ii) Guarantees permitted under this clause (e) shall be subordinated to the Obligations on the same terms as the Indebtedness so Guaranteed is subordinated to the Obligations and (iii) the aggregate principal amount of Indebtedness of Subsidiaries that are not Guarantors that is Guaranteed by any Loan Party (together with outstanding investments permitted under the proviso to Section 6.04(c) and outstanding intercompany loans permitted under clause (B) of the proviso to Section 6.04(d)) shall not exceed $5,000,000 at any time outstanding (in each case determined without regard to any write-downs or write-offs);

(f) Indebtedness of the Borrower or any Subsidiary incurred to finance the acquisition, construction or improvement of any fixed or capital assets (whether or not constituting purchase money Indebtedness), including Capital Lease Obligations and any Indebtedness assumed in connection with the acquisition of any such assets or secured by a Lien on any such assets prior to the acquisition thereof; provided that (i) such Indebtedness is incurred prior to or within 90 days after such acquisition or the completion of such construction or improvement, (ii) such Indebtedness is within the limitations set forth in Section 6.02(d); (iii) the aggregate principal amount of Indebtedness permitted by this clause (f) shall not exceed $5,000,000 at any time outstanding and (iv) the Ibertech Debt shall not be permitted under this clause (f);

(g) Indebtedness of the Borrower or any Subsidiary in respect of performance bonds, bid bonds, appeal bonds, surety bonds and similar obligations, in each case provided in the ordinary course of business;

(h) during the period from and including the Closing Date through the date that is five Business Days after the Closing Date (or, upon the written approval of the Administrative Agent, the date that is ten Business Days after the Closing Date), Indebtedness of the Borrower existing on the date hereof owing to Ibertech, Inc. in an aggregate principal amount of $963,858.39 (the “Ibertech Debt”); and

(i) unsecured Indebtedness in an aggregate principal amount not to exceed $5,000,000 at any time outstanding.

SECTION 6.02. Liens. The Borrower will not, and will not permit any of its Subsidiaries to, create, incur, assume or permit to exist any Lien on any property or asset now owned or hereafter acquired by it, or assign or sell any income or revenues (including accounts receivable) or rights in respect of any thereof, except:

(a) Liens created pursuant to any Loan Document;

(b) Permitted Liens;

(c) any Lien on any property or asset of the Borrower or any of its Subsidiaries existing on the date hereof and set forth in Schedule 6.02 and any renewals or extensions thereof; provided that (i) such Lien shall not apply to any other property or asset of the Borrower or any of its Subsidiaries, and (ii) such Lien shall secure only those obligations which it secures on the date hereof and extensions, refinancings and renewals thereof that are permitted by Section 6.01(c);

(d) Liens on fixed or capital assets acquired, constructed or improved by the Borrower or any of its Subsidiaries; provided that (i) such Liens secure Indebtedness permitted by Section 6.01(f), (ii) such Liens and the Indebtedness secured thereby are incurred prior to or within 90 days after such acquisition or the completion of such construction or improvement, (iii) the Indebtedness secured thereby does not exceed the cost of acquiring, constructing or improving such fixed or capital assets and (iv) such Liens shall not apply to any other property or assets of the Borrower or any Subsidiary;

(e) Liens on fixed or capital assets acquired, constructed or improved by the Borrower or any of its Subsidiaries; provided that (i) such Liens secure Capital Lease Obligations in respect of the capital leases set forth on Schedule 6.01 and (ii) such Liens shall not apply to any other property or assets of the Borrower or any Subsidiary;

(f) Liens granted by a Subsidiary that is not a Loan Party in favor of the Borrower or another Loan Party in respect of Indebtedness owed by such Subsidiary to the Borrower or such other Loan Party;

(g) during the period from and including the Closing Date through the date that is five Business Days after the Closing Date (or, upon the written approval of the Administrative Agent, the date that is ten Business Days after the Closing Date), Liens on assets of the Borrower existing on the date hereof securing the Ibertech Debt; and

(h) Liens on the Existing Letter of Credit Cash Collateral securing the Existing Letters of Credit.

SECTION 6.03. Fundamental Changes. (a) The Borrower will not, and will not permit any of its Subsidiaries to, merge into or consolidate with any other Person, or permit any other Person to merge into or consolidate with it, or liquidate or dissolve, or Dispose of (in one transaction or in a series of transactions) all or substantially all of its assets (whether now owned or hereafter acquired) to or in favor of any Person, except that, if at the time thereof and immediately after giving effect thereto no Event of Default shall have occurred and be continuing or would result therefrom:

(i) any Subsidiary may merge into the Borrower in a transaction in which the Borrower is the surviving corporation;

(ii) any Subsidiary (whether or not a Guarantor) may merge into any Guarantor in a transaction in which the surviving entity is a Guarantor;

(iii) any Subsidiary that is not a Guarantor may merge into any other Subsidiary that is not a Guarantor;

(iv) any Subsidiary that is not a Guarantor may liquidate or dissolve if the Borrower determines in good faith that such liquidation or dissolution is in the best interests of the Borrower and is not materially disadvantageous to the Lenders;

(v) any Subsidiary that is a Guarantor may Dispose of all or substantially all of its assets to any other Loan Party;

(vi) any Subsidiary that is not a Guarantor may Dispose of all or substantially all of its assets to (A) another Subsidiary that is not a Guarantor or (B) to a Loan Party;

(vii) any Loan Party may engage in Permitted Acquisitions.

(b) The Borrower will not, and will not permit any of its Subsidiaries to, engage to any material extent in any business other than businesses of the type conducted by the Borrower and its Subsidiaries on the Closing Date and businesses reasonably related or ancillary thereto.

SECTION 6.04. Investments, Loans, Advances, Guarantees and Acquisitions. The Borrower will not, and will not permit any of its Subsidiaries to, purchase, hold or acquire (including pursuant to any merger) any Equity Interests, evidences of indebtedness or other securities (including any option, warrant or other right to acquire any of the foregoing) of, make or permit to exist any loans or advances to, Guarantee any obligations of, or make or permit to exist any investment or any other interest in, any other Person, or make any Acquisition, except:

(a) Permitted Investments;

(b) investments in existence on the Closing Date and described in Schedule 6.04;

(c) investments (in addition to investments permitted by paragraphs (b) and (k) of this Section 6.04) by the Borrower and its Subsidiaries in their respective Subsidiaries; provided that the aggregate amount of investments by Loan Parties in the Equity Interests of Subsidiaries that are not Loan Parties (together with the aggregate amount of outstanding Guarantees permitted under the proviso to Section 6.01(e) and the aggregate principal amount of outstanding intercompany loans permitted under clause (B) of the proviso to Section 6.04(d)) shall not exceed $5,000,000 at any time outstanding (in each case determined without regard to any write-downs or write-offs and the amount of each such investment being measured on the date such investment was made and without giving effect to any subsequent changes in value);

(d) loans or advances made by the Borrower to any Subsidiary and made by any Subsidiary to the Borrower or any other Subsidiary; provided that (A) any such loans and advances made by a Loan Party shall be evidenced by a promissory note pledged pursuant to the Pledge Agreement and (B) the amount of such loans and advances made by Loan Parties to Subsidiaries that are not Loan Parties (together with the aggregate amount of outstanding Guarantees permitted under the proviso to Section 6.01(e) and the aggregate amount of outstanding investments permitted under the proviso to Section 6.04(c)) shall not exceed $5,000,000 at any time outstanding (in each case determined without regard to any write-downs or write-offs);

(e) Guarantees permitted by Section 6.01(e);

(f) loans or advances to officers, directors and employees of the Borrower and its Subsidiaries on an arms-length basis in the ordinary course of business consistent with past practices for travel and entertainment expenses, relocation costs and similar purposes up to a maximum of $500,000 in the aggregate at any one time outstanding;

(g) investments consisting of extensions of credit in the nature of accounts receivable or notes receivable arising from the grant of trade credit in the ordinary course of business, and investments received in satisfaction or partial satisfaction thereof from financially troubled account debtors to the extent reasonably necessary in order to prevent or limit loss;

(h) investments in the form of Swap Agreements permitted by Section 6.06;

(i) investments constituting deposits described in clauses (c) and (d) of the definition of the term “Permitted Liens”;

(j) Permitted Acquisitions;

(k) in connection with any Permitted Acquisition, investments by any Loan Party in, and loans or advances made by any Loan Party to, any Subsidiary that is not a Loan Party; provided that (i) the proceeds of such investments and loans or advances shall be used for the sole purpose of paying the consideration for such Permitted Acquisition, (ii) the aggregate amount of all such investments and loans or advances made in connection with any Permitted Acquisition shall not exceed the aggregate consideration for such Permitted Acquisition and (iii) the consideration for such Permitted Acquisition shall be paid not later than five Business Days after the date such investments and loans or advances are made;

(l) loans to or other investments in resellers and channel partners not to exceed $3,000,000 at any one time outstanding (the amount of each such investment being measured on the date such investment was made and without giving effect to any subsequent changes in value); and

(m) other investments not exceeding $10,000,000 in the aggregate at any one time outstanding (the amount of each such investment being measured on the date such investment was made and without giving effect to any subsequent changes in value).

SECTION 6.05. Dispositions. The Borrower will not, nor will it permit any of its Subsidiaries to, Dispose of any asset, including any Equity Interests owned by it, nor will the Borrower permit any Subsidiary to issue any additional Equity Interests in such Subsidiary (other than to the Borrower or another Subsidiary in compliance with Section 6.04), except:

(a) Dispositions of (i) inventory in the ordinary course of business and (ii) used, obsolete, worn out or surplus equipment or other tangible property in the ordinary course of business and (iii) assets in an aggregate amount not to exceed $250,000 in any Fiscal Year to any Persons that have tax-exempt status and are eligible to receive tax-deductible charitable contributions, as determined by a letter from the Internal Revenue Service recognizing such Persons as tax-exempt;

(b) leases and subleases of real property no longer used by the Borrower or its Subsidiaries;

(c) licenses and sublicenses entered into in the ordinary course of business;

(d) Dispositions of assets to the Borrower or to a wholly-owned Subsidiary; provided that if the transferor of such assets is a Loan Party, the transferee thereof must be a Loan Party;

(e) Dispositions permitted by Section 6.03;

(f) Restricted Payments permitted by Section 6.07;

(g) Dispositions of accounts receivable in connection with the compromise, settlement or collection thereof in the ordinary course of business and consistent with past practices;

(h) Dispositions resulting from any casualty or other insured damage to, or any taking under power of eminent domain or by condemnation or similar proceeding of, any property or asset of the Borrower or any Subsidiary;

(i) Dispositions of assets, so long as the Net Cash Proceeds received by the Borrower or any Subsidiary from each such Disposition are applied by the Borrower or such Subsidiary, as applicable, within 180 days of receipt to acquire assets that are similar to the assets Disposed of;

(j) Dispositions of Permitted Investments;

(k) Dispositions of the Owned Real Property; and

(l) Dispositions of assets that are not permitted by any other paragraph of this Section 6.05, provided that the aggregate fair market value of all assets Disposed of in reliance upon this paragraph (j) during any Fiscal Year shall not exceed 5% of Consolidated Total Assets as of the last day of the immediately preceding Fiscal Year;

provided that (i) all Dispositions permitted hereby (other than those permitted by paragraphs (a)(iii), (d) and (h) above) shall be made for fair value and (ii) at least 75% of the consideration for each Disposition made in reliance upon paragraph (i) or (j) above shall be in the form of cash or cash equivalents.

SECTION 6.06. Swap Agreements. The Borrower will not, and will not permit any of its Subsidiaries to, enter into any Swap Agreement, except Swap Agreements entered into in the ordinary course of business or in connection with Permitted Acquisitions and consistent with prudent business practice for the purpose of hedging or mitigating risks associated with fluctuations in interest rates or foreign exchange rates.

SECTION 6.07. Restricted Payments; Certain Payments of Indebtedness. (a) The Borrower will not, nor will it permit any of its Subsidiaries to, declare or make, or agree to pay or make, directly or indirectly, any Restricted Payment, or incur any obligation (contingent or otherwise) to do so, except:

(i) each Subsidiary may make Restricted Payments to the Borrower, any Subsidiaries of the Borrower that are Guarantors and any other Person that owns a direct Equity Interest in such Subsidiary, ratably according to their respective holdings of the type of Equity Interest in respect of which such Restricted Payment is being made;

(ii) the Borrower and each Subsidiary may declare and make dividend payments or other distributions payable solely in the common stock or other common Equity Interests of such Person;

(iii) the Borrower and each Subsidiary may purchase, redeem or otherwise acquire its common Equity Interests with the proceeds received from the substantially concurrent issue of new common Equity Interests; and

(iv) the Borrower may declare and pay cash dividends with respect to its common stock and purchase, redeem, retire, acquire, cancel or terminate shares of its common stock; provided that (A) immediately prior to and immediately after giving effect to any such Restricted Payment, no Default or Event of Default shall have occurred and be continuing and (B) the aggregate amount of all Restricted Payments made pursuant to this clause (iv) during any Fiscal Year shall not exceed $5,000,000.

(b) The Borrower will not, nor will it permit any of its Subsidiaries to, prepay, redeem, purchase, defease or otherwise satisfy prior to the scheduled maturity thereof in any manner, or make any payment in violation of any subordination terms of, any Indebtedness, except:

(i) prepayments of Indebtedness created under the Loan Documents;

(ii) regularly scheduled or required repayments or redemptions of Indebtedness set forth in Schedule 6.01; and

(iii) refinancings of Indebtedness to the extent permitted by Section 6.01.

SECTION 6.08. Transactions with Affiliates. The Borrower will not, and will not permit any of its Subsidiaries to, sell, lease or otherwise transfer any property or assets to, or purchase, lease or otherwise acquire any property or assets from, or otherwise engage in any other transactions with, any of its Affiliates, except (a) transactions that are (i) in the ordinary course of business and (ii) at prices and on terms and conditions not less favorable to the Borrower or such Subsidiary than could be obtained on an arm’s-length basis from unrelated third parties, (b) transactions between or among the Loan Parties, (c) any Restricted Payment permitted by Section 6.07 and (d) the payment of reasonable fees to directors of the Borrower or any Subsidiary, and compensation and employee benefit arrangements paid to, and indemnities provided for the benefit of, directors, officers or employees of the Borrower or the Subsidiaries in the ordinary course of business.

SECTION 6.09. Restrictive Agreements. The Borrower will not, and will not permit any of its Subsidiaries to, directly or indirectly, enter into, incur or permit to exist any agreement or other arrangement that prohibits, restricts or imposes any condition upon (a) the ability of the Borrower or any Subsidiary to create, incur or permit to exist any Lien upon any of its property or assets, or (b) the ability of any Subsidiary to make Restricted Payments to, to make or repay loans or advances to, or to transfer assets to, the Borrower or any other Subsidiary or to Guarantee Indebtedness of the Borrower or any other Subsidiary; provided that (i) the foregoing shall not apply to restrictions and conditions imposed by any Loan Document, (ii) the foregoing shall not apply to restrictions and conditions existing on the date hereof identified on Schedule 6.09 (but shall apply to any extension or renewal of, or any amendment or modification expanding the scope of, any such restriction or condition), (iii) the foregoing shall not apply to customary restrictions and conditions contained in agreements relating to the sale of a Subsidiary pending such sale, provided such restrictions and conditions apply only to the Subsidiary that is to be sold and such sale is permitted hereunder, (iv) clause (a) of the foregoing shall not apply to restrictions or conditions imposed by any agreement relating to secured Indebtedness permitted by this Agreement if such restrictions or conditions apply only to the property or assets securing such Indebtedness and (v) clause (a) of the foregoing shall not apply to customary provisions in leases and other contracts restricting the assignment thereof and/or, with respect to leases of real property, restricting the placement of a lien on the leasehold interest therein.

SECTION 6.10. Amendment of Organization Documents. The Borrower will not, and will not permit any of its Subsidiaries to, amend any of its Organization Documents if such amendment would be adverse to the Administrative Agent or the Lenders.

SECTION 6.11. Financial Covenants. (a) Consolidated Leverage Ratio. The Borrower will not permit the Consolidated Leverage Ratio at any time to be greater than 3.00 to 1.0.

(b) Consolidated Fixed Charge Coverage Ratio. The Borrower will not permit the Consolidated Fixed Charge Coverage Ratio as of the end of any Fiscal Quarter ending during any period set forth below to be less than the ratio set forth below opposite such period:

Period	Ratio
Closing Date through December 31, 2008	1.20 to 1.0
January 1, 2009 through December 31, 2009	1.30 to 1.0
From and after January 1, 2010	1.35 to 1.0

SECTION 6.12. Changes in Fiscal Year. The Borrower will not make any change in its Fiscal Year.

SECTION 6.13. Sale and Leaseback Transactions. The Borrower will not, and will not permit any of its Subsidiaries to, create, incur, assume or suffer to exist any obligations as lessee for the rental or hire of real or personal property in connection with any sale and leaseback transaction.

SECTION 6.14. Quest Acquisition Agreement. The Borrower will not, and will not permit any of its Subsidiaries to, consent to any amendment, modification or waiver of any term or condition of the Quest Acquisition Agreement that is adverse to the Lenders, unless approved by the Required Lenders.

SECTION 6.15. Sale and Leaseback Transactions and other Off-Balance Sheet Liabilities. The Borrower will not, nor will it permit any of its Subsidiaries to, enter into or suffer to exist any transaction pursuant to which it incurs or has incurred Off-Balance Sheet Liabilities, except for any such transactions pursuant to which the Borrower and its Subsidiaries incur or have incurred Off-Balance Sheet Liabilities in an aggregate amount at any time not exceeding $1,000,000.

ARTICLE VII

Events of Default

SECTION 7.01. Events of Default. If any of the following events (“Events of Default”) shall occur:

(a) the Borrower shall fail to pay any principal of any Loan or any reimbursement obligation in respect of any LC Disbursement when and as the same shall become due and payable, whether at the due date thereof or at a date fixed for prepayment thereof or otherwise;

(b) the Borrower shall fail to pay any interest on any Loan or any fee or any other amount (other than an amount referred to in clause (a) of this Article) payable under this Agreement or any other Loan Document, when and as the same shall become due and payable, and such failure shall continue unremedied for a period of three Business Days;

(c) any representation or warranty made or deemed made by or on behalf of the Borrower or any Subsidiary in or in connection with any Loan Document or any amendment or modification thereof or waiver thereunder, or in any report, certificate, financial statement or other document furnished pursuant to or in connection with any Loan Document or any amendment or modification thereof or waiver thereunder, shall prove to have been incorrect or misleading in any material respect when made or deemed made;

(d) the Borrower shall fail to observe or perform any covenant, condition or agreement contained in Section 5.01(a), 5.01(b), 5.01(c), 5.02, 5.03 (with respect to the Borrower’s or any other Loan Party’s existence), 5.06(b), 5.08 or in Article VI;

(e) the Borrower or any other Loan Party shall fail to observe or perform any covenant, condition or agreement contained in this Agreement (other than those specified in clause (a), (b) or (d) of this Article) or any other Loan Document, and such failure shall continue unremedied for a period of 30 days after the earlier to occur of (A) notice thereof from the Administrative Agent to the Borrower (which notice will be given at the request of any Lender) and (B) a Responsible Officer of the Borrower or the applicable Loan Party otherwise becoming aware of such default;

(f) the Borrower or any Subsidiary shall fail to make any payment (whether of principal or interest and regardless of amount) in respect of any Material Indebtedness, when and as the same shall become due and payable (whether by scheduled maturity, required prepayment, acceleration, demand or otherwise);

(g) any event or condition occurs that results in any Material Indebtedness becoming due prior to its scheduled maturity or that enables or permits (with or without the giving of notice, the lapse of time or both) the holder or holders of any Material Indebtedness or any trustee or agent on its or their behalf to cause any Material Indebtedness to become due, or to require the prepayment, repurchase, redemption or defeasance thereof, prior to its scheduled maturity; provided that this clause (g) shall not apply to secured Indebtedness that becomes due as a result of the voluntary sale or transfer of the property or assets securing such Indebtedness;

(h) an involuntary proceeding shall be commenced or an involuntary petition shall be filed seeking (i) liquidation, reorganization or other relief in respect of the Borrower or any Material Subsidiary or its debts, or of a substantial part of its assets, under any Federal, state or foreign bankruptcy, insolvency, receivership or similar law now or hereafter in effect or (ii) the appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official for the Borrower or any Material Subsidiary or for a substantial part of its assets, and, in any such case, such proceeding or petition shall continue undismissed for 60 days or an order or decree approving or ordering any of the foregoing shall be entered;

(i) the Borrower or any Material Subsidiary shall (i) voluntarily commence any proceeding or file any petition seeking liquidation, reorganization or other relief under any Federal, state or foreign bankruptcy, insolvency, receivership or similar law now or hereafter in effect, (ii) consent to the institution of, or fail to contest in a timely and appropriate manner, any proceeding or petition described in clause (h) of this Article, (iii) apply for or consent to the appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official for the Borrower or any Subsidiary or for a substantial part of its assets, (iv) file an answer admitting the material allegations of a petition filed against it in any such proceeding, (v) make a general assignment for the benefit of creditors or (vi) take any action for the purpose of effecting any of the foregoing;

(j) the Borrower or any Material Subsidiary shall become unable, admit in writing its inability or fail generally to pay its debts as they become due;

(k) (i) one or more judgments for the payment of money in an aggregate amount in excess of the Materiality Threshold shall be rendered against the Borrower, any Subsidiary or any combination thereof and the same shall remain undischarged for a period of 30 consecutive days during which execution shall not be effectively stayed, (ii) any action shall be legally taken by a judgment creditor to attach or levy upon any assets of the Borrower or any Subsidiary to enforce any such judgment, or (iii) the Borrower or any Subsidiary shall fail within 30 days to discharge one or more non-monetary judgments or orders which, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect, and which judgments or orders are not effectively stayed or otherwise being appropriately contested in good faith by proper proceedings diligently pursued;

(l) an ERISA Event shall have occurred that, in the opinion of the Required Lenders, when taken together with all other ERISA Events that have occurred, could reasonably be expected to result in liability of the Borrower and its Subsidiaries in an aggregate amount exceeding the Materiality Threshold;

(m) a Change in Control shall occur; or

(n) the Guaranty Agreement shall fail to remain in full force or effect or any action shall be taken to discontinue or to assert the invalidity or unenforceability of the Guaranty Agreement, or any Guarantor shall deny that it has any further liability under the Guaranty Agreement, or shall give notice to such effect;

(o) any Collateral Document shall for any reason fail to create a valid and perfected first priority security interest in any Collateral purported to be covered thereby, except as permitted by the terms of any Collateral Document, or any Collateral Document shall fail to remain in full force or effect or any action shall be taken to discontinue or to assert the invalidity or unenforceability of any Collateral Document; or

(p) any provision of any Loan Document for any reason ceases to be valid, binding and enforceable in accordance with its terms (or any Loan Party shall challenge the enforceability of any Loan Document or shall assert in writing, or engage in any action or inaction based on any such assertion, that any provision of any of the Loan Documents has ceased to be or otherwise is not valid, binding and enforceable in accordance with its terms);

then, and in every such event (other than an event with respect to the Borrower described in clause (h) or (i) of this Section), and at any time thereafter during the continuance of such event, the Administrative Agent may, and at the request of the Required Lenders shall, by notice to the Borrower, take any or all of the following actions, at the same or different times: (i) terminate the commitment of each Lender to make Loans and the obligation of each Issuing Bank to issue, amend, renew or extend Letters of Credit, and thereupon such commitments and obligation shall terminate immediately, (ii) declare the Loans then outstanding to be due and payable in whole (or in part, in which case any principal not so declared to be due and payable may thereafter be declared to be due and payable), and thereupon the principal of the Loans so declared to be due and payable, together with accrued interest thereon and all fees and other obligations of the Borrower accrued hereunder, shall become due and payable immediately, without presentment, demand, protest or other notice of any kind, all of which are hereby waived by the Borrower, and (iii) require that the Borrower cash collateralize the Total LC Exposure (by depositing an amount equal to the Total LC Exposure in a cash collateral account maintained with the Administrative Agent); and in case of any event with respect to the Borrower described in clause (h) or (i) of this Article, the commitment of each Lender to make Loans and the obligation of each Issuing Bank to issue, amend, renew or extend Letters of Credit shall automatically terminate and the principal of the Loans then outstanding, together with accrued interest thereon and all fees and other obligations of the Borrower accrued hereunder, shall automatically become due and payable, without presentment, demand, protest or other notice of any kind, all of which are hereby waived by the Borrower, and the obligation of the Borrower to cash collateralize the Total LC Exposure as aforesaid shall automatically become effective. Upon the occurrence and during the continuance of an Event of Default, the Administrative Agent may, and at the request of the Required Lenders shall, exercise any rights and remedies provided to the Administrative Agent under the Loan Documents or at law or equity, including all remedies provided under the UCC.

SECTION 7.02. Application of Proceeds. Any proceeds received by the Administrative Agent in respect of any sale of, collection from or other realization upon all or any part of the Collateral pursuant to the exercise by the Administrative Agent of its rights and remedies provided under the Loan Documents or at law or equity, shall be applied by the Administrative Agent in the following order:

First, to the payment of all costs and expenses incurred by the Administrative Agent in connection with such sale, collection or other realization;

Second, to the payment of that portion of the Obligations constituting fees, indemnities, expenses and other amounts (including fees, charges and disbursements of counsel to the Administrative Agent) payable to the Administrative Agent in its capacity as such;

Third, to the payment of that portion of the Obligations constituting fees, indemnities and other amounts (other than principal, interest and Letter of Credit Fees) payable to the Lenders and the Issuing Banks (including fees, charges and disbursements of counsel to the respective Lenders and the respective Issuing Banks), ratably among them in proportion to the respective amounts described in this clause Third payable to them;

Fourth, to the payment of that portion of the Obligations constituting accrued and unpaid Letter of Credit Fees and interest on the Loans, LC Disbursements and other Obligations, ratably among the Lenders and the Issuing Banks in proportion to the respective amounts described in this clause Fourth payable to them;

Fifth, to the payment of that portion of the Secured Obligations constituting unpaid principal of the Loans, LC Disbursements and amounts owing under Secured Swap Agreements and Secured Cash Management Agreements, ratably among the Lenders, the Issuing Banks, the Swap Banks and the Cash Management Banks in proportion to the respective amounts described in this clause Fifth held by them;

Sixth, to the Administrative Agent for the account of each Issuing Bank, to cash collateralize the aggregate undrawn amount of all outstanding Letters of Credit issued by such Issuing Bank; and

Last, the balance, if any, after all the Obligations have been indefeasibly paid in full, to the Borrower or as otherwise required by law.

Subject to Section 2.05(e), amounts used to cash collateralize the aggregate undrawn amount of all outstanding Letters of Credit pursuant to clause Sixth above shall be applied to satisfy drawings under such Letters of Credit as they occur. If any amount remains on deposit as cash collateral after all Letters of Credit have either been fully drawn or expired, such remaining amount shall be applied to the other Obligations, if any, in the order set forth above.

ARTICLE VIII

The Administrative Agent

Each of the Lenders and each Issuing Bank hereby irrevocably appoints the Administrative Agent as its agent and authorizes the Administrative Agent to take such actions on its behalf and to exercise such powers as are delegated to the Administrative Agent by the terms hereof and of the other Loan Documents, together with such actions and powers as are reasonably incidental thereto.

The bank serving as the Administrative Agent hereunder shall have the same rights and powers in its capacity as a Lender as any other Lender and may exercise the same as though it were not the Administrative Agent, and such bank and its Affiliates may accept deposits from, lend money to and generally engage in any kind of business with the Borrower or any Subsidiary or other Affiliate thereof as if it were not the Administrative Agent hereunder.

The Administrative Agent shall not have any duties or obligations except those expressly set forth herein and in the other Loan Documents. Without limiting the generality of the foregoing, (a) the Administrative Agent shall not be subject to any fiduciary or other implied duties, regardless of whether a Default has occurred and is continuing, (b) the Administrative Agent shall not have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated hereby and by the other Loan Documents that the Administrative Agent is required to exercise in writing as directed by the Required Lenders, the Required Revolving Credit Lenders or the Required Term Lenders, as the case may be (or such other number or percentage of the Lenders as shall be necessary under the circumstances as provided in Section 9.02), and (c) except as expressly set forth herein and in the other Loan Documents, the Administrative Agent shall not have any duty to disclose, and shall not be liable for the failure to disclose, any information relating to the Borrower or any of its Subsidiaries that is communicated to or obtained by the bank serving as Administrative Agent or any of its Affiliates in any capacity. The Administrative Agent shall not be liable for any action taken or not taken by it with the consent or at the request of the Required Lenders, the Required Revolving Credit Lenders or the Required Term Lenders, as the case may be (or such other number or percentage of the Lenders as shall be necessary under the circumstances as provided in Section 9.02) or in the absence of its own gross negligence or willful misconduct. The Administrative Agent shall be deemed not to have knowledge of any Default unless and until written notice thereof is given to the Administrative Agent by the Borrower or a Lender, and the Administrative Agent shall not be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with this Agreement or any other Loan Document, (ii) the contents of any certificate, report or other document delivered under this Agreement or any other Loan Document or in connection with this Agreement or any other Loan Document, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth herein or in any other Loan Document, (iv) the validity, enforceability, effectiveness or genuineness of this Agreement or any other Loan Document or any other agreement, instrument or document, (v) the creation, perfection or priority of Liens on the Collateral or the existence of the Collateral, or (vi) the satisfaction of any condition set forth in Article IV or elsewhere herein, other than to confirm receipt of items expressly required to be delivered to the Administrative Agent.

The Administrative Agent shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing believed by it to be genuine and to have been signed or sent by the proper Person. The Administrative Agent also may rely upon any statement made to it orally or by telephone and believed by it to be made by the proper Person, and shall not incur any liability for relying thereon. The Administrative Agent may consult with legal counsel (who may be counsel for the Borrower), independent accountants and other experts selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts.

The Administrative Agent may perform any and all its duties and exercise its rights and powers by or through any one or more sub-agents appointed by the Administrative Agent. The Administrative Agent and any such sub-agent may perform any and all its duties and exercise its rights and powers through their respective Related Parties. The exculpatory provisions of the preceding paragraphs shall apply to any such sub-agent and to the Related Parties of the Administrative Agent and any such sub-agent, and shall apply to their respective activities in connection with the syndication of the credit facilities provided for herein as well as activities as Administrative Agent.

Subject to the appointment and acceptance of a successor Administrative Agent as provided in this paragraph, the Administrative Agent may resign at any time by notifying the Lenders, the Issuing Banks and the Borrower. Upon any such resignation, the Required Lenders shall have the right, in consultation with the Borrower, to appoint a successor. If no successor shall have been so appointed by the Required Lenders and shall have accepted such appointment within 30 days after the retiring Administrative Agent gives notice of its resignation, then the retiring Administrative Agent may, on behalf of the Lenders and the Issuing Banks, appoint a successor Administrative Agent which shall be a bank with an office in New York City, or an Affiliate of any such bank. Upon the acceptance of its appointment as Administrative Agent hereunder by a successor, such successor shall succeed to and become vested with all the rights, powers, privileges and duties of the retiring Administrative Agent, and the retiring Administrative Agent shall be discharged from its duties and obligations hereunder. The fees payable by the Borrower to a successor Administrative Agent shall be the same as those payable to its predecessor unless otherwise agreed between the Borrower and such successor. After the Administrative Agent’s resignation hereunder, the provisions of this Article and Section 9.03 shall continue in effect for the benefit of such retiring Administrative Agent, its sub-agents and their respective Related Parties in respect of any actions taken or omitted to be taken by any of them while it was acting as Administrative Agent.

Each Lender acknowledges that it has, independently and without reliance upon the Administrative Agent or any other Lender and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement. Each Lender also acknowledges that it will, independently and without reliance upon the Administrative Agent or any other Lender and based on such documents and information as it shall from time to time deem appropriate, continue to make its own decisions in taking or not taking action under or based upon this Agreement, any other Loan Document, any related agreement or any document furnished hereunder or thereunder.

ARTICLE IX

Miscellaneous

SECTION 9.01. Notices. (a) Except in the case of notices and other communications expressly permitted to be given by telephone (and subject to paragraph (b) below), all notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by facsimile, as follows:

(i) if to the Borrower, to it at 3925 Brookside Parkway, Alpharetta, Georgia 30022, Attention of Mark E. Haidet (Facsimile No. (770)360-7627), with a copy to Richard G. Greenstein, Esq., DLA Piper US LLP, One Atlantic Center, 1201 West Peachtree Street, Suite 2800, Atlanta, GA 30309-3450;

(ii) if to the Administrative Agent, to Chase or to the Swingline Lender, to JPMorgan Chase Bank, N.A., 700 North Pearl Street, Floor 3 (M/S TX1-2912), Dallas, Texas 75201, Attention of Chad N. Smith (Facsimile No. (214) 965-2884), with a copy to JPMorgan Chase Bank, N.A., 10 South Dearborn Street, Floor 7, Chicago, Illinois 60603-2003, Attention of Chad N. Smith (Facsimile No. (214) 965-2884); and

(iii) if to any Lender, to it at its address (or facsimile number) set forth in its Administrative Questionnaire.

(b) Notices and other communications to the Lenders hereunder may be delivered or furnished by electronic communications pursuant to procedures approved by the Administrative Agent; provided that the foregoing shall not apply to notices pursuant to Article II unless otherwise agreed by the Administrative Agent and the applicable Lenders. The Administrative Agent or the Borrower may, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it; provided that approval of such procedures may be limited to particular notices or communications.

(c) Any party hereto may change its address or facsimile number for notices and other communications hereunder by notice to the other parties hereto. All notices and other communications given to any party hereto in accordance with the provisions of this Agreement shall be deemed to have been given on the date of receipt.

SECTION 9.02. Waivers; Amendments. (a) No failure or delay by the Administrative Agent, any Issuing Bank or any Lender in exercising any right or power hereunder or under any other Loan Document shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such a right or power, preclude any other or further exercise thereof or the exercise of any other right or power. The rights and remedies of the Administrative Agent, the Issuing Banks and the Lenders hereunder and under any other Loan Document are cumulative and are not exclusive of any rights or remedies that they would otherwise have. No waiver of any provision of this Agreement or any other Loan Document or consent to any departure by the Borrower or any other Loan Party therefrom shall in any event be effective unless the same shall be permitted by paragraph (b) of this Section, and then such waiver or consent shall be effective only in the specific instance and for the purpose for which given. Without limiting the generality of the foregoing, the making of a Loan or issuance of a Letter of Credit shall not be construed as a waiver of any Default, regardless of whether the Administrative Agent, any Lender or any Issuing Bank may have had notice or knowledge of such Default at the time.

(b) Neither this Agreement nor any other Loan Document nor any provision hereof or thereof may be waived, amended or modified except (i) in the case of this Agreement, pursuant to an agreement or agreements in writing entered into by the Borrower and the

Required Lenders or (ii) in the case of any other Loan Document, pursuant to an agreement or agreements in writing entered into by the Administrative Agent and the Loan Party or Loan Parties that are parties thereto, with the consent of the Required Lenders; provided that no such agreement shall (A) increase the Commitment of any Lender without the written consent of such Lender, (B) reduce or forgive the principal amount of any Loan or LC Disbursement or reduce the rate of interest thereon, or reduce or forgive any interest or fees payable hereunder, without the written consent of each Lender affected thereby, (C) postpone any scheduled date of payment of the principal amount of any Loan or LC Disbursement, or any date for the payment of any interest, fees or other Obligations payable hereunder, or reduce the amount of, waive or excuse any such payment, or postpone the scheduled date of expiration of any Commitment, without the written consent of each Lender affected thereby, (D) change Section 2.17(b) or 2.17(d) in a manner that would alter the manner in which payments are shared, without the written consent of each Lender, (v) change any of the provisions of this Section or the definition of “Required Lenders” or any other provision of any Loan Document specifying the number or percentage of Lenders (or Lenders of any Class) required to waive, amend or modify any rights thereunder or make any determination or grant any consent thereunder, without the written consent of each Lender, (vi) release any Guarantor from its obligations under the Guaranty Agreement (except as otherwise permitted herein or in the other Loan Documents), without the written consent of each Lender, or (vii) except as provided in any Collateral Document, release all or substantially all of the Collateral, without the written consent of each Lender; provided further that no such agreement shall amend, modify or otherwise affect the rights or duties of the Administrative Agent, any Issuing Bank or the Swingline Lender hereunder without the prior written consent of the Administrative Agent, such Issuing Bank or the Swingline Lender, as the case may be.

(c) The Lenders hereby irrevocably authorize the Administrative Agent, at its option and in its sole discretion, to release any Liens granted to the Administrative Agent by the Loan Parties on any Collateral (i) upon the termination of all Commitments, payment and satisfaction in full in cash of all Secured Obligations (other than Unliquidated Obligations), and the cash collateralization of all Unliquidated Obligations in a manner satisfactory to each affected Lender, (ii) constituting property being sold or disposed of if the Loan Party disposing of such property certifies to the Administrative Agent that the sale or disposition is made in compliance with the terms of this Agreement (and the Administrative Agent may rely conclusively on any such certificate, without further inquiry), (iii) constituting property leased to a Loan Party under a lease which has expired or been terminated in a transaction permitted under this Agreement, or (iv) as required to effect any sale or other disposition of such Collateral in connection with any exercise of remedies of the Administrative Agent and the Lenders pursuant to Article VII. Except as provided in the preceding sentence, the Administrative Agent will not release any Liens on Collateral without the prior written authorization of the Required Lenders. Any such release shall not in any manner discharge, affect, or impair the Obligations or any Liens (other than those expressly being released) upon (or obligations of the Loan Parties in respect of) all interests retained by the Loan Parties, including the proceeds of any sale, all of which shall continue to constitute part of the Collateral.

SECTION 9.03. Expenses; Indemnity; Damage Waiver. (a) The Borrower agrees to pay (i) all reasonable out-of-pocket expenses incurred by the Administrative Agent and its Affiliates, including the reasonable fees, charges and disbursements of counsel for the Administrative Agent, in connection with the syndication of the credit facilities provided for herein, the preparation and administration of this Agreement and the other Loan Documents and any amendments, modifications or waivers of the provisions hereof or thereof (whether or not the transactions contemplated hereby or thereby shall be consummated), (ii) all reasonable out-of-pocket expenses incurred by the Issuing Banks in connection with the issuance, amendment, renewal or extension of any Letter of Credit or any demand for payment thereunder and (iii) all out-of-pocket expenses incurred by the Administrative Agent, any Issuing Bank or any Lender, including the fees, charges and disbursements of any counsel for the Administrative Agent, any Issuing Bank or any Lender, in connection with the enforcement, collection or protection of its rights in connection with this Agreement or any of the other Loan Documents, including its rights under this Section, or in connection with the Loans made or Letters of Credit issued hereunder, including all such out-of-pocket expenses incurred during any workout, restructuring or negotiations in respect of such Loans or Letters of Credit.

(b) The Borrower shall indemnify the Administrative Agent, each Issuing Bank and each Lender, and each Related Party of any of the foregoing Persons (each such Person being called an “Indemnitee”) against, and hold each Indemnitee harmless from, any and all losses, claims, damages, penalties, liabilities and related expenses, including the fees, charges and disbursements of any counsel for any Indemnitee, incurred by or asserted against any Indemnitee arising out of, in connection with, or as a result of (i) the execution or delivery of this Agreement or any other Loan Document or any agreement or instrument contemplated hereby or thereby, the performance by the parties hereto or the parties to any other Loan Document of their respective obligations hereunder or thereunder or the consummation of the Transactions or any other transactions contemplated hereby or thereby, (ii) any Loan or Letter of Credit or the use of the proceeds thereof (including any refusal by an Issuing Bank to honor a demand for payment under a Letter of Credit if the documents presented in connection with such demand do not strictly comply with the terms of such Letter of Credit), (iii) any actual or alleged presence or release of Hazardous Materials on or from any property owned or operated by the Borrower or any of its Subsidiaries, or any Environmental Liability related in any way to the Borrower or any of its Subsidiaries, or (iv) any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory and regardless of whether any Indemnitee is a party thereto; provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such losses, claims, damages, penalties, liabilities or related expenses are determined by a court of competent jurisdiction by final and nonappealable judgment to have resulted from the gross negligence or willful misconduct of such Indemnitee.

(c) To the extent that the Borrower fails to pay any amount required to be paid by it to the Administrative Agent, any Issuing Bank or the Swingline Lender under paragraph (a) or (b) of this Section, each Lender severally agrees to pay to the Administrative Agent, such Issuing Bank or the Swingline Lender, as the case may be, such Lender’s Applicable Percentage (determined as of the time that the applicable unreimbursed expense or indemnity payment is sought) of such unpaid amount; provided that the unreimbursed expense or indemnified loss, claim, damage, penalty, liability or related expense, as the case may be, was incurred by or asserted against the Administrative Agent, such Issuing Bank or the Swingline Lender in its capacity as such.

(d) To the extent permitted by applicable law, the Borrower shall not assert, and the Borrower hereby waives, any claim against any Indemnitee, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement or any other Loan Document or any agreement or instrument contemplated hereby or thereby, the Transactions, any Loan or Letter of Credit or the use of the proceeds thereof.

(e) All amounts due under this Section shall be payable not later than ten Business Days after written demand therefor.

SECTION 9.04. Successors and Assigns. (a) The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby (including any Affiliate of an Issuing Bank that issues any Letter of Credit), except that (i) the Borrower may not assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of each Lender (and any attempted assignment or transfer by the Borrower without such consent shall be null and void) and (ii) no Lender may assign or otherwise transfer its rights or obligations hereunder except in accordance with this Section. Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby (including any Affiliate of an Issuing Bank that issues any Letter of Credit), Participants (to the extent provided in paragraph (c) of this Section) and, to the extent expressly contemplated hereby, the Related Parties of each of the Administrative Agent, the Issuing Banks and the Lenders) any legal or equitable right, remedy or claim under or by reason of this Agreement.

(b) (i) Subject to the conditions set forth in paragraph (b)(ii) below, any Lender may assign to one or more assignees all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitment and the Loans at the time owing to it) with the prior written consent (such consent not to be unreasonably withheld or delayed) of:

(A) the Borrower, provided that no consent of the Borrower shall be required for an assignment to a Lender, an Affiliate of a Lender, an Approved Fund or, if an Event of Default has occurred and is continuing, any other assignee;

(B) the Administrative Agent, provided that no consent of the Administrative Agent shall be required for an assignment of (x) any Revolving Commitment to an assignee that is a Lender with a Revolving Commitment immediately prior to giving effect to such assignment and (y) all or any portion of a Term Loan to a Lender, an Affiliate of a Lender or an Approved Fund; and

(C) each Principal Issuing Bank, provided that no consent of such Principal Issuing Bank shall be required for an assignment of all or any portion of a Term Loan.

(ii) Assignments shall be subject to the following additional conditions:

(A) except in the case of an assignment to a Lender or an Affiliate of a Lender or an assignment of the entire remaining amount of the assigning Lender’s Commitment or Loans of any Class, the amount of the Commitment or Loans of the assigning Lender subject to each such assignment (determined as of the date the Assignment and Assumption with respect to such assignment is delivered to the Administrative Agent) shall not be less than $5,000,000 or, in the case of a Term Loan, $1,000,000, unless each of the Borrower and the Administrative Agent otherwise consent, provided that no such consent of the Borrower shall be required if an Event of Default has occurred and is continuing;

(B) immediately after giving effect to any assignment, (x) the amount of the Revolving Credit Commitment and Term Loans of the assigning Lender shall either be zero or not less than $5,000,000 and (y) the amount of the Revolving Credit Commitment and Term Loans of the assignee Lender shall not be less than $5,000,000;

(C) each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender’s rights and obligations under this Agreement, provided that this clause shall not be construed to prohibit the assignment of a proportionate part of all the assigning Lender’s rights and obligations in respect of one Class of Commitments or Loans;

(D) the parties to each assignment shall execute and deliver to the Administrative Agent an Assignment and Assumption, together with a processing and recordation fee of $3,500; and

(E) the assignee, if it shall not be a Lender, shall deliver to the Administrative Agent an Administrative Questionnaire.

For the purposes of this Section 9.04(b), the term “Approved Fund” has the following meaning:

“Approved Fund” means any Person (other than a natural person) that is engaged in making, purchasing, holding or investing in bank loans and similar extensions of credit in the ordinary course of its business and that is administered or managed by (a) a Lender, (b) an Affiliate of a Lender or (c) an entity or an Affiliate of an entity that administers or manages a Lender.

(iii) Subject to acceptance and recording thereof pursuant to paragraph (b)(iv) of this Section, from and after the effective date specified in each Assignment and Assumption, the assignee thereunder shall be a party hereto and, to the extent of the interest assigned by such Assignment and Assumption, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Assumption, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption covering all of the assigning Lender’s rights and obligations under this

Agreement, such Lender shall cease to be a party hereto but shall continue to be entitled to the benefits of Sections 2.14, 2.15, 2.16 and 9.03). Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this Section 9.04 shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with paragraph (c) of this Section.

(iv) The Administrative Agent, acting for this purpose as an agent of the Borrower, shall maintain at one of its offices a copy of each Assignment and Assumption delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Commitment of, and principal amount of the Loans and LC Disbursements owing to, each Lender pursuant to the terms hereof from time to time (the “Register”). The entries in the Register shall be conclusive, and the Borrower, the Administrative Agent, the Issuing Banks and the Lenders may treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary. The Register shall be available for inspection by the Borrower, any Issuing Bank and any Lender, at any reasonable time and from time to time upon reasonable prior notice.

(v) Upon its receipt of a duly completed Assignment and Assumption executed by an assigning Lender and an assignee, the assignee’s completed Administrative Questionnaire (unless the assignee shall already be a Lender hereunder), the processing and recordation fee referred to in paragraph (b) of this Section and any written consent to such assignment required by paragraph (b) of this Section, the Administrative Agent shall accept such Assignment and Assumption and record the information contained therein in the Register; provided that if either the assigning Lender or the assignee shall have failed to make any payment required to be made by it pursuant to Section 2.04(c), 2.05(d) or (e), 2.06(b), 2.17(d) or 9.03(c), the Administrative Agent shall have no obligation to accept such Assignment and Assumption and record the information therein in the Register unless and until such payment shall have been made in full, together with all accrued interest thereon. No assignment shall be effective for purposes of this Agreement unless it has been recorded in the Register as provided in this paragraph.

(c) (i) Any Lender may, without the consent of the Borrower, the Administrative Agent, any Issuing Bank or the Swingline Lender, sell participations to one or more banks or other entities (a “Participant”) in all or a portion of such Lender’s rights and obligations under this Agreement (including all or a portion of its Commitment and the Loans owing to it); provided that (A) such Lender’s obligations under this Agreement shall remain unchanged, (B) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (C) the Borrower, the Administrative Agent, the Issuing Banks and the other Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement. Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement; provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, modification or waiver described in the first proviso to Section 9.02(b) that affects such Participant. Subject to paragraph (c)(ii) of this Section, the Borrower agrees that each Participant shall be entitled to the benefits of Sections 2.14, 2.15 and 2.16 to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to paragraph (b) of this Section. To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 9.08 as though it were a Lender, provided such Participant agrees to be subject to Section 2.17(c) as though it were a Lender.

(ii) A Participant shall not be entitled to receive any greater payment under Section 2.14 or 2.16 than the applicable Lender would have been entitled to receive with respect to the participation sold to such Participant, unless the sale of the participation to such Participant is made with the Borrower’s prior written consent. A Participant that would be a Foreign Lender if it were a Lender shall not be entitled to the benefits of Section 2.16 unless the Borrower is notified of the participation sold to such Participant and such Participant agrees, for the benefit of the Borrower, to comply with Section 2.16(e) as though it were a Lender.

(d) Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement to secure obligations of such Lender, including without limitation any pledge or assignment to secure obligations to a Federal Reserve Bank, and this Section shall not apply to any such pledge or assignment of a security interest; provided that no such pledge or assignment of a security interest shall release a Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.

SECTION 9.05. Survival. All covenants, agreements, representations and warranties made by the Loan Parties herein and in the other Loan Documents and in the certificates or other instruments delivered in connection with or pursuant to this Agreement or any other Loan Document shall be considered to have been relied upon by the other parties hereto and shall survive the execution and delivery of the Loan Documents and the making of any Loans and issuance of any Letters of Credit, regardless of any investigation made by any such other party or on its behalf and notwithstanding that the Administrative Agent, any Issuing Bank or any Lender may have had notice or knowledge of any Default or incorrect representation or warranty at the time any credit is extended hereunder, and shall continue in full force and effect as long as the principal of or any accrued interest on any Loan or any fee or any other amount payable under this Agreement is outstanding and unpaid or any Letter of Credit is outstanding and so long as the Commitments have not expired or terminated. The provisions of Sections 2.14, 2.15, 2.16 and 9.03 and Article VIII shall survive and remain in full force and effect regardless of the consummation of the transactions contemplated hereby, the repayment of the Loans, the expiration or termination of the Letters of Credit and the Commitments or the termination of this Agreement or any provision hereof.

SECTION 9.06. Counterparts; Integration; Effectiveness. This Agreement may be executed in counterparts (and by different parties hereto on different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract. This Agreement, the other Loan Documents and any separate letter agreements with respect to fees payable to the Administrative Agent constitute the entire contract among the parties relating to the subject matter hereof and supersede any and all previous agreements and understandings, oral or written, relating to the subject matter hereof. Except as provided in Section 4.01, this Agreement shall become effective when it shall have been executed by the Administrative Agent and when the Administrative Agent shall have received counterparts hereof which, when taken together, bear the signatures of each of the other parties hereto, and thereafter shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns. Delivery of an executed counterpart of a signature page of this Agreement by facsimile shall be effective as delivery of a manually executed counterpart of this Agreement.

SECTION 9.07. Severability. Any provision of this Agreement or any other Loan Document held to be invalid, illegal or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such invalidity, illegality or unenforceability without affecting the validity, legality and enforceability of the remaining provisions hereof or thereof; and the invalidity of a particular provision in a particular jurisdiction shall not invalidate such provision in any other jurisdiction.

SECTION 9.08. Right of Setoff. If an Event of Default shall have occurred and be continuing, each Lender and each of its Affiliates is hereby authorized at any time and from time to time, to the fullest extent permitted by law, to set off and apply any and all deposits (general or special, time or demand, provisional or final) at any time held and other obligations at any time owing by such Lender or Affiliate to or for the credit or the account of the Borrower against any and all of the Secured Obligations held by such Lender, irrespective of whether or not such Lender shall have made any demand under this Agreement or any other Loan Document and although such obligations may be unmatured. The rights of each Lender under this Section are in addition to other rights and remedies (including other rights of setoff) which such Lender may have.

SECTION 9.09. Governing Law; Jurisdiction; Consent to Service of Process. (a) This Agreement shall be governed by and construed in accordance with the laws of the State of New York.

(b) The Borrower hereby irrevocably and unconditionally submits, for itself and its property, to the nonexclusive jurisdiction of the Supreme Court of the State of New York sitting in New York County and of the United States District Court of the Southern District of New York, and any appellate court from any thereof, in any action or proceeding arising out of or relating to this Agreement or any other Loan Document, or for recognition or enforcement of any judgment, and each of the parties hereto hereby irrevocably and unconditionally agrees that all claims in respect of any such action or proceeding may be heard and determined in such New York State or, to the extent permitted by law, in such Federal court. Each of the parties hereto agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Nothing in this Agreement or any other Loan Document shall affect any right that the Administrative Agent, any Issuing Bank or any Lender may otherwise have to bring any action or proceeding relating to this Agreement or any other Loan Document against any Loan Party or its properties in the courts of any jurisdiction.

(c) The Borrower hereby irrevocably and unconditionally waives, to the fullest extent it may legally and effectively do so, any objection which it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Agreement or any other Loan Document in any court referred to in paragraph (b) of this Section. Each of the parties hereto hereby irrevocably waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.

(d) Each party to this Agreement irrevocably consents to service of process in the manner provided for notices in Section 9.01. Nothing in this Agreement or any other Loan Document will affect the right of any party to this Agreement to serve process in any other manner permitted by law.

SECTION 9.10. WAIVER OF JURY TRIAL. EACH PARTY HERETO HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT, ANY OTHER LOAN DOCUMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.

SECTION 9.11. Headings. Article and Section headings and the Table of Contents used herein are for convenience of reference only, are not part of this Agreement and shall not affect the construction of, or be taken into consideration in interpreting, this Agreement.

SECTION 9.12. Confidentiality. Each of the Administrative Agent, the Issuing Banks and the Lenders agrees to maintain the confidentiality of the Information (as defined below), except that Information may be disclosed (a) to its and its Affiliates’ directors, officers, employees and agents, including accountants, legal counsel and other advisors (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential), (b) to the extent requested by any regulatory authority, (c) to the extent required by applicable laws or regulations or by any subpoena or similar legal process, (d) to any other party to this Agreement, (e) in connection with the exercise of any remedies hereunder or under any other Loan Document or any suit, action or proceeding relating to this Agreement or any other Loan Document or the enforcement of rights hereunder or thereunder, (f) subject to an agreement containing provisions substantially the same as those of this Section, to (i) any assignee of or Participant in, or any prospective assignee of or Participant in, any of its rights or obligations under this Agreement or (ii) any actual or prospective counterparty (or its advisors) to any swap or derivative transaction relating to the Loan Parties and their obligations, (g) with the consent of the Borrower or (h) to the extent such Information (i) becomes publicly available other than as a result of a breach of this Section or (ii) becomes available to the Administrative Agent, any Issuing Bank or any Lender on a nonconfidential basis from a source other than the Loan Parties. For the purposes of this Section, “Information” means all information received from the Loan Parties relating to the Loan Parties or their businesses, other than any such information that is available to the Administrative Agent, any Issuing Bank or any Lender on a nonconfidential basis prior to disclosure by any Loan Party; provided that, in the case of information received from any Loan Party after the date hereof, such information is clearly identified at the time of delivery as confidential. Any Person required to maintain the confidentiality of Information as provided in this Section shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information.

SECTION 9.13. Interest Rate Limitation. Notwithstanding anything herein to the contrary, if at any time the interest rate applicable to any Loan, together with all fees, charges and other amounts which are treated as interest on such Loan under applicable law (collectively the “Charges”), shall exceed the maximum lawful rate (the “Maximum Rate”) which may be contracted for, charged, taken, received or reserved by the Lender holding such Loan in accordance with applicable law, the rate of interest payable in respect of such Loan hereunder, together with all Charges payable in respect thereof, shall be limited to the Maximum Rate and, to the extent lawful, the interest and Charges that would have been payable in respect of such Loan but were not payable as a result of the operation of this Section shall be cumulated and the interest and Charges payable to such Lender in respect of other Loans or periods shall be increased (but not above the Maximum Rate therefor) until such cumulated amount, together with interest thereon at the Federal Funds Effective Rate to the date of repayment, shall have been received by such Lender.

SECTION 9.14. USA PATRIOT Act. Each Lender that is subject to the requirements of the USA Patriot Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)) (the “Act”) hereby notifies the Borrower that pursuant to the requirements of the Act, it is required to obtain, verify and record information that identifies the Borrower, which information includes the name and address of the Borrower and other information that will allow such Lender to identify the Borrower in accordance with the Act.

[Remainder of page intentionally left blank; signature pages follow]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the day and year first above written.

RADIANT SYSTEMS, INC.

By	/s/ Mark E. Haidet
Name:	Mark E. Haidet
Title:	Chief Financial Officer & Secretary

Address:	3925 Brookside Parkway Alpharetta, Georgia 30022

Signature Page to Credit Agreement

JPMORGAN CHASE BANK, N.A.,
as Administrative Agent, Swingline Lender and Issuing Bank

By	/s/ Chad Smith
	Name:	Chad Smith
	Title:	Senior Vice President

Signature Page to Credit Agreement

JPMORGAN CHASE BANK, N.A., as a Lender

By	/s/ Chad Smith
	Name:	Chad Smith
	Title:	Senior Vice President

Signature Page to Credit Agreement

SUNTRUST BANK, as a Lender and an Issuing Bank

By	/s/ Tim O’Leary
Tim O’Leary
Managing Director

Signature Page to Credit Agreement

GUARANTY BANK, as a Lender and an Issuing Bank

By	/s/ Jeremy Jackson
Jeremy Jackson
Vice President

Signature Page to Credit Agreement

BANK OF AMERICA, N.A., as a Lender and an Issuing Bank

By	/s/ Thomas M. Paulk
Thomas M. Paulk
Vice President

Signature Page to Credit Agreement

Annex A-1

REVOLVING CREDIT COMMITMENTS

Lender	Revolving Credit Commitment
JPMorgan Chase Bank, N.A.	$16,666,667
SunTrust	$16,666,667
Bank of America	$13,333,333
Guaranty Bank	$13,333,333

Annex A-2

TERM COMMITMENTS

Lender	Term Commitment
JPMorgan Chase Bank, N.A.	$8,333,333
SunTrust	$8,333,333
Bank of America	$6,666,667
Guaranty Bank	$6,666,667

SCHEDULE 5.14

POST-CLOSING MATTERS

1.	Within 30 days of the Closing Date (or such longer period of time as Administrative Agent in its sole discretion shall permit), Administrative Agent shall have received satisfactory evidence from the Borrower that all Liens in favor of Wells Fargo Foothill, Inc., as Agent (as defined in the Existing Credit Agreement) on any real property of the Borrower and/or any of its Subsidiaries shall have been released pursuant to release documents which shall be in form and substance satisfactory to Administrative Agent and which have been recorded in all jurisdictions necessary or appropriate to evidence the release thereof.

2.	Within 30 days of the Closing Date (or such longer period of time as Administrative Agent in its sole discretion shall permit), Administrative Agent shall have received satisfactory evidence from the Borrower that all Liens in favor of Wells Fargo Foothill, Inc., as Agent (as defined in the Existing Credit Agreement) on any Intellectual Property (as defined in the Security Agreement) of the Borrower and/or any of its Subsidiaries shall have been released pursuant to release documents which shall be in form and substance satisfactory to Administrative Agent and which have been recorded with the United States Copyright Office and/or the United States Patent and Trademark Office, as applicable.

3.	Within 60 days of the Closing Date (or such longer period of time as Administrative Agent in its sole discretion shall permit), Administrative Agent shall have received such deposit account control agreements, each in form and substance satisfactory to Administrative Agent, as are necessary to ensure that each Specified Deposit Account of the Loan Parties is subject to the “control” (within the meaning of Section 9-104 of the UCC) of the Administrative Agent. For purposes hereof, “Specified Deposit Accounts” means each Deposit Account (as defined in the Security Agreement) subject to the requirements of Section 6(a)(iv) of the Security Agreement.

4.	Within 60 days of the Closing Date (or such longer period of time as Administrative Agent in its sole discretion shall permit) (a) to the extent requested by Administrative Agent, Borrower shall have complied with the requirements set forth in Section 5.10(b) with respect to each First-Tier Foreign Subsidiary existing on the Closing Date and (b) Administrative Agent shall have received the original certificates representing (i) the Equity Interests comprising 65% of the issued and outstanding Voting Stock (as defined in the Pledge Agreement) of each of Radiant Systems UK Limited, Radiant Systems Retail Solutions Pte Ltd., and Radiant Systems Asia-Pacific Pty Ltd. (collectively, the “Certificated Foreign Subsidiaries”) and (ii) 100% of the Equity Interests of such Certificated Foreign Subsidiaries that do not constitute Voting Stock, if any; and simultaneously with delivery of each of the foregoing, related transfer powers with respect thereto.

5.	Within 60 days of the Closing Date (or such longer period of time as Administrative Agent in its sole discretion shall permit), Administrative Agent shall have received such securities account control agreements, each in form and substance satisfactory to Administrative Agent, as are necessary to ensure that each Specified Securities Account of the Loan Parties is subject to the “control” (within the meaning of Section 9-106 of the UCC) of the Administrative Agent. For purposes hereof, “Specified Securities Accounts” means each Securities Account (as defined in the Security Agreement) subject to the requirements of Section 6(a)(v) of the Security Agreement.

6.	Within 5 Business Days of the Closing Date (or, upon the written approval of the Administrative Agent, the date that is ten Business Days after the Closing Date), the Administrative Agent shall have received evidence satisfactory to it that (a) the Ibertech Debt has been repaid in full and all amounts owing by any of the Loan Parties in connection therewith have been repaid in full and (b) all collateral securing amounts outstanding with respect to the Ibertech Debt shall have been discharged and released in full.